   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2000

                                                 REGISTRATION NO. 333-38804
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ----------------------

                              AMENDMENT NO. 1

                                    TO

                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ----------------------

                              ACCORD NETWORKS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          ISRAEL                     3576                  NOT APPLICABLE
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
      INCORPORATION)         CLASSIFICATION CODE
                                   NUMBER)

                              ACCORD NETWORKS LTD.
                            94 DERECH EM HAMOSHAVOT
                                  P.O.B. 3654
                           PETACH-TIKVA 49130, ISRAEL
                           TELEPHONE: 972-3-925-1444
                           FACSIMILE: 972-3-921-1571
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
        REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)

                             ACCORD NETWORKS, INC.
       ATTENTION: JULES L. DEVIGNE, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          9040 ROSWELL ROAD, SUITE 450
                        ATLANTA, GEORGIA 30350-1877, USA
                            TELEPHONE: 770-641-4400
                            FACSIMILE: 770-641-4499
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)

                                   COPIES TO:

     J. VAUGHAN CURTIS, ESQ.         DAVID COHEN, ADV.              DAVID C. CHAPIN, ESQ.           BARRY LEVENFELD, ADV.
        ALSTON & BIRD LLP             YUVAL HORN, ADV.                  ROPES & GRAY                  YIGAL ARNON & CO.
       ONE ATLANTIC CENTER        DORON COHEN-DAVID COHEN          ONE INTERNATIONAL PLACE            22 RIVLIN STREET
    1201 WEST PEACHTREE STREET          LAW OFFICES         BOSTON, MASSACHUSETTS, USA 02110-2624  JERUSALEM, ISRAEL 91000
                                   14 ABBA HILLEL SILVER
 ATLANTA, GEORGIA, USA 30309-3424           ROAD                   TELEPHONE: 617-951-7000        TELEPHONE: 972-2-623-9200
     TELEPHONE: 404-881-7000      RAMAT-GAN, ISRAEL 52506          FACSIMILE: 617-951-7050        FACSIMILE: 972-2-623-9236
                                   TELEPHONE: 972-3-753-
     FACSIMILE: 404-881-7777                1000
                                   FACSIMILE: 923-3-753-
                                            1001

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [_]

If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]












THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 20, 2000

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

                           5,000,000 ORDINARY SHARES

                                     [LOGO]

                            $     PER ORDINARY SHARE

--------------------------------------------------------------------------------

This is an initial public offering of ordinary shares of Accord Networks Ltd. This is a firm commitment underwriting.

Accord expects that the price to the public in the offering will be between $10.00 and $12.00 per ordinary share.

We have applied to include the ordinary shares on the Nasdaq National Market under the symbol ACCD.

INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS. SEE RISK FACTORS BEGINNING ON PAGE 7.

                                                         PER SHARE TOTAL
                                                         --------- -----
        Price to the public.............................    $       $
        Underwriting discount...........................
        Proceeds to Accord..............................

Accord and Michal and Gil Rosenfeld, the children of a founder of Accord, have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 750,000 additional ordinary shares from Accord and Michal and Gil Rosenfeld within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ISRAEL SECURITIES AUTHORITY HAS GRANTED US AN EXEMPTION FROM ISRAEL'S PROSPECTUS PUBLICATION REQUIREMENTS APPLICABLE TO THIS OFFERING. YOU SHOULD NOT INTERPRET THAT EXEMPTION AS ENDORSING THE MATTERS CONTAINED IN THIS PROSPECTUS OR AS AN APPROVAL OF THEIR RELIABILITY OR ADEQUACY, NOR SHOULD YOU INTERPRET THAT EXEMPTION AS AN EXPRESSION OF OPINION CONCERNING THE QUALITY OF THE SECURITIES OFFERED BY THIS PROSPECTUS.

CIBC WORLD MARKETS

                             DAIN RAUSCHER WESSELS

                                                      U.S. BANCORP PIPER JAFFRAY

                  The date of this prospectus is        , 2000

                           [Inside front cover page]

                             THE ACCORD(R) MGC-100

             An Advanced Networking System that Enables Real-Time
                  Interactive Visual and Voice Communications


          [Picture of the Accord(R) MGC-100 with arrows pointing to:]


Connects Users with Different Visual and Voice Communications Technology Across Different Networks

Users Simultaneously Can See Up to Nine Other Participants On a Single Screen

Easy to Use and Flexible System for Managing Visual and Voice Communications Sessions

Modules and Power Supplies Can Be Replaced While System is Operating

Can Be Expanded as Customer Usage Grows and New Technologies are Developed



                           [LOGO OF ACCORD NETWORKS]

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    4
Risk Factors..............................................................    8
Forward-Looking Statements................................................   16
Use of Proceeds...........................................................   17
Dividend Policy...........................................................   17
Capitalization............................................................   18
Dilution..................................................................   19
Selected Consolidated Financial Data......................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   34
Management................................................................   50
Related Party Transactions................................................   61
Principal and Selling Shareholders........................................   63
Description of Share Capital..............................................   65
Shares Eligible for Future Sale...........................................   72
United States Federal Income Tax Considerations...........................   74
Israeli Taxation and Investment Programs..................................   78
Conditions in Israel......................................................   85
Underwriting..............................................................   87
Validity of Ordinary Shares...............................................   90
Experts...................................................................   90
ISA Exemption.............................................................   90
Where You Can Find More Information.......................................   90
Enforceability of Civil Liabilities.......................................   91
Index to Consolidated Financial Statements................................  F-1

                               PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus. Before you decide to invest in our ordinary shares, you should carefully read the entire prospectus, including "Risk Factors" and our consolidated financial statements and the notes to those financial statements.

                                  ABOUT ACCORD
OUR BUSINESS

We develop, manufacture and distribute an advanced networking system that enables real-time interactive visual communications. Our MGC-100 system allows multiple parties to engage in visual communications across and between different types of networks, transmission protocols and endpoints. Our MGC-100 allows users to connect to broadband and narrowband, circuit-switched and packet-based networks. Our system supports endpoints utilizing Internet protocol, or IP, asynchronous transfer mode, or ATM, and integrated service digital network, or ISDN. Our system was designed to provide maximum reliability, scalability and ease of use.

OUR INDUSTRY

The visual communications industry is undergoing dynamic changes as it expands from traditional videoconferencing to broader visual communications applications, including on-demand conferencing and visual call centers and help desks. We believe the factors driving changes in the visual communications industry include:

 . affordable personal computers and television set-top boxes that enable visual communication;

 . the emergence of the Internet;

 . greater network bandwidth; and

 . competition among telecommunications service providers to enhance service offerings.

END USERS OF OUR SYSTEM

We believe our system allows us to take advantage of these trends. Our system is used for business communications, distance learning, or education and training from remote locations, and telemedicine, or practicing medicine from remote locations.

We sell our system through our direct sales force and through approximately 45 distribution partners, including:

 . FVC.com;

 . PictureTel;

 . Tandberg; and

 . VCON.

Our system is deployed by approximately 20 telecommunications service providers, including:

 . Deutsche Telekom;

 . France Telecom;

 . Global Crossing; and

 . MCI WorldCom.

Telecommunications service providers include:

 . inter-exchange carriers, or IXCs;

 . local exchange carriers, or LECs;

 . competitive local exchange carriers, or CLECs;

 . Internet service providers, or ISPs; and

 . application service providers, or ASPs.

Our system is deployed by more than 130 enterprise customers, including:

 . Nortel Networks;

 . Credit Suisse First Boston;

 . Microsoft; and

 . University of Notre Dame.

Our system is intended to allow organizations to reduce the time and cost spent on business travel, increase productivity and improve decision-making by facilitating face-to-face interaction on a real-time basis.

RECENT DEVELOPMENTS

On June 16, 2000, we settled a patent infringement lawsuit brought against us by Ezenia! Inc. by entering into a settlement agreement in which Enzenia! Inc. has agreed to release all claims against us in exchange for a monetary settlement.

OUR HISTORY AND GENERAL INFORMATION

We were organized under the laws of the State of Israel in 1992. Our principal executive offices are located at 9040 Roswell Road, Suite 450, Atlanta, Georgia 30350-1877, where our telephone number is (770) 641-4400. Our facilities in Israel are located at 94 Derech Em Hamoshavot, P.O.B. 3654, Petach-Tikva 49130, Israel, where our telephone number is 011-972-3-925-1444. Our website is located at www.accordnetworks.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider that information a part of this prospectus.

                                  THE OFFERING

GENERAL

 Ordinary shares offered by Accord.................... 5,000,000 shares
 Ordinary shares to be outstanding after the offering. 19,882,474 shares
 Use of proceeds...................................... For general corporate purposes, including
                                                       working capital, capital
                                                       expenditures, geographic
                                                       expansion and additional
                                                       sales and marketing
                                                       efforts, as well as
                                                       settlement of a patent
                                                       infringement lawsuit.
 Proposed Nasdaq National Market symbol............... ACCD

The number of ordinary shares to be outstanding after this offering is based on the number of shares outstanding as of April 30, 2000 and excludes 4,423,312 ordinary shares issuable upon the exercise of outstanding options and a warrant to purchase ordinary shares at a weighted average exercise price of $3.41 per share. It also excludes 698,381 ordinary shares reserved as of April 30, 2000 for future grants and issuances under our share option plans.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Pro forma amounts in the table below reflect the exercise of all warrants to purchase preferred shares which were outstanding on April 30, 2000. The pro forma amounts also reflect the conversion of all issued and outstanding preferred shares into ordinary shares as if the preferred shares had been converted immediately upon their issuance. Also reflected in the pro forma amounts is a liability recorded as part of the settlement of the patent infringement lawsuit with Enzenia! Inc. The pro forma as adjusted balance sheet data in the table below reflects the sale of 5,000,000 ordinary shares offered in this offering at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discount and the estimated offering expenses payable by us. The pro forma as adjusted balance sheet data also reflects the anticipated application of the net proceeds from this offering.

                                                                    THREE MONTHS
                              YEARS ENDED DECEMBER 31,            ENDED MARCH 31,
                          -----------------------------------  -----------------------
                             1997        1998        1999         1999        2000
                          ----------  ----------  -----------  ----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Product sales..........  $    1,538  $   12,172  $    23,366  $    4,563  $     7,774
 Support revenues.......          40         425        1,469         267          485
                          ----------  ----------  -----------  ----------  -----------
   Total revenues.......       1,578      12,597       24,835       4,830        8,259
Gross profit............         611       8,120       17,325       3,422        5,818
Operating expenses:
 Research and develop-
  ment, net.............       2,515       2,439        4,109       1,081        1,517
 Selling and marketing,
  net...................       1,656       4,398        8,250       1,792        2,785
 General and administra-
  tive..................       1,349       2,233        4,460         757        1,279
                          ----------  ----------  -----------  ----------  -----------
   Total operating ex-
    penses..............       5,520       9,070       16,819       3,630        5,581
Operating income (loss).      (4,909)       (950)         506        (208)         237
Net income (loss).......  $   (5,002) $     (980) $       364  $     (239) $       220
                          ==========  ==========  ===========  ==========  ===========
Earnings (loss) per
 share:
 Basic..................  $    (3.92) $    (0.77) $      0.28  $    (0.19) $      0.12
                          ==========  ==========  ===========  ==========  ===========
 Diluted................  $    (3.92) $    (0.77) $      0.02  $    (0.19) $      0.01
                          ==========  ==========  ===========  ==========  ===========
Weighted average number
 of shares outstanding:
 Basic..................   1,277,067   1,277,067    1,318,410   1,277,067    1,858,076
 Diluted................   1,277,067   1,277,067   16,092,564   1,277,067   17,604,242
Pro forma earnings per
 share:
 Basic..................                          $      0.03              $      0.02
                                                  ===========              ===========
 Diluted................                          $      0.02              $      0.01
                                                  ===========              ===========
Pro forma weighted aver-
 age number of shares
 outstanding:
 Basic..................                           11,862,611               13,734,635
 Diluted................                           16,092,564               17,604,242
                                                            MARCH 31, 2000
                                                  ------------------------------------
                                                                            PRO FORMA
                                                    ACTUAL     PRO FORMA   AS ADJUSTED
                                                  -----------  ----------  -----------
BALANCE SHEET DATA:
Cash and cash equiva-
 lents..................                          $     3,832  $    3,832  $    47,067
Working capital.........                               11,084       4,584       54,319
Total assets............                               22,397      22,397       64,472
Total liabilities.......                                7,525      14,025        7,525
Mandatorily redeemable
 convertible preferred
 shares.................                               27,081         --           --
Stockholders' equity
 (deficit)..............                              (12,209)      8,372       56,947

ABOUT THIS PROSPECTUS

Unless otherwise indicated, all information contained in this prospectus assumes each of these events:

 . The underwriters will not exercise their over-allotment option.

 . All outstanding warrants to purchase preferred shares will be exercised through a method referred to as net exercise. We assume the warrants to purchase preferred shares will be exercised because if not exercised the warrants to purchase preferred shares would terminate upon the completion of this offering. Net exercise means that the warrant holder exercises his warrant without making a cash payment. Instead, in return for surrendering his warrant, he receives the number of shares subject to the warrant less the number of shares with a fair market value equal to the aggregate exercise price of the warrant. For the purposes of the calculations made in this prospectus, we have assumed an initial public offering price of $11.00 per share.

 . Our series A preferred shares, series B preferred shares, voting series C preferred shares and non-voting series C preferred shares will be converted into ordinary shares.

As used in this prospectus, the terms we, us, our and Accord mean Accord Networks Ltd. and its subsidiaries unless the context indicates a different meaning, and the term ordinary shares means our ordinary shares.

Our name, Accord, our logo and some of the titles of our system, technology and service offerings mentioned in this prospectus are our service marks and trademarks. All other brand names or trademarks appearing in this prospectus are the property of their holders.

                                  RISK FACTORS

If any of the risks described below actually occurs, our business, financial condition or results of future operations could be materially and adversely affected. Our share price could then decline, and you could lose all or part of your investment.

LITIGATION AND INFRINGEMENT RISKS


THIRD PARTIES MAY CLAIM THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN THE LOSS OF OUR RIGHTS, SUBJECT US TO LIABILITY AND DIVERT MANAGEMENT'S ATTENTION.

We may be subject to adverse claims or additional litigation alleging infringement of the intellectual property rights of others. Any adverse claims or litigation, regardless of the merits of the claims or their outcome, could be costly and cause diversion of management's attention. In the past we received a letter, and we may receive additional letters, indicating that the technology used in our system requires a third-party license. An adverse outcome in any litigation alleging infringement could result in the loss of proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, which may not be available on commercially reasonable terms or at all, or prevent us from manufacturing or selling our system.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

WE ARE AN EARLY-STAGE COMPANY AND OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS AND PREDICTING OUR FUTURE RESULTS DIFFICULT. IF WE DO NOT MEET FINANCIAL EXPECTATIONS, OUR ORDINARY SHARE PRICE WOULD LIKELY DECLINE.

We have a limited operating history on which to base an evaluation of our business and prospects. As a result, evaluation of our business and prospects may prove inaccurate. If our operating results fall below expectations of securities analysts or investors, the market price of our ordinary shares will likely decline. We began our research and development activities in 1994 and commercially released the first version of our system in 1997. Because we are an early stage company, we have not yet fully implemented our business model and strategy, and therefore, it is difficult to evaluate whether we will be successful.

We may be unable to successfully address the risks and uncertainties inherent in a new business.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY OR MAINTAIN OUR TECHNOLOGICAL ADVANTAGES, WHICH COULD CAUSE US TO LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR RESULT IN INCREASED COSTS.

Our success and ability to compete depend to a significant degree on our internally developed proprietary technology. If we are unable to protect our proprietary rights, we could lose them or incur increased costs. We attempt to protect our technology through a combination of patent and trademark applications, copyrights, trade secret and other intellectual property laws and contractual obligations. We do not hold any patents for our existing system. Our intellectual property protection measures may not be sufficient to prevent misappropriation of our technology and our competitors may independently develop technologies that are substantially equivalent or superior to our technology. We also have foreign operations and the laws of many foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S.

IF WE LOSE THE RIGHT TO LICENSE TECHNOLOGY WE USE IN OUR SYSTEM, OUR OPERATIONS MAY BE DISRUPTED, OUR SALES MAY BE DELAYED AND WE MAY LOSE BUSINESS.

We license key technology from third parties that is incorporated into our system, including operating systems and embedded visual, audio and data software. Any interruption in the supply or support of any licensed technology could disrupt our operations, delay our sales and result in the loss of business. Some of our technology is licensed under agreements that are not perpetual and that could expire.

WE DEPEND ON THIRD PARTIES TO UPDATE AND SUPPORT KEY TECHNOLOGY THAT WE USE IN OUR SYSTEM, AND ANY INTERRUPTION IN THE ENHANCEMENT, SUPPLY OR SUPPORT OF THIS TECHNOLOGY COULD CAUSE US TO LOSE CUSTOMERS OR FAIL TO ATTRACT NEW CUSTOMERS.

Because our system incorporates technology developed and maintained by third parties, we depend on these third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. If these third parties fail to do so, it could impede our ability to enhance and update our system, which could cause us to lose customers or fail to attract new customers and our revenue could decline.

IF REAL-TIME INTERACTIVE VISUAL COMMUNICATIONS APPLICATIONS ARE NOT DEVELOPED AND ADOPTED FOR BUSINESS AND NON-BUSINESS PURPOSES THEN THE DEMAND FOR OUR PRODUCTS WILL SLOW AND OUR REVENUES WILL DECLINE.

The future growth of our business depends in large part on the widespread development and adoption of real-time interactive visual communications applications for business and non-business purposes. If the development and adoption of real-time interactive visual communications applications do not occur, or occur more slowly than we anticipate, then the demand for our products will slow and our revenues will decline.

A SIGNIFICANT PART OF OUR STRATEGY IS TO SELL TO TELECOMMUNICATIONS SERVICE PROVIDERS, AND IF THAT MARKET FAILS TO DEVELOP AS WE ANTICIPATE, WE MAY NOT BE ABLE TO INCREASE SALES OF OUR SYSTEM. IF WE FAIL TO GROW AS EXPECTED, OUR ORDINARY SHARE PRICE WILL LIKELY DECLINE.

We believe our future growth in sales volume will depend, in large part, on the expansion of visual communications service offerings beyond videoconferencing by telecommunications service providers. If telecommunications service providers do not expand their service offerings to include new visual communications applications, we may not increase sales of our system, and we may not grow as expected. If we do not meet growth expectations of securities analysts or investors, our ordinary share price will likely decline.

OUR MARKET IS HIGHLY COMPETITIVE AND OUR MAIN COMPETITORS ARE LARGER THAN WE ARE, WHICH MAY MAKE IT MORE DIFFICULT TO ACQUIRE AND RETAIN CUSTOMERS.

We compete in a market that is highly competitive, and we expect competition to continue to intensify. Competitive pressure may make it difficult for us to acquire and retain customers and may require us to reduce the price of our system and services. As a result, our revenues could decline. Our principal competitors include VideoServer, Inc., now known as Ezenia! Inc., Lucent, RADVison Ltd. and CUseeMe Networks, Inc. Some of our competitors have longer operating histories and significantly greater financial, marketing and other resources than we do. These companies may have existing relationships with some of our current and prospective customers. These companies also may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. We may not be able to compete successfully with existing or new competitors.

BECAUSE WE DEPEND ON SALES OF OUR MGC-100 SYSTEM FOR ALL OF OUR REVENUE, WE ARE PARTICULARLY SUSCEPTIBLE TO SUCCESSFUL COMPETITION, PRODUCT OBSOLESCENCE AND DOWNTURNS IN THE VISUAL COMMUNICATIONS MARKET, WHICH COULD CAUSE OUR REVENUES TO DECLINE.

Sales of our MGC-100 system and related services have historically accounted for all of our revenue, and we expect this trend to continue. If sales of our MGC-100 system and related services decline and if we do not develop new systems and services, our revenues may decline, which could cause our ordinary share price to fall. Dependence on a single system makes us particularly susceptible to successful competition by others in the industry, to product obsolescence and to downturns in the visual communications market.

TECHNOLOGICAL CHANGES COULD CAUSE OUR SYSTEM TO BECOME OBSOLETE OR REQUIRE US TO REDESIGN OUR SYSTEM, WHICH COULD CAUSE US TO LOSE CUSTOMERS OR INCUR SUBSTANTIAL COSTS.

The market in which we compete is characterized by:

 . technological changes;

 . frequent product and feature introductions;

 . changes in customer demands;

 . evolving industry standards; and

 . emerging communications networks.

If we are unable to react to these events, we may lose customers or incur substantial costs. We expect that the growth of real-time interactive visual communications, as well as technology trends such as the adoption of new types of communication networks and transmission protocols, will require us to enhance and adapt our system to remain competitive. Enhancements and adaptations to our system could be costly and time-consuming, and we may not be able to enhance and adapt our system quickly or inexpensively enough to compete successfully.

OUR QUARTERLY FINANCIAL PERFORMANCE IS LIKELY TO VARY SIGNIFICANTLY IN THE FUTURE. OUR REVENUES AND OPERATING RESULTS IN ANY QUARTER MAY NOT BE INDICATIVE OF OUR FUTURE PERFORMANCE, AND IT MAY BE DIFFICULT FOR INVESTORS TO EVALUATE OUR PROSPECTS. IF WE DO NOT MEET QUARTERLY EXPECTATIONS, OUR ORDINARY SHARE PRICE WOULD LIKELY DECLINE.

Our quarterly revenues and operating results are difficult to predict and we expect them to vary significantly in the future. Our operating results in some quarters may fall below the expectations of securities analysts or investors, which would likely cause the market price of our ordinary shares to decline. We have a lengthy sales cycle for our system, and it typically takes from one to nine months after we first begin discussions with a prospective customer before we receive an order from that customer. We also have a limited order backlog, which makes revenues in any quarter substantially dependent upon orders we receive and deliver in that quarter. Because of these factors, our revenues and operating results in any quarter may not meet market expectations or be indicative of future performance and it may be difficult for investors to evaluate our prospects.

WE MAY BE UNABLE TO DELIVER PRODUCTS ON TIME OR TO GROW OUR BUSINESS BECAUSE OF THE LIMITED SUPPLY OF KEY COMPONENTS IN OUR SYSTEM.

Several of the key components in our system are in limited supply. If we are unable to obtain key components, we may not be able to deliver products to customers on time, and customers may seek other sources for products similar to ours. Either of these results could cause us to change our business, cause our revenue to decline or impede our growth. In the past, we have experienced shortages in the supply of flash memory components and several chips used in our system. We may be unable to obtain sufficient supplies of our system's components in the future.

WE ACHIEVED PROFITABILITY FOR THE FIRST TIME IN 1999, AND WE MAY NOT BE ABLE TO SUSTAIN IT. IF WE ARE UNABLE TO SUSTAIN OR INCREASE PROFITABILITY, OUR ORDINARY SHARE PRICE WILL LIKELY DECREASE AND WE MAY BE UNABLE TO GROW OUR BUSINESS.

We have a history of losses and in 1999 achieved profitability for the first time. We may not be able to sustain or increase profitability on a quarterly or annual basis. Our inability to maintain profitability or positive cash flow could result in disappointing financial results, impede implementation of our growth strategy and cause the market price of our ordinary shares to decrease. We incurred net losses of $3.0 million in 1996, $5.0 million in 1997, and $980,000 in 1998.

SOME OF THE KEY COMPONENTS IN OUR SYSTEM COME FROM SOLE SOURCE SUPPLIERS. IF THESE SUPPLIERS DELAY OR DISCONTINUE THE MANUFACTURE OF THESE COMPONENTS, RAISE THEIR PRICES OR PRODUCE POOR QUALITY PRODUCTS, WE MAY LOSE CUSTOMERS OR EXPERIENCE INCREASED COSTS.

We purchase a number of key components, including various chips, power supply components and chassis components used in our system, from sole source suppliers for which alternative sources are not readily available. If these suppliers delay or discontinue manufacture of these components, raise their prices or produce poor quality products, we may lose customers and experience increased costs. We do not have any agreements that guarantee us a minimum supply of these components from our sole source suppliers. If we are unable to obtain sufficient quantities of these components or to locate alternative suppliers, we may experience delays in shipping our system or be required to redesign our system to use other components that are more readily available or are higher quality. If we do find alternative suppliers, it may be on unacceptable terms. Any of these results would lead to lower margins or less competitive pricing.

WE DEPEND ON THIRD PARTY SUBCONTRACTORS TO PARTIALLY ASSEMBLE OUR SYSTEM, WHICH COULD RESULT IN SYSTEM DELIVERY DELAYS, LOSS OF CUSTOMERS AND LOSS OF REVENUE.

We contract with a limited number of independent subcontractors to partially assemble the modules and chassis used in our system. Any significant delays in the delivery of products to us by the independent subcontractors could cause delivery delays to our customers, which could result in the loss of both customers and revenue. Our subcontractors could experience financial, operational, production or quality assurance difficulties or a catastrophic event that reduced or interrupted delivery of supplies to us. Establishing alternative arrangements could take several months. We do not know that alternative subcontracting sources will be able to meet our future requirements or that existing or alternative sources will be available to us at favorable prices, if at all.

OUR SYSTEM MAY SUFFER FROM DEFECTS AND ERRORS, WHICH COULD DELAY MARKET ACCEPTANCE, DAMAGE OUR CUSTOMER RELATIONSHIPS AND REPUTATION, AND INCREASE SERVICE AND WARRANTY COSTS.

Software and hardware systems as complex as ours may contain undetected errors or defects, especially when first introduced or when new versions are released. Our system may not be free from errors or defects after commercial shipments have begun. Any errors or defects that are discovered after commercial release could result in:

 . delay in market acceptance;

 . diversion of development resources;

 . damage to our customer relationships or reputation; and

 . increased service and warranty costs.

IF WE ARE UNABLE TO EXPAND OUR INTERNATIONAL SALES AND OPERATIONS, OUR REVENUES MAY NOT GROW AS EXPECTED WHICH COULD CAUSE THE PRICE OF OUR ORDINARY SHARES TO DECLINE.

Our ability to increase sales of our system will depend in part on the expansion of our international sales and operations. If we are unsuccessful in expanding our international sales and operations, our sales and revenue may not grow as expected. If we do not meet the growth expectations of securities analysts and investors, the market price of our ordinary shares will likely decline. Approximately 20.0% of our revenues in 1999 were derived from sales to customers outside of North America, primarily in Europe and Asia. We intend to expand our sales activities in these and other regions. International sales of visual communications networking equipment are subject to a number of risks that could prevent us from selling our system in a particular country, including:

 . conflicting and changing governmental laws and regulations relating to imports and the use of communications equipment;

 . difficulties in collecting payments from our customers; and

 . foreign currency exchange rate fluctuations.

IF WE DO NOT ATTRACT AND RETAIN A SKILLED WORKFORCE, OUR CUSTOMER SUPPORT AND PRODUCT DEVELOPMENT OPERATIONS WILL SUFFER AND WE MAY NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS.

We believe that our future success will depend on our ability to attract and retain skilled engineering and customer support personnel. If we are unable to hire or retain these individuals, our customer support and product development operations will suffer and we may not be able to sustain or grow our business. The market for qualified personnel in the technology industry is highly competitive and we have experienced difficulty in recruiting qualified personnel. Recruiting qualified personnel is an expensive, competitive and time-consuming process.

OUR GROWTH WILL CONTINUE TO PLACE A SIGNIFICANT STRAIN ON OUR RESOURCES. IF WE ARE UNABLE TO MANAGE OUR EXPANDING OPERATIONS OUR REVENUES MAY NOT INCREASE, OUR COST OF OPERATIONS MAY RISE AND WE MAY NOT SUSTAIN PROFITABILITY.

We have rapidly expanded our operations both in the U.S. and abroad and anticipate that further expansion will be required to execute our growth strategy. If we fail to successfully manage the challenges our growth poses, our revenues may not increase, our cost of operations may rise and we may not remain profitable. Our research and development facilities are located in Israel, and our directors, executive officers and other key employees are located in the United States, Israel and the United Kingdom. We also maintain offices in China and we plan to open offices in other countries to market and sell our system in those countries and surrounding regions. Our rapid growth and international expansion has placed significant demands on our management, financial, technical and other resources. These demands are likely to continue to increase.

RISKS RELATED TO AN INVESTMENT IN OUR ORDINARY SHARES

OUR ORDINARY SHARE PRICE MAY BE VOLATILE BECAUSE WE ARE A TECHNOLOGY COMPANY, AND YOU MAY NOT BE ABLE TO RESELL ORDINARY SHARES AT OR ABOVE THE OFFERING PRICE.

Our ordinary shares have never been publicly traded, and an active trading market in our ordinary shares may not develop or be sustained after this offering. The price at which our ordinary shares will trade after this offering is likely to be volatile, particularly because we are a technology company, and you may not be able to resell your ordinary shares at or above the offering price. We will determine the initial public offering price through negotiations with the underwriters, and this may not be indicative of prices that will prevail in the trading market.

FUTURE SALES OF OUR ORDINARY SHARES MAY DEPRESS OUR SHARE PRICE, EVEN IF OUR BUSINESS IS DOING WELL.

Sales of our ordinary shares in the public market following this offering could adversely affect the market price of our ordinary shares. Of the 19,882,474 ordinary shares that will be outstanding upon the closing of this offering:

 . all of the ordinary shares sold in this offering will be freely tradeable in the public market;

 . approximately 14,882,474 additional ordinary shares may be sold after the expiration of 180-day lock-up agreements, subject to the limitations and conditions of Rule 144; and

 . approximately 2,191,675 additional ordinary shares may be sold upon the exercise of options and warrants after the expiration of 180-day lock-up agreements, assuming completion of this offering by June 30, 2000.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION AND PAY A HIGHER PRICE FOR OUR ORDINARY SHARES THAN EXISTING SHAREHOLDERS.

The initial public offering price will be substantially higher than the pro forma tangible book value per share of our outstanding ordinary shares and the price per share paid by existing shareholders. If you purchase our ordinary shares in this offering, the shares you buy will experience an immediate and substantial dilution in tangible book value per share. The ordinary shares owned by our existing shareholders will receive a material increase in the tangible book value per share. The dilution to investors in this offering will be approximately $8.14 per share, assuming an initial public offering price of $11.00 per share. Purchasers will also suffer additional dilution upon the exercise of outstanding options and warrants.

OUR EXECUTIVE OFFICERS, DIRECTORS AND THEIR AFFILIATES WILL OWN A LARGE PERCENTAGE OF OUR VOTING SHARES AFTER THIS OFFERING, AND THEY MAY VOTE THEIR SHARES IN WAYS IN WHICH YOU DISAGREE.

Upon the completion of this offering, executive officers, directors and their affiliates will own, in the aggregate, approximately 31.8% of our outstanding ordinary shares. As a result, these shareholders will be able to exercise significant control over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, and they may vote their shares in ways with which you disagree. This concentration of ownership may delay, deter or prevent transactions that would result in a change of control, which in turn could reduce the market price of our ordinary shares.

RISKS RELATING TO OPERATIONS IN ISRAEL

POTENTIAL POLITICAL, ECONOMIC AND MILITARY INSTABILITY IN ISRAEL MAY HARM OUR ABILITY TO PRODUCE AND SELL OUR SYSTEM.

Our principal research and development and manufacturing facilities and many of our suppliers are located in Israel. Any future armed conflicts or political instability in the region could impair our ability to produce and sell our system and could disrupt research or developmental activities. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. The future of peace efforts between Israel and its Arab neighbors remains uncertain. Several countries still restrict business with Israel and Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

IF OUR KEY PERSONNEL ARE REQUIRED TO PERFORM MILITARY SERVICE, WE WILL BE DEPRIVED OF THEIR SERVICES AND OUR OPERATIONS MAY BE DISRUPTED.

Many of our executive officers, directors and employees in Israel are obligated to perform annual military reserve duty and are subject to being called to active duty at any time under emergency conditions. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees due to military service. Any disruption in our operations could negatively affect our profitability.

BECAUSE OUR REVENUES ARE GENERATED IN U.S. DOLLARS AND A SIGNIFICANT PORTION OF OUR EXPENSES ARE INCURRED IN NEW ISRAELI SHEKELS, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY INFLATION AND CURRENCY FLUCTUATIONS.

We generate our revenues in U.S. dollars but incur a significant portion of our expenses, principally salaries and related personnel expenses, in new Israeli shekels, commonly referred to as NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel. If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. Our operations also could be adversely affected if we are unable to protect ourselves from currency fluctuations in the future.

THE GOVERNMENT GRANTS WHICH WE RECEIVE AND TAX BENEFITS TO WHICH WE ARE ENTITLED REQUIRE US TO MEET SEVERAL CONDITIONS AND MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH WOULD INCREASE OUR COSTS OR TAXES.

We receive research and development grants and are entitled to tax benefits under Israeli government programs, particularly as a result of the approved enterprise status of our existing facilities in Israel. The termination or reduction of these programs and the tax benefits could cause our costs to increase, which could prevent us from maintaining profitability. From 1995 through March 31, 2000, we received or accrued research and development grants from the government of Israel totaling approximately $6.8 million, and we have paid or accrued royalties in an aggregate amount of $1.8 million. The Israeli government has reduced the benefits available under these programs in recent years and has indicated that it may reduce or eliminate these benefits in the future. We have submitted and may submit in the future requests for expansion of our approved enterprise programs or for new programs. These requests might not be approved. Some of these programs restrict our ability to manufacture particular products or transfer particular technology outside of Israel.

PROPOSED TAX REFORM IN ISRAEL MAY REDUCE OUR TAX BENEFITS WHICH COULD NEGATIVELY AFFECT OUR PROFITABILITY.

On May 4, 2000, a committee chaired by the director general of the Israeli ministry of finance issued a report recommending a widespread reform in Israel's tax system. If the reform is adopted as recommended in the report, some of the tax benefits to approved enterprises such as ours may be reduced and purchasers of our ordinary shares may have to pay higher taxes in the future. A reduction in the tax benefits available to us could negatively affect our profitability. The Israeli cabinet has approved the recommendation in principle, but implementation of the reform requires legislation by Israel's parliament. We cannot be certain whether the proposed reform will be adopted or when it will be adopted. We also do not know what form any reform will ultimately take or what effect it will have on us or on persons who purchase our ordinary shares.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US, OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS.

Service of process upon Accord, which is incorporated in Israel, and upon our directors and officers and our Israeli auditors, some of whom reside outside the United States, may be difficult to obtain within the United States. Because many of our assets and some of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of these directors and officers may not be collectible within the United States.

UNCERTAINTIES ABOUT THE NEW ISRAELI COMPANIES LAW MAY INHIBIT TAKEOVER ATTEMPTS OR OTHER CORPORATE DECISIONS WHICH COULD DELAY OR PREVENT A TRANSACTION IN WHICH SHAREHOLDERS MIGHT RECEIVE A PREMIUM OVER MARKET PRICE FOR THEIR ORDINARY SHARES.

The new Israeli Companies Law, which became effective on February 1, 2000, has brought about significant changes to Israeli corporate law. Under this new law, there are uncertainties about corporate governance in some areas. These uncertainties could delay or prevent takeover attempts or other transactions in which shareholders might receive a premium over market price for their ordinary shares. The uncertainties will persist until this new law has been adequately interpreted and these uncertainties could inhibit takeover attempts or other transactions and inhibit other corporate decisions.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements about future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases, you can identify forward-looking statements by terminology, such as use of the words may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential or continue, the negative of these terms or other comparable terminology. These statements are only predictions. Known and unknown risks and uncertainties could cause actual results to differ materially from those contemplated by the statements.

In evaluating these forward-looking statements, you should specifically consider various factors, including the risks outlined under Risk Factors. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the ordinary shares offered in this offering will be approximately $48.6 million. If the underwriters over-allotment option is exercised in full, the net proceeds to us will be approximately $56.6 million. We will not receive any of the proceeds from the sale of ordinary shares by Michal and Gil Rosenfeld if the over-allotment option is exercised. To estimate net proceeds, we are assuming that the public offering price will be $11.00 per share. Net proceeds is what we expect to receive after we pay the underwriting discount and other estimated expenses for this offering.

The principal purposes of this offering are to:

 . increase our working capital;

 . create a public market for our ordinary shares;

 . facilitate our future access to the public capital markets; and

 . increase our visibility in the real-time interactive visual communications marketplace.

We plan to pay approximately $6 million of the net proceeds of this offering to Ezenia! Inc. as part of the settlement of a patent infringement lawsuit. We have no current specific plans for the remainder of the net proceeds of this offering. As a result, we will retain broad discretion in the allocation and use of the net proceeds of this offering. We intend to use the remainder of the net proceeds primarily for general corporate purposes, including working capital, capital expenditures, geographic expansion and additional sales and marketing efforts. Pending the intended uses of the net proceeds, we will invest the net proceeds in short-term, interest bearing, investment-grade securities.

                                DIVIDEND POLICY

We have never paid dividends to our shareholders and we have no current plans to pay dividends in the future. We intend to reinvest earnings in the continued development and expansion of our business. We may only pay dividends, other than bonus shares or stock dividends, out of retained earnings, as calculated under Israeli law.

Because of our status as an approved enterprise under Israeli law, the payment of dividends may subject us to Israeli taxes to which we would not otherwise be subject. If we decide to distribute cash dividends out of income that has been exempt from tax, we would be liable for corporate tax on the amount distributed.

                                 CAPITALIZATION

The table below shows as of March 31, 2000:

 .  our actual capitalization;

 . our pro forma capitalization assuming the exercise of all outstanding warrants to purchase preferred shares by net exercise at an assumed initial public offering price of $11.00 per share, the conversion of all issued and outstanding preferred shares into ordinary shares, the conversion of 5,000,000 authorized but unissued ordinary shares into 5,000,000 preferred shares, and the settlement of a patent infringement lawsuit; and

 . our pro forma capitalization as adjusted to reflect the sale of our ordinary shares in this offering at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discount and our estimated offering expenses, and to reflect the anticipated use of the net proceeds from this offering.

The number of ordinary shares outstanding after this offering on a pro forma as adjusted basis is 19,882,474 as of March 31, 2000 and excludes:

 . 4,251,312 ordinary shares issuable upon the exercise of options to employees, directors and consultants and warrants to a financial institution outstanding at March 31, 2000 at a weighted average exercise price of $3.16 per share; and

 . 870,381 additional ordinary shares reserved for issuance under our share option plans.

                                                MARCH 31, 2000
                                      ----------------------------------------
                                                                   PRO FORMA
                                       ACTUAL       PRO FORMA     AS ADJUSTED
                                      -----------  -----------   -------------
                                       (In thousands, except share data)
Cash and cash equivalents............ $     3,832   $     3,832    $    47,067
                                      ===========   ===========    ===========
Mandatorily redeemable convertible
 preferred shares:
 Series A preferred shares, NIS 0.01:
  3,750,000 shares authorized,
  actual; 3,690,030 shares issued and
  outstanding; none authorized issued
  and outstanding, pro forma and pro
  forma as adjusted.................. $     5,251   $        --    $        --
 Series B preferred shares, NIS 0.01:
  8,500,000 shares authorized,
  actual; 6,935,954 shares issued and
  outstanding; none authorized issued
  and outstanding, pro forma and pro
  forma as adjusted..................      15,445            --             --
 Voting series C preferred shares,
  NIS 0.01: 691,825 shares
  authorized, actual; 691,825 shares
  issued and outstanding; none
  authorized issued and outstanding,
  pro forma and pro forma as
  adjusted...........................       3,100            --             --
 Non-voting series C preferred
  shares, NIS 0.01: 733,614 shares
  authorized, actual; 733,614 shares
  issued and outstanding; none
  authorized issued and outstanding,
  pro forma and pro forma as
  adjusted...........................       3,285            --             --
                                      -----------   -----------    -----------
  Total mandatorily redeemable
  convertible preferred shares.......      27,081            --             --
                                      -----------   -----------    -----------
Stockholders' equity:
 Ordinary shares, NIS 0.01:
  41,324,561 shares authorized,
  actual, 50,000,000 authorized pro
  forma and pro forma as adjusted;
  1,871,263 shares issued and
  outstanding actual, 14,882,474
  issued and outstanding pro forma,
  and 19,882,474 shares issued and
  outstanding pro forma as adjusted..           6            38             50
 Preferred shares, NIS 0.01: none
  authorized, actual, 5,000,000
  authorized pro forma and pro forma
  as adjusted; none issued and
  outstanding actual, pro forma and
  pro forma as adjusted..............          --            --             --
 Warrants and options................         122           118            118
 Additional paid-in capital..........         163        27,216         75,779
 Accumulated deficit.................     (12,500)      (19,000)       (19,000)
                                      -----------   -----------    -----------
  Total stockholders' equity
  (deficit)..........................     (12,209)        8,372         56,947
                                      -----------   -----------    -----------
    Total capitalization............. $    14,872   $     8,372    $    56,947
                                      ===========   ===========    ===========

                                    DILUTION

PRO FORMA NET TANGIBLE BOOK VALUE

Our pro forma net tangible book value as of March 31, 2000 was $8.4 million, or $0.56 per ordinary share. Pro forma net tangible book value is calculated by subtracting our total liabilities from the amount of our tangible assets and then dividing that number by 14,882,474 pro forma ordinary shares outstanding. We calculated pro forma net tangible book value assuming that all outstanding warrants to purchase preferred shares will be exercised by net exercise and that all issued and outstanding preferred shares will be converted into ordinary shares. We also assumed in calculating pro forma net tangible book value the settlement of a patent infringement lawsuit.

DILUTION AFTER THIS OFFERING

Dilution in pro forma net tangible book value per share represents the difference between the price per share paid by purchasers of our ordinary shares in this offering and the pro forma net tangible book value per share immediately after this offering.

Assuming our sale of 5,000,000 ordinary shares in this offering at an assumed initial public offering price of $11.00 per share and after the deduction of the underwriting discount and estimated offering expenses, our pro forma as adjusted net tangible book value as of March 31, 2000 would have been approximately $56.9 million or $2.86 per share. This represents an immediate increase in net tangible book value to existing shareholders of $2.30 per ordinary share and an immediate dilution of $8.14 per ordinary share to new investors.

The table below illustrates this per ordinary share dilution:

   Assumed initial public offering price per ordinary share.......       $11.00
   Pro forma net tangible book value per ordinary share at March
    31, 2000...................................................... $0.56
   Increase per ordinary share attributable to new investors......  2.30
                                                                   -----
   Pro forma as adjusted net tangible book value per ordinary
    share after this offering.....................................         2.86
                                                                         ------
   Dilution per ordinary share to new investors...................       $ 8.14
                                                                         ======

DIFFERENCES BETWEEN NEW AND EXISTING SHAREHOLDERS IN SHARES HELD AND AMOUNTS
PAID

The table below shows the number of shares purchased from us, the total consideration paid and the average price paid per share by our existing shareholders compared to our new investors in this offering. This table assumes the exercise of all outstanding warrants to purchase preferred shares, the conversion of all of our issued and outstanding preferred shares, including those issued upon exercise of the warrants, into 13,011,211 ordinary shares and an initial public offering price of $11.00 per ordinary share.

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing shareholders...... 14,882,474  74.85% $25,549,000  31.72%    $ 1.72
New investors..............  5,000,000  25.15   55,000,000  68.28      11.00
                            ----------  -----  -----------  -----
 Total..................... 19,882,474  100.0% $80,549,000  100.0%
                            ==========  =====  ===========  =====

OPTIONS AND WARRANTS

As of March 31, 2000, there were options and warrants outstanding to purchase a total of 4,251,312 ordinary shares, at a weighted average exercise price of $3.16 per ordinary share, and approximately 870,381 additional ordinary shares reserved for future grants and issuances under our share option plans. If any of these options or warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

We derived the selected consolidated financial data shown below from our consolidated financial statements and related notes. Our audited consolidated financial statements for the years ended December 31, 1997, 1998 and 1999 and the unaudited consolidated financial statements for the three months ended March 31, 1999 and 2000 are included elsewhere in this prospectus. Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, independent certified public accountants in Israel audited our consolidated financial statements for each of the years in the five-year period ended December 31, 1999.

Our consolidated financial statements have been prepared according to U.S. generally accepted accounting principles. In the opinion of our management, the consolidated statement of operation data for the three-month periods ended March 31, 1999 and 2000 and the consolidated balance sheet data as of March 31, 2000 include all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair presentation of our results of operations and financial position for those periods.

Historical results are not necessarily indicative of future results and the results for interim periods are not necessarily indicative of the results that may be expected for the entire year. You should read our selected financial data with our consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------------------------------
                                                             1995         1996         1997         1998         1999
                                                          -----------  -----------  -----------  -----------  -----------
                                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Product sales....................                        $        --  $        --  $     1,538  $    12,172  $    23,366
 Support revenues.................                                 --           --           40          425        1,469
                                                          -----------  -----------  -----------  -----------  -----------
  Total revenues..................                                 --           --        1,578       12,597       24,835
                                                          -----------  -----------  -----------  -----------  -----------
Cost of revenues:
 Product sales....................                                 --           --          442        2,954        5,329
 Support revenues.................                                 --           --          525        1,523        2,181
                                                          -----------  -----------  -----------  -----------  -----------
  Total cost of revenues..........                                 --           --          967        4,477        7,510
                                                          -----------  -----------  -----------  -----------  -----------
Gross profit......................                                 --           --          611        8,120       17,325
Operating expenses:
 Research and development, net....                              2,790        1,664        2,515        2,439        4,109
 Selling and marketing, net.......                                 --        1,064        1,656        4,398        8,250
 General and administrative.......                                927          485        1,349        2,233        4,460
                                                          -----------  -----------  -----------  -----------  -----------
  Total operating expenses........                              3,717        3,213        5,520        9,070       16,819
                                                          -----------  -----------  -----------  -----------  -----------
Operating income (loss)...........                             (3,717)      (3,213)      (4,909)        (950)         506
Interest and other income
 (expenses), net..................                                 36          185          (93)         (30)        (142)
                                                          -----------  -----------  -----------  -----------  -----------
 Income (loss) before income
  taxes...........................                             (3,681)      (3,028)      (5,002)        (980)         364
Income taxes......................                                 --           --           --           --           --
                                                          -----------  -----------  -----------  -----------  -----------
 Net income (loss)................                        $    (3,681) $    (3,028) $    (5,002) $      (980) $       364
                                                          ===========  ===========  ===========  ===========  ===========
Earnings (loss) per share:
 Basic............................                        $     (3.16) $     (2.42) $     (3.92) $     (0.77) $      0.28
                                                          ===========  ===========  ===========  ===========  ===========
 Diluted..........................                        $     (3.16) $     (2.42) $     (3.92) $     (0.77) $      0.02
                                                          ===========  ===========  ===========  ===========  ===========
Weighted average number of shares
 outstanding:
 Basic............................                          1,164,769    1,249,378    1,277,067    1,277,067    1,318,410
 Diluted..........................                          1,164,769    1,249,378    1,277,067    1,277,067   16,092,564
Pro forma earnings per share:
 Basic............................                                                                            $      0.03
                                                                                                              ===========
 Diluted..........................                                                                            $      0.02
                                                                                                              ===========
Pro forma weighted average number of shares outstanding:
 Basic............................                                                                             11,862,611
 Diluted..........................                                                                             16,092,564
                                                              THREE MONTHS
                                                             ENDED MARCH 31,
                                                          -----------------------
                                                            1999        2000
                                                          ---------- ------------
                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Product sales....................                        $   4,563  $     7,774
 Support revenues.................                              267          485
                                                          ---------- ------------
  Total revenues..................                            4,830        8,259
                                                          ---------- ------------
Cost of revenues:
 Product sales....................                              977        1,807
 Support revenues.................                              431          634
                                                          ---------- ------------
  Total cost of revenues..........                            1,408        2,441
                                                          ---------- ------------
Gross profit......................                            3,422        5,818
Operating expenses:
 Research and development, net....                            1,081        1,517
 Selling and marketing, net.......                            1,792        2,785
 General and administrative.......                              757        1,279
                                                          ---------- ------------
  Total operating expenses........                            3,630        5,581
                                                          ---------- ------------
Operating income (loss)...........                             (208)         237
Interest and other income
 (expenses), net..................                              (31)         (17)
                                                          ---------- ------------
 Income (loss) before income
  taxes...........................                             (239)         220
Income taxes......................                               --           --
                                                          ---------- ------------
 Net income (loss)................                        $    (239) $       220
                                                          ========== ============
Earnings (loss) per share:
 Basic............................                        $   (0.19) $      0.12
                                                          ========== ============
 Diluted..........................                        $   (0.19) $      0.01
                                                          ========== ============
Weighted average number of shares
 outstanding:
 Basic............................                        1,277,067    1,858,076
 Diluted..........................                        1,277,067   17,604,242
Pro forma earnings per share:
 Basic............................                                   $      0.02
                                                                     ============
 Diluted..........................                                   $      0.01
                                                                     ============
Pro forma weighted average number of shares outstanding:
 Basic............................                                    13,734,635
 Diluted..........................                                    17,604,242

                                     DECEMBER 31,
                         -----------------------------------------   MARCH 31,
                          1995    1996    1997     1998     1999       2000
                         ------  ------  -------  -------  -------  -----------
                                    (IN THOUSANDS)                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $1,077  $2,009  $ 2,099  $ 1,436  $ 5,787    $ 3,832
Working capital.........    949   2,613    3,775    4,890   10,682     11,084
Total assets............  2,110   4,287    7,388   10,113   20,498     22,397
Total liabilities.......    276   1,068    8,810    3,771    7,042      7,525
Mandatorily redeemable
 convertible preferred
 shares.................  5,249  10,315   10,676   19,415   25,916     27,081
Stockholders' deficit... (3,415) (7,096) (12,098) (13,073) (12,460)   (12,209)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW

General. We develop, manufacture, market and support an advanced visual communications networking system. Our MGC-100 system connects individuals at different locations, among different combinations of network and endpoint types, to enable visual, audio and data communications.

We were incorporated under the laws of the State of Israel in 1992. From our incorporation until 1997, we were a development stage company primarily engaged in research and development, establishing relationships with suppliers and potential customers and recruiting personnel. We incorporated a subsidiary, Accord Networks, Inc., in the United States in 1995, and a subsidiary, Accord Networks (UK) Limited, in the United Kingdom in 1998. We established offices in Beijing and Shanghai, China in 1999. Our research and development and manufacturing facilities are located in Petach Tikva, Israel, a suburb of Tel Aviv. Our executive offices and North American sales, marketing and customer support operations are located in Atlanta, Georgia. Our international sales, marketing and customer support operations are located in London, England.

Revenue. We generate revenue from sales of our MGC-100 system and from support services. We first recognized revenue from the sale of our MGC-100 system in the third quarter of 1997. Revenue increased from $12.6 million in 1998 to $24.8 million in 1999, and from $4.8 million in the first quarter of 1999 to $8.3 million in the first quarter of 2000. Our employee headcount to support this growth has increased from 68 at September 30, 1997 to 180 at March 31, 2000. We have been profitable in each quarter since the second quarter of 1999. Net losses totaled $5.0 million in 1997 and $980,000 for 1998. We generated net income of $364,000 in 1999 and $220,000 in the first quarter of 2000. We had an accumulated deficit of $12.7 million as of December 31, 1999 and $12.5 as of March 31, 2000.

In 1999, our top three customers accounted for 25.1% of our total revenue. None of these customers individually accounted for more than 10.0% of our revenues over that period. We expect that our largest customers may change from period to period.

We expect that the growth of our business will result in an increase of our inventory and accounts receivable levels and our capital expenditures. We intend to meet these anticipated increases in capital expenditures and working capital with cash generated from operations and proceeds from this offering.

In 1999, we derived approximately 94.1% of our revenue from sales of our system. The balance of our revenue during this period was from support services. Revenue from sales of our system is recognized upon shipment provided that:

 . signed documentation such as a signed contract, purchase order or letter agreement has been received;

 . we have no uncertainties about the sale;

 . the amount of the sale is fixed and determinable; and

 . collection is probable.

Revenue from technical support and maintenance contracts is deferred and recognized ratably over the period of the related agreements. Estimated warranty costs for a system are recorded at the time of revenue recognition from the sale of the system. Warranty periods are generally three months for software and twelve months for hardware from shipment date.

Working capital and cost of revenue. In the third quarter of 1999, we began a program to manage our working capital. The initial focus of this effort has been to significantly improve the management of our trade accounts receivable and to improve our days sales outstanding. This effort includes:

 . adding resources to focus on the collection of accounts receivable;

 . adoption of standard financial policies, procedures and practices relating to customer credit approvals, credit limits, payment terms and collection management;

 . emphasis on and incentives to promote closing of sales earlier in the quarter; and

 . reducing the length of customer payment periods.

Our cost of revenue includes all costs of producing our system, including:

 . costs of materials;

 . manufacturing and assembly costs;

 . direct and indirect labor costs and warranty costs;

 . the allocation of appropriate overhead costs; and

 . materials, travel and labor costs related to personnel engaged in our support services operations.

Manufacturing. Our manufacturing operations consist primarily of:

 . materials planning and procurement;

 . quality control of components;

 . kit assembly; and

 . integration, final assembly and testing of fully-configured systems in our Israel facility.

We contract with a limited number of independent contractors who partially assemble the modules and chassis we use in our system and who adhere to the specifications that we provide. We configure the hardware and software to meet a variety of customer requirements and complete system integration, assembly and testing.

Research and development. Our research and development expenses consist primarily of:

 .salaries and related personnel costs;

 .contract engineering;

 .purchased software;

 .development-related raw materials;

 .depreciation of equipment; and

 .an allocation of appropriate overhead costs.

All research and development costs are expensed as incurred. As of March 31, 2000, we employed 71 engineers located in our Israel facility. We expect to increase our investment in research and development, primarily through hiring additional employees to develop new technologies and systems. We anticipate that these costs will increase in absolute dollar terms.

Our research and development expenditures are net of funds received from the office of the chief scientist of the Israeli ministry of industry and trade, known as the OCS, and from the Israel--U.S. binational industrial research and development foundation, known as BIRD. The table below outlines gross research and development expenditures, OCS and BIRD funding amounts and net research and development expenditures for the periods presented:

                                                             THREE MONTHS
                               YEARS ENDED DECEMBER 31,         ENDED
                          ----------------------------------  MARCH 31,   TOTAL ALL
                           1995   1996   1997   1998   1999      2000      PERIODS
                          ------ ------ ------ ------ ------ ------------ ---------
                                          (IN THOUSANDS)
Research and development
 expenses, gross........  $3,410 $3,060 $3,711 $3,585 $5,732    $2,341     $21,839
OCS and BIRD funding....     620  1,396  1,196  1,146  1,623       824       6,805
                          ------ ------ ------ ------ ------    ------     -------
  Research and
 development expenses,
 net....................  $2,790 $1,664 $2,515 $2,439 $4,109    $1,517     $15,034
                          ====== ====== ====== ====== ======    ======     =======

Royalties. We pay royalties to the OCS and BIRD for research and development grants received from them. These royalties range from 3.0% to 5.0% of total revenue derived from the products developed as a result of research projects funded by OCS and BIRD. These expenditures are included in sales and marketing expense. From 1992 to March 31, 2000, we expensed $1.8 million of these grants and, as of March 31, 2000, our contingent liability for these future royalties totaled $5.4 million. We expect that our future research and development expenditures will be funded by continued grants from the OCS and by internal funds.

Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries and commissions for those engaged in sales and marketing of our system as well as related trade shows, promotional materials and public relations expenses. Sales and marketing expenses also include royalties paid to OCS and BIRD for grants received for research and development. Historically, sales and marketing expenses also included the royalties we paid on marketing grants we received from the Israeli government through the fund for the encouragement of marketing activities. As of December 31, 1999, the entire royalty commitment for these grants was paid or accrued. We do not intend to apply for future grants under this program.

We sell our system worldwide through a direct sales force as well as through resellers. As of March 31, 2000, we employed 38 sales and marketing staff. We expect sales and marketing expenses to increase in absolute dollars as we add sales personnel and increase our sales and marketing efforts.

General and administrative expenses consist primarily of

 . salaries and related personnel expenses for executive, financial, accounting, legal, management information systems and human resources personnel;

 . employee benefits;

 . corporate facility costs; and

 . depreciation, amortization and general administrative expenses.

We expect general and administrative expenses in future periods to increase in absolute dollars as we add personnel and incur additional costs related to the anticipated growth of our business and operations as a public company.

Israeli companies are generally subject to income tax at the corporate rate of 36.0%. However, we are eligible for tax benefits that should result in our income being taxed at a significantly lower rate for several years after we begin to report taxable income.

Currency. We use the U.S. dollar as our functional currency. Transactions and balances originally valued in U.S. dollars are presented at their original amounts. All transaction gains and losses from the re-measurement of monetary balance sheet items valued in non-dollar currencies are included in the statement of operations as interest and other income (expenses), net. Substantially all of our production costs are comprised of our costs of materials, which are incurred in U.S. dollars. The balance of our production costs are incurred in Israeli currency. Most of our marketing expenses are incurred outside of Israel in U.S. dollars.

RESULTS OF OPERATIONS

The table below shows the percentage relationships of items from our consolidated statements of operations, as a percentage of total revenues for the periods indicated:

                                                              THREE MONTHS
                              YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                              -----------------------------  -----------------
                                1997      1998      1999      1999      2000
                              --------   --------  --------  -------   -------
   Revenues:
     Product sales..........      97.5 %    96.6 %    94.1 %    94.5 %    94.1 %
     Support revenues ......       2.5       3.4       5.9       5.5       5.9
                              --------   -------   -------   -------   -------
       Total revenues.......     100.0     100.0     100.0     100.0     100.0
                              --------   -------   -------   -------   -------
   Cost of revenues:
     Product sales..........      28.0      23.4      21.4      20.2      21.9
     Support revenues.......      33.3      12.1       8.8       9.0       7.7
                              --------   -------   -------   -------   -------
       Total cost of
        revenues............      61.3      35.5      30.2      29.2      29.6
                              --------   -------   -------   -------   -------
   Gross profit.............      38.7      64.5      69.8      70.8      70.4
   Operating expenses:
     Research and
      development, net......     159.4      19.4      16.5      22.3      18.4
     Selling and marketing,
      net...................     104.9      34.9      33.2      37.1      33.7
     General and
      administrative........      85.5      17.7      18.0      15.7      15.5
                              --------   -------   -------   -------   -------
       Total operating
        expenses............     349.8      72.0      67.7      75.1      67.6
                              --------   -------   -------   -------   -------
   Operating profit (loss)..    (311.1)     (7.5)      2.1      (4.3)      2.8
   Interest and other income
    (expenses), net.........      (5.9)     (0.2)     (0.6)     (0.6)     (0.1)
                              --------   -------   -------   -------   -------
     Income (loss) before
      income taxes..........    (317.0)     (7.7)      1.5      (4.9)      2.7
                              --------   -------   -------   -------   -------
   Net income (loss) for the
    year....................    (317.0)%    (7.7)%     1.5 %    (4.9)%     2.7 %
                              ========   =======   =======   =======   =======

Revenue based on geographic location is shown below:

                                                                THREE MONTHS
                                  YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                 ----------------------------  ----------------
                                   1997      1998      1999     1999     2000
                                 --------  --------  --------  -------  -------
   North America................     74.9%     77.7%     80.1%    79.5%    67.5%
   Europe.......................     21.0      20.3      16.3     20.0     15.4
   Far East.....................      4.1       0.4       2.1       --     10.7
   Israel.......................       --       1.6       1.5      0.5      6.4
                                 --------  --------  --------  -------  -------
       Total....................    100.0%    100.0%    100.0%   100.0%   100.0%
                                 ========  ========  ========  =======  =======

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

Total Revenues. Total revenues increased 71.0% to $8.3 million in the quarter ended March 31, 2000 from $4.8 million in the quarter ended March 31, 1999. Increased revenues were due to sales to new customers as well as increased sales to existing customers.

Gross Profit. Our gross profit increased to $5.8 million in the quarter ended March 31, 2000 from $3.4 million in the quarter ended March 31, 1999. Gross margin decreased from 70.8% in the quarter ended March 31, 1999 to 70.4% in the quarter ended March 31, 1999. The increase in gross profit was due primarily to increased sales.

Research and Development Expenses, Net. Our research and development expenses, net, increased 40.3% to $1.5 million, or 18.4% of total revenues, in the quarter ended March 31, 2000 from $1.1 million, or 22.4% of total revenues, in the quarter ended March 31, 1999. The increase in absolute dollars in the quarter ended March 31, 2000 was due primarily to the addition of personnel in our research and development organization.

Selling and Marketing Expenses, Net. Selling and marketing expenses, net, increased 55.4% to $2.8 million, or 33.7% of total revenues, in the quarter ended March 31, 2000 from $1.8 million, or 37.1% of total revenues, in the quarter ended March 31, 1999. The increase in absolute dollars reflects a higher selling and marketing headcount, higher compensation costs, including commissions, and higher travel costs.

General and Administrative Expenses. General and administrative expenses increased 69.0% to $1.3 million, or 15.5% of total revenues, in the quarter ended March 31, 2000 from $757,000, or 15.7% of total revenues, in the quarter ended March 31, 1999. The increase in absolute dollars was primarily due to the addition of personnel in the finance and MIS organizations, and increased legal fees related to the defense of the patent infringement lawsuit.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

Total Revenues. Total revenues increased 97.2% to $24.8 million in 1999 from $12.6 million in 1998. Of this increase, 82.6% was due to an increase in sales of our system in North America.

Gross Profit. Our gross profit increased to $17.3 million in 1999 from $8.1 million in 1998. Gross margin increased to 69.8% in 1999 from 64.5% in 1998. The increase in our gross margin was the result of a 97.2% increase in revenues from system sales and an increase in the gross margin for system sales from 75.7% to 77.2%. The improvement in system gross profit percentage was due primarily to lower purchasing costs of materials. Additionally, the increase in our gross margin was affected by a lower cost of support, with support revenues increasing 246%, while support costs increased by 43.2%.

Research and Development Expenses, Net. Our research and development expenses, net, increased 68.5% to $4.1 million, or 16.5% of total revenues, in 1999 from $2.4 million, or 19.4% of total revenues, in 1998. This increase in absolute dollars was due primarily to hiring additional research and development personnel for ongoing development projects.

Selling and Marketing Expenses, Net. Selling and marketing expenses increased 87.6% to $8.2 million, or 33.2% of total revenues, in 1999 from $4.4 million, or 34.9% of total revenues, in 1998. This increase in absolute dollars reflects a 120% increase in payroll expenses due to the addition of sales and marketing personnel, a 190% increase in additional marketing, advertising and promotional activities undertaken to acquire new customers, and a 103% increase in royalties paid to the OCS and BIRD due to increased sales. We also expanded our sales regions geographically to include Asia Pacific during 1999.

General and Administrative Expenses. General and administrative expenses increased 99.7% to $4.5 million, or 18.0% of total revenues, in 1999 from $2.2 million, or 17.7% of total revenues, in 1998. This increase in absolute dollars was primarily due to an 85.4% increase in payroll expenses due to the addition of management and administrative staff to support our growth and expansion strategy as well as litigation expenses related to the defense of the patent infringement lawsuit.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

Total Revenues. Total revenues increased 698% to $12.6 million in 1998 from $1.6 million in 1997. Of this increase, 78.1% was due primarily to an increase in sales of our system in North America.

Gross Profit. Our gross profit increased to $8.1 million in 1998 from $611,000 in 1997. Gross margin increased to 64.5% in 1998 from 38.7% in 1997. The increase in our gross margin was the result of increased revenues from system sales and an increase in the gross margin for system sales from 71.3% to 75.7%. The improvement in system gross margin was due primarily to lower purchasing costs of materials. Additionally, the increase in our gross margin was affected by a lower cost of support, with support revenue increasing 963%, while support costs increased by 190%.

Research and Development Expenses, Net. Research and development expenses, net, were $2.4 million, or 19.4% of total revenues, in 1998 compared to $2.5 million, or 159% of total revenues, in 1997. In absolute dollars, research and development expenses, net, remained relatively constant. While we increased our investment in research and development personnel by 2.7%, this additional investment was offset by a 17.6% reduction in costs resulting from lower costs of subcontractor work and materials consumed in research and development.

Selling and Marketing Expenses, Net. Selling and marketing expenses increased 166% to $4.4 million, or 34.9% of total revenues, in 1998 from $1.7 million, or 105% of total revenues, in 1997. This increase reflects a 123% increase in payroll expenses due to the addition of sales and marketing personnel, a 171% increase in additional marketing, advertising and promotional activities undertaken to acquire new customers, and a 418% increase in royalties paid to the OCS and BIRD due to increased sales. We also expanded our sales activities internationally in 1998 by opening our international sales, marketing and support operations in London, England.

General and Administrative Expenses. General and administrative costs increased 65.5% to $2.2 million, or 17.7% of total revenues, in 1998 from $1.3 million, or 85.5% of total revenues, in 1997. This increase was primarily due to the addition of management and administrative staff to support our growth and expansion strategy.

QUARTERLY RESULTS OF OPERATIONS

The table below shows unaudited quarterly results of operations in U.S. dollar amounts and as a percentage of total revenues for the periods indicated. We have prepared this information on a basis consistent with our audited consolidated financial statements and included all adjustments that we consider necessary for a fair presentation of the information for the periods indicated. Results of operations for any fiscal quarter are not necessarily indicative of results for any future period.

                                                                QUARTERS ENDED
                               --------------------------------------------------------------------------------------
                               MAR. 31,  JUNE 30,  SEP. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEP. 30, DEC. 31,  MAR. 31,
                                 1998      1998      1998     1998      1999      1999      1999     1999      2000
                               --------  --------  -------- --------  --------  --------  -------- --------  --------
STATEMENT OF OPERATIONS DATA:                                   (IN THOUSANDS)
Revenues:
 Product sales...............   $2,081    $2,902    $3,305   $3,884    $4,563    $5,259    $6,180   $7,364    $7,774
 Support revenues............       15       129       115      166       267       287       354      561       485
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
  Total revenues.............    2,096     3,031     3,420    4,050     4,830     5,546     6,534    7,925     8,259
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
Cost of revenues:
 Product sales...............      559       697       793      905       977     1,178     1,460    1,714     1,807
 Support revenues............      312       332       393      486       431       494       566      690       634
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
  Total cost of revenues.....      871     1,029     1,186    1,391     1,408     1,672     2,026    2,404     2,441
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
Gross profit.................    1,225     2,002     2,234    2,659     3,422     3,874     4,508    5,521     5,818
Operating expenses:
 Research and development,
  net........................      483       562       642      752     1,081       889     1,095    1,044     1,517
 Selling and marketing, net..      887     1,104     1,041    1,366     1,792     1,861     1,982    2,615     2,785
 General and administrative..      546       494       524      669       757       931     1,231    1,541     1,279
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
  Total operating expenses...    1,916     2,160     2,207    2,787     3,630     3,681     4,308    5,200     5,581
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
Operating profit (loss)......     (691)     (158)       27     (128)     (208)      193       200      321       237
Interest and other income
 (expenses), net.............      (68)       --        21       17       (31)      (16)       14     (109)      (17)
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
 Income (loss) before income
  taxes......................     (759)     (158)       48     (111)     (239)      177       214      212       220
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
 Net income (loss) for the
  quarter....................   $ (759)   $ (158)   $   48   $ (111)   $ (239)   $  177    $  214   $  212    $  220
                                ======    ======    ======   ======    ======    ======    ======   ======    ======

                                                                QUARTERS ENDED
                               --------------------------------------------------------------------------------------
                               MAR. 31,  JUNE 30,  SEP. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEP. 30, DEC. 31,  MAR. 31,
                                 1998      1998      1998     1998      1999      1999      1999     1999      2000
                               --------  --------  -------- --------  --------  --------  -------- --------  --------
PERCENTAGE OF TOTAL REVENUES:
Revenues:
 Product sales...............     99.3 %    95.7 %    96.6%    95.9 %    94.5 %    94.8 %    94.6%    92.9 %    94.1 %
 Support revenues............      0.7       4.3       3.4      4.1       5.5       5.2       5.4      7.1       5.9
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
  Total revenues.............    100.0     100.0     100.0    100.0     100.0     100.0     100.0    100.0     100.0
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
Cost of revenues:
 Product sales...............     26.7      23.0      23.1     22.3      20.2      21.2      22.3     21.6      21.9
 Support revenues............     14.9      11.0      11.5     12.1       9.0       8.9       8.7      8.7       7.7
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
  Total cost of revenues.....     41.6      34.0      34.6     34.4      29.2      30.1      31.0     30.3      29.6
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
Gross profit.................     58.4      66.0      65.4     65.6      70.8      69.9      69.0     69.7      70.4
Operating expenses:
 Research and development,
  net........................     23.0      18.6      18.8     18.5      22.3      16.0      16.8     13.2      18.4
 Selling and marketing, net..     42.3      36.4      30.5     33.7      37.1      33.6      30.4     33.0      33.7
 General and administrative..     26.1      16.3      15.3     16.5      15.7      16.8      18.8     19.4      15.5
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
  Total operating expenses...     91.4      71.3      64.6     68.7      75.1      66.4      66.0     65.6      67.6
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
Operating profit (loss)......    (33.0)     (5.3)      0.8     (3.1)     (4.3)      3.5       3.0      4.1       2.8
Interest and other income
 (expenses), net.............     (3.2)       --       0.6      0.4      (0.6)     (0.3)      0.2     (1.4)     (0.1)
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
 Income (loss) before income
  taxes......................    (36.2)     (5.3)      1.4     (2.7)     (4.9)      3.2       3.2      2.7       2.7
                                ------    ------    ------   ------    ------    ------    ------   ------    ------
 Net income (loss) for the
  quarter....................    (36.2)%    (5.3)%     1.4%    (2.7)%    (4.9)%     3.2%      3.2%     2.7%      2.7 %
                                ======    ======    ======   ======    ======    ======    ======   ======    ======

Our quarterly operating results have varied significantly in the past. Therefore, revenues and profitability, if any, in any particular period may be lower than revenues and profitability, if any, in a preceding or comparable period. Period-to-period comparisons of our results of operations may not be meaningful and you should not rely upon them as indications of our future performance. Our revenue and results of operations may continue to fluctuate for a number of reasons, including:

 . the timing, nature and cost of expansion efforts in both new and existing markets and related expenses;

 . the timing of new system, product and service introductions and customer responses to those introductions;

 . our ability to attract new customers and retain existing customers;

 . our ability to manufacture and deliver our system in a timely manner;

 . our ability to sustain or improve our cost as a percentage of revenue; and

 . changes in the level of marketing and other operating expenses to support future growth.

Revenues. Quarterly revenues increased in each of the periods shown above due to increased sales of our system.

Gross Profit and Gross Profit Margin. In each of the eight quarters ending March 31, 2000, we have maintained gross margins above 65 percent. Our gross profit and gross margin of the systems we sell vary from quarter to quarter due to:

 . changes in cost of materials purchased from third parties;

 . number of systems sold through reseller distribution channels versus systems sold directly;

 . changes in the configuration of systems sold as well as the sale of spare parts and additional hardware components to existing customers; and

 . discounts negotiated with large resellers.

Operating Expenses. Research and development expenses increased generally in actual dollars, while decreasing as a percentage of total revenues in each quarter of 1998 and 1999. In the quarters ended March 31, 1999, research and development costs increased due to an increase in the required provision for severance pay as a result of increases in salary. For the quarter ended March 31, 2000, research and development costs increased due to an increase in headcount and salaries.

For the quarter ended March 31, 1999, we experienced a rapid increase in selling and marketing expenses because of a significant expansion of our sales force. In the six months ended September 30, 1999, selling and marketing expenses as a percentage of revenue decreased due to increased revenues. In the three months ended December 31, 1999 and March 31, 2000, sales and marketing expenses as a percentage of revenue increased due to an expansion of our sales force in our international markets.

General and administrative expenses increased in both dollar and percentage terms in the quarter ended December 31, 1999 when compared to the prior quarters, primarily due to costs from recruiting and hiring additional resources to strengthen our financial and systems expertise.

Operating expenses increased in absolute dollars in each of the quarters presented above. As a percentage of revenue, total operating expenses decreased in the year ended December 31, 1999 due to increased sales of our system.

LIQUIDITY AND CAPITAL RESOURCES

 Equity and grants

We initially financed our operations primarily through sales of equity and the receipt of grants from OCS and BIRD to fund research and development. Before this offering, we sold convertible preferred shares in six private placement transactions realizing aggregate gross proceeds of approximately $24.5 million in cash, including $3.8 million before 1996, $5.2 million in March 1996, $9.0 million in March 1998 and $6.5 million in August 1999. During December 1999 and January 2000, warrants to purchase 583,705 series B preferred shares were exercised and we received payment of approximately $1.3 million for those shares. Holders of our preferred shares have preferred rights if we are liquidated or if specified liquidation events occur. Because these events are not solely within our control, the preferred shares have been presented outside of permanent equity as mandatorily redeemable convertible preferred shares. These shares will automatically convert to ordinary shares upon completion of this offering, and be included in permanent shareholders' equity.

 Bank financing activities

As of March 31, 2000, we had $3.8 million in cash and cash equivalents. In April 1999, we established a revolving line of credit with Bank Hapoalim B.M. that provides up to $4.0 million in credit availability for a period of 24 months. Borrowings under this credit facility are secured by a floating charge on all of our current and future assets and by fixed charges on our goodwill, on any amounts not paid on our shares when shares are issued and on any notes and securities that we may deposit with the bank. Borrowings under this credit facility bear interest at a rate equal to the London inter-bank offer rate, or LIBOR, plus 1.5%. There were no borrowings outstanding under this line of credit at March 31, 2000.

 Operating activities

In the first three months of 2000, cash used for operating activities was $2.0 million as compared to $735,000 for the first three months of 1999. Cash provided by operating activities was $21,000 in 1999. Cash used for operating activities was $1.9 million in 1998 and $6.1 million in 1997.

 Investing activities

Cash used for investing activities was $1.0 million for the first three months of 2000 and $212,000 for the first three months of 1999. Cash used for investing activities was $1.4 million in 1999, $1.0 million in 1998, and $513,000 in 1997. The net cash used for investing activities reflects purchases of fixed assets, primarily for computer equipment, including workstations and servers to support our new offices, our increased research and development efforts, and our increased employee base.

 Financing activities

Cash provided by financing activities in the first three months of 2000 was $1.0 million. Cash provided by financing activities was $5.7 million in 1999, $2.2 million in 1998, and $6.7 million in 1997. The net increase in cash provided by financing activities primarily reflects the private sales of convertible preferred shares, which was used to pay down our $4.0 million line of credit with Bank Hapoalim B.M.

 Capital expenditures and cash needs

Capital expenditures will be incurred to:

 . expand into new geographic markets worldwide with the opening of new sales and support offices;

 . provide the capital equipment necessary to support increased assembly and shipment of systems;

 . provide the capital equipment necessary to support increased personnel and activities in research and development; and

 . make additions and improvements to our worldwide management information systems.

We believe that the net proceeds of this offering, our existing cash balances and our short-term investments will be sufficient to meet our anticipated cash needs for working capital and capital expenditure requirements for the next 12 to 18 months. After that time, if we do not have sufficient cash available to finance our operations, we may be required to obtain additional debt or equity financing.

EFFECTIVE CORPORATE TAX RATES

Our production facilities have been granted approved enterprise status under the Israeli Law for Encouragement of Capital Investments, 1959, and consequently are eligible for tax benefits for the first several years in which we generate taxable income from these facilities. The income derived from our facilities that have been granted approved enterprise status is exempt from income tax in Israel for two years beginning in the year in which the specific approved enterprises first generate taxable income. Following this two-year period, our approved enterprises are subject to corporate tax at a reduced rate of at most 25.0% for up to eight additional years, subject to some conditions and time limitations. A committee chaired by the director general of the Israeli ministry of finance has recently proposed tax reform which if adopted could reduce or cancel these benefits in the future. Since we have incurred tax losses through December 31, 1999, the period of benefits has not yet begun. If we operate under more than one approval or if our capital investments are only partly approved, our effective tax rate will be a weighted combination of the various applicable tax rates.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS

Since the majority of our revenue are paid in or linked to the U.S. dollar, we believe that inflation and fluctuation in the new Israeli shekels/U.S. dollar exchange rate has no material effect on our revenue. However, a portion of the cost of our Israeli operations, mainly personnel and facility-related, is incurred in NIS. Because some of our costs are in NIS, inflation in Israel and U.S. dollar exchange rate fluctuations do have some influence on our expenses and, as a result, on our net income. Our NIS costs, as expressed in U.S. dollars, are influenced by the extent to which any increase in the rate of inflation in Israel is not offset, or is offset on a delayed basis, by a devaluation of the NIS in relation to the U.S. dollar.

In 1997 and 1998, the rate of devaluation of the NIS against the U.S. dollar has exceeded the rate of inflation, a reversal from prior years. This was not the case in 1999 and in the first three months of 2000. We cannot be certain how this matter will develop in the future and we may be materially adversely affected in the future if inflation in Israel exceeds the devaluation of the NIS against the U.S. dollar, or if the timing of the devaluation lags behind increases in inflation in Israel.

We do not engage in any hedging or other transactions intended to manage risks relating to foreign currency exchange rate or interest rate fluctuations. At December 31, 1999, we did not own any market risk sensitive instruments except for our revolving line of credit. However, we may in the future undertake hedging or other similar transactions or invest in market risk sensitive instruments if management determines that it is necessary or advisable to offset these risks.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

Our financial market risk includes risks related to international operations and related foreign currencies. We anticipate that sales outside of North America will continue to account for a significant portion of our consolidated revenue. To date, all sales have been valued in U.S. dollars. In future periods, we expect our sales to be principally valued in U.S. dollars and therefore will not be subject to foreign currency exchange risk.

We value expenses of our international operations in each country's local currency and therefore are subject to foreign currency exchange risk. However, through December 31, 1999 we have not experienced any significant negative impact on our operations as a result of fluctuations in foreign currency exchange rates. We do not use financial instruments to hedge operating expenses in Israel, the United Kingdom or China that are valued in local currency. We intend to assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis.

We do not use derivative financial instruments for speculative trading purposes, nor do we hedge our foreign currency exposure to offset the effects of changes in foreign exchange rates.

Our exposure to market risks for changes in interest rates relates primarily to our credit facility. At March 31, 2000, our financial market risk related to this debt was immaterial. Our general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk.

RECENT ACCOUNTING PRONOUNCEMENT

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.133, Accounting for Derivatives and Hedging Activities, or SFAS No. 133, which establishes accounting and reporting standards for derivative instruments, including derivative instruments imbedded in other contracts, known as derivatives, and for hedging activities. We will adopt SFAS No.133 as required by SFAS No. 137, Deferral of the effective date of the FASB Statement No. 133, in 2001. The adoption of SFAS No. 133 is not expected to have an impact on our financial condition or results of operations.

                                    BUSINESS

OVERVIEW

We develop, manufacture and distribute an advanced networking system that enables real-time interactive visual communications. Our system, the MGC-100, connects people at different locations and endpoints, across packet-based, circuit-switched, and broadband and narrowband networks, using Internet protocol, or IP, integrated services digital network, or ISDN, and asynchronous transfer mode, or ATM.

Our system provides a broad range of video, audio and data communication capabilities to telecommunications service providers, business enterprises, and governmental and educational institutions. These capabilities include business communications, distance learning and training, telemedicine and telecommuting, or working outside the office. As broadband, or high-speed, access to the Internet and corporate networks becomes more widespread, we believe our system will also enable a variety of new visual communications applications, such as visual electronic business applications, visual call centers and help desks, visual online discussion, or chat, rooms, and on-demand business and personal visual communications.

Our MGC-100 system provides:

 . Multiple network connectivity--the ability to seamlessly connect existing circuit switched networks with emerging packet-based and broadband networks, along with a design capability that allows for connections with new networks and standards as they are developed;

 . Comprehensive transcoding--ensures communication among endpoints with different video, audio and data parameters and bandwidth capabilities, allowing for optimal performance at each endpoint;

 . Continuous presence--allows participants to simultaneously view multiple sites on a single screen in six different visual image layouts which can be changed at any time throughout a visual communications session;

 . Easy-to-use interface--allows simplified and more reliable visual communications session set up, control, troubleshooting and billing, which can be managed remotely over the Internet or by telephone; and

 . Video and audio processing and data routing--allows participants in multiple locations to see, hear and share information with one another as if they were all physically in the same room.

INDUSTRY BACKGROUND

The real-time interactive visual communications industry is undergoing dynamic changes as it expands from traditional videoconferencing to broader visual communications applications, including on-demand conferencing, visual electronic business, visual call centers and help desks, visual banking and visual chat rooms. We believe the primary factors driving these changes are:

 . the widespread availability of affordable endpoints, including personal computers, or PCs, capable of supporting desktop visual communications;

 . advances in network transmission and the emergence of the Internet, which will continue to enable new visual communications applications; and

 . greater bandwidth capabilities and increased competition among telecommunications service providers, which we believe will lead to a demand for, and an increase in, visual communications service offerings as a means of competitive differentiation and effective use of capital and infrastructure.

 Increase in the Availability and Affordability of Endpoints

The increase in the number of endpoints supporting visual communications has created a need for sophisticated networking technologies that allow multiple locations to be connected into the same visual communications session. In its early stages, videoconferencing was limited to connections between only two locations. Over time, videoconferences needed to be conducted among multiple sites, which resulted in the development of the multi-point control unit, known as the MCU, which integrates and delivers video transmissions to and from multiple sites and facilitates multi-point communications. Large-scale, multi-party conferencing was initially difficult because first generation MCUs were incompatible with endpoints and MCUs from different manufacturers. The International Telecommunications Union, known as the ITU, addressed this problem by introducing standards for conferencing over switched digital circuit networks. This led to increased demand for visual communications equipment as end-users began purchasing videoconferencing equipment with the knowledge that equipment from one manufacturer was compatible with equipment from another manufacturer.

As visual communications technology has matured, equipment prices have declined. Functionality that was once only available in a $70,000 room-based videoconferencing system may now be purchased in the form of commercial desktop videoconferencing endpoints for approximately $500. International Data Corporation forecasts that these lower price endpoints will drive a 51.0% compounded annual growth rate in the endpoint market. International Data Corporation defines the endpoint market as commercial desktop videoconferencing, commercial compact videoconferencing systems and consumer integrated videoconferencing products, such as video phones. International Data Corporation excludes high-end solutions, such as older generation, or legacy, room-based systems, from its definition of the endpoint market. This forecasted growth will result in worldwide endpoint shipments growing from 398,000 units in 1999 to 2.1 million in 2003.

Over the last several years, PCs capable of supporting desktop visual communications have become widely available. International Data Corporation estimated that more than 80 million of these PCs were shipped worldwide in 1998, and forecasts that shipments will grow to 168 million in 2003.

As endpoint usage continues to grow, including continued growth in the number of PCs supporting visual communications applications, we expect that demand for advanced switching and networking systems that support multi-point visual communications will also grow.

 Advances in Network Transmission

Concurrent with the development and widespread availability of PCs supporting desktop visual communications, there have been significant advances in network transmission as carriers have moved from dedicated leased line networks to circuit switched networks, and then to packet-based networks. As a result, real-time interactive visual communications can be conducted over a diverse set of protocols, including ISDN, ATM and IP. In this multi-protocol environment, multiple party visual communication requires a networking system that handles multiple protocols. Traditional solutions have not met these demands because they have generally been designed to handle specific protocols. As a result, users of traditional solutions are required to purchase additional equipment to handle protocol conversions, known as gateways, so that disparate endpoints can communicate over different networks. A diagram of traditional videoconferencing architecture appears below.

                                   [DIAGRAM]
[The diagram shows two sets of videoconferencing endpoints at the top of the diagram and three boxes representing two multi-point control units for different standards governing visual communications connected through one box representing a gateway at the bottom of the diagram. At the top left are three video screens with a video camera on top of each titled "H.320 Endpoints," and at the top right are three networked computers with a video camera on top of each titled "H.323 Endpoints." A line is drawn down from the video screens to a bubble representing the ISDN protocol. A line then travels down from the ISDN protocol to the first of two boxes representing the MCU, and horizontally through the gateway box to the second MCU box. Those boxes are called "H.320 MCU," "H.320-H.323 Gateway" and "H.323 MCU." An individual computer is connected to each of the three boxes. The line then travels up from the H.323 box to a bubble representing the IP protocol, and continues up to the three
H.323 endpoint computers.]

This architecture has several limitations because it:

 . lacks scalability;

 . increases the cost and complexity of the solution;

 . lacks redundancy;

 . requires multiple management systems for set up and control;

 . adds multiple points of failure; and

 . fails to provide optimal operations and connections across multiple networks.

We expect the emergence of the Internet and intranets, coupled with the widespread installation of PCs supporting desktop visual communications applications, to lead to a variety of new visual communications applications. The ITU has introduced H.323 standards governing visual communications over networks using IP, which includes the Internet, corporate intranets and local area networks, or LANs. Increasing numbers of business enterprises, governmental agencies, healthcare and educational institutions and their employees rely on IP-based networks to access e-mail, engage in electronic commerce, and telecommute. It is expected that this reliance on IP networks will cause a migration from conferencing over ISDN networks using a standard known as H.320 to visual communications over IP networks using H.323 standards. We believe the migration to H.323 standards will lead to a variety of new visual communications applications, such as visual electronic business, visual call centers and help desks and visual chat rooms. Also, we expect this reliance to lead to migration from operator controlled conferencing to on-demand visual communications controlled by the end user through a PC that is enabled for desktop visual communications. We believe these trends will lead to visual communications that are as easy and reliable as a telephone call or using the Internet.

 Increased Bandwidth Capabilities and Competition in the Telecommunications Industry

Fueled by the growth of the Internet, IP intranets, IP networks and increases in data traffic, there have been significant increases in demand by business enterprises and individual consumers for broadband, or high speed, access to the Internet and to corporate networks. According to Ryan, Hankin & Kent, a leading market research and consulting firm, public network bandwidth will have to increase by over 2,000% between 1998 and 2002 to satisfy expected Internet and other data traffic requirements. Business enterprises and individual consumers are seeking low-cost, high speed access to bandwidth-intensive Internet content, applications and services, such as highly graphical web sites and audio and visual data.

Telecommunications service providers are responding to the demand for broadband by providing comprehensive broadband services based on a variety of technologies, including cable modems, digital subscriber line, or DSL, wireless, and fiber optics. According to Ryan, Hankin & Kent, more than $6.9 billion was invested in the United States alone in 1998 in building and enhancing the transmission capability of public networks. Forrester Research estimates that broadband subscribers will grow from 2.6 million in 1999 to 27.4 million in 2003.

Worldwide deregulation of the telecommunications industry has increased competition among all types of telecommunications service providers. We believe the increased competition will lead to new visual communications service offerings. Global regulatory changes are increasing the number of competitors in the access portion of the network and are further accelerating the need for service providers to upgrade their networks and increase their service offerings. CLECs, ISPs, satellite operators, cable operators and utilities are competing with incumbent telephone carriers for customers. We believe this increase in competition, coupled with the emergence of broadband technologies, will continue to lead to more high-bandwidth service offerings, such as visions communications applications, as telecommunications service providers seek to use the broadband capacity of their networks, differentiate themselves from their competition, and create new sources of revenue. DataQuest estimates that telecommunication service provider video service revenue will grow from $469.1 million in 1998 to $1.6 billion in 2002.

OUR SOLUTION

We have developed an advanced networking system that enables real-time interactive visual communications. Through our system, multiple parties can engage in visual communications across and between different types of networks and endpoints. A diagram of our solution appears below:

                                   [DIAGRAM]
[The diagram shows three sets of videoconferencing endpoints at the top of the diagram, and Accord's MGC-100 system at the bottom of the diagram. At the top left, three video screens with a video camera on top of each titled "H.320 Endpoints" are connected by a line to a bubble representing the ISDN protocol, which is then connected to the MGC-100. At the top middle, three networked computers with a video camera on top of each titled "H.323 Endpoints" are connected by a line to a bubble representing the IP protocol. A separate individual computer is also connected to the IP protocol bubble. A line then goes from the IP protocol bubble to the MGC-100. At the top right are a video screen, a single computer and three networked computers, each with a video camera on top, titled "H.323, H.320, ATM Endpoints." Lines travel from the video screen and computer to a bubble representing the ATM protocol. The ATM protocol is connected by lines to the MGC-100.]

Key benefits of our system include that the MGC-100:

Provides an integrated solution. Our system connects participants at multiple locations, among different combinations of networks and types of endpoints, to enable real-time interactive visual communications. Our transcoding capabilities, or our ability to identify and process all transmission aspects of each endpoint, signal, network and protocol, allow different endpoint types to participate in the same visual communications session without additional set-up or management complexity.

Designed with a scalable architecture. Our system is designed with a scalable architecture, which allows for continued growth as customer usage increases and new technologies, standards and network types are developed. The structure of our system allows our customers to easily incorporate new technologies, standards and network protocols as they emerge. We believe this modular architecture increases the life-cycle and continued demand for our system and positions us to benefit from the shift to next-generation, packet-based network architectures without requiring users to purchase complex hardware and software upgrades or system replacements.

Maximizes system availability and ease of maintenance. Our system is designed with features that enable quick problem resolution, allow for maximum availability, and provide a lower cost of ownership. These features include:

 . remote problem assessment and resolution through an IP connection;

 . front-accessible modules that are hot-swappable, which means that a failed module can be replaced while the system is in operation without interrupting ongoing communications;

 . software upgrades remotely over the Internet that allow for fast and easy implementation of newly released features without the need for on-site maintenance;

 . modules that automatically update the configuration of the system resources during operation without user intervention; and

 . continuous real-time monitoring of system status.

Designed with a flexible and easy-to-use management system. Our system is designed with an easy-to-use graphical user interface that provides immediate detailed information about visual communications sessions, networks, endpoints and system resources. Our management system offers an integrated scheduling system that reserves capacity on the system, sets up visual communications sessions, and provides backup for external reservation systems. Visual communications sessions over our system can be managed by dial up connection using touch tone or a live operator, or over the Internet through a web-based graphical user interface.

Provides connectivity to Internet protocol networks. The architecture of our MGC-100 system provides connectivity over IP networks. Our architecture also allows our customers to use a large number of simultaneous advanced visual applications, such as continuous presence, comprehensive transcoding and system management over IP and other protocols. Also, our system has an open application programming interface that allows third parties to create software applications to interface with our system. We believe that this IP connectivity and application programming interface provides telecommunication service providers with additional revenue opportunities as visual communications are increasingly conducted over IP networks.

OUR STRATEGY

Our objective is to use our system to continue to facilitate real-time interactive visual communications and enable emerging IP broadband applications using video, audio and data. To achieve this objective we intend to pursue these key strategies:

Continue to enable innovative visual communications capabilities and applications. We believe our system will provide a single platform for the creation and delivery of innovative visual communications applications as visual communications develop from traditional videoconferencing to broader applications over IP networks. We intend to continue to take advantage of the growth of the Internet by working directly with our customers and strategic partners to develop features and functionality for visual communications applications over IP networks. Our system is designed to enable future applications over IP networks, including visually-enabled electronic business applications, visual call centers and help desks to enhance customer service and support over the Internet, visual banking centers, visual online discussion, or chat rooms, on-demand business and personal conferencing, and additional distance learning, telemedicine and telecommuting applications, which we expect to emerge over the next two years. However, our ability to enable these applications will depend upon whether they are adopted for widespread personal and business purposes.

Focus on supporting our installed base of customers. We focus on providing superior customer service and support to complement our MGC-100 system, which we believe builds customer satisfaction and loyalty. We believe our existing customers will expand their use of real-time interactive visual communications and build out their networks. We intend to take advantage of our superior system, service and support by continuing to sell new systems and additional capabilities to them. We also plan to reach customers that need to replace older generation equipment as they expand their IP networks and begin to use and offer a broader range of visual communication applications beyond videoconferencing.

Maintain and expand our strong position in the telecommunication service provider market. We believe our system provides a flexible integrated platform for the creation and delivery of new services by telecommunication service providers that want to develop additional revenue sources and maximize their investments to increase bandwidth. As a result, we are focused on delivering visual communications network solutions to telecommunication service providers as they expand their service offerings. As telecommunication service providers build out their networks, we expect increased opportunities for sales of systems to new and existing telecommunication service provider customers and for recurring sales of additional capabilities to their existing systems. We will also continue to invest in sales and marketing efforts to increase our business with existing and new telecommunication service provider customers.

Expand global distribution. We will continue to expand the size of our sales force worldwide. We are pursuing a direct and indirect sales strategy focused on telecommunication service providers, business enterprises, healthcare and educational institutions and government agencies, primarily in North America. We have also established sales and distribution channels in Europe and Asia, and we expect to establish sales and distribution channels in Sweden, Singapore and Australia in 2000. We intend to further broaden our geographic reach to areas we do not serve. We intend to continue to strengthen our existing relationships with resellers and pursue additional relationships with selected resellers throughout the world to expand our global distribution. For example, we recently entered into a reseller agreement with PictureTel Corporation, which we believe will strengthen our global distribution. We will also continue to seek strategic relationships with partners who have marketing capabilities that can complement and enhance our market position.

Expand our technology leadership. We believe that our system differentiates our solution from the limited capability products that our competitors offer and gives us an advantage in the marketplace. We intend to further develop our highly advanced technology by continuing to make investments in our research and development efforts. For example, in 2000 we intend to introduce the MGC-50, a less expensive version of our system for customers who demand less capacity. We have entered into, and will continue to pursue, joint development arrangements and other initiatives that will allow us to continue to develop high quality solutions to meet the demands of the marketplace. For example, we have an agreement with FVC.com under which we integrated their ATM technology into our system, and they resell our system. We also have an agreement with France Telecom under which they have funded our development of on-demand conferencing.

SYSTEM AND TECHNOLOGY

 Architecture

The MGC-100 consists of a main control module, or component, up to three power supply modules, one or more network modules, multiplexer modules, which process video, audio and data information according to the parameters of the particular communications session, and video, audio and data modules. All of these modules communicate across what is known as the backplane, which is a high-speed electronic path or route over which information travels and to which all of the separate modules connect.

The network modules allow connectivity to circuit switched, packet-based and broadband networks, including ISDN, ATM and IP. The video, audio and data modules process each type of signal received from and transmitted back to multiple endpoints. All of these modules communicate across the backplane and are controlled by the main control module.

 Transcoding

Our system automatically transcodes video algorithms, line rates or bandwidths, frame rates and video resolution, as well as different audio algorithms and different data transfer rates. This means that our system automatically determines and matches all of the communication parameters of each endpoint, which allows our system to support, in the same session, multiple endpoints that communicate video, audio and data signals according to different parameters. These transcoding capabilities make visual communications sessions between multiple participants over our system easy to establish. They also ensure that each endpoint in a visual communication session is optimally used.

 Continuous Presence

As our system performs full transcoding, it receives audio, video and data transmissions and automatically processes the input and sends a composite image transmission back to the endpoints in a variety of continuous presence formats. The variety of visual layouts includes:

 . a single window;

 . two side-by-side or above-and-below windows;

 . four symmetrical windows in screen quadrants;

 . six windows in an arrangement where one window is substantially full-screen and the other five are smaller windows positioned around the edges of the predominant window; and

 . nine symmetrical windows.

Our continuous presence capability also allows the layout to be modified during an on-going visual communications session without interruption. A single transcoding/continuous presence video module in our system can support continuous presence and transcoding for multiple sessions at the same time.

 Management Interface

Our management interface allows participants and operators to reserve, set-up, participate in, and monitor visual communications sessions. It also allows end-users of our system to troubleshoot or repair our system while in operation. This can all be managed over the Internet through a web-based graphical user interface, or by dial-up connection using touch tone capability or a live operator. These management tools can also be utilized to change visual layouts, connect other participants, and monitor all aspects of an ongoing visual communications session.

RESEARCH AND DEVELOPMENT

We have assembled a team of experienced design engineers with expertise in numerous disciplines including system design, high speed digital design and processing, real-time embedded software, audio and visual algorithms, and real-time control software and operating systems. As of March 31, 2000, we employed 71 engineers or other research personnel at our research and development facility in Petach Tikva, Israel. Our future success is dependent on our ability to continue to rapidly deliver innovative real-time interactive visual communications solutions.

Our research and development efforts are focused on sustaining and enhancing our existing system and developing innovative new solutions in the evolving real-time interactive visual communications market. We believe that introducing new products and systems in a timely fashion is critical for us to meet the demands of our customer base and to quickly adapt to the constantly emerging needs in the market. We emphasize early and frequent interaction between our research and development engineers and customers to arrive at unique solutions to meet specific system requirements. We have implemented an Internet-based software system that serves as a conduit for interactions between our customers and our support and research and development personnel for purposes of troubleshooting and facilitating customer requests for additional features or improvements. Customer feedback is also obtained from resellers and through participation in industry events, organizations, and standard bodies. We intend to continue to make significant investments in research and development that will support technological innovation.

CUSTOMERS

We sell to customers directly and through resellers. The list of end users shown below includes customers to whom we sell directly and end users that purchase our system through resellers. Our direct customers shown below are each responsible for revenues in excess of $200,000 since our incorporation and are representative of the various types of customers that purchase our system. The end users shown below that purchase our system through resellers are also representative of the various types of customers that purchase our system. Our direct customers listed below are indicated with an *. The end-users of our system include:

 . Telecommunications Service Providers. Telecommunications service providers typically use our system to provide traditional videoconferencing services. We believe, however, that telecommunications service providers will increasingly use our system to offer more advanced visual communications applications to make effective use of their broadband network capabilities, differentiate themselves from their competition and create new sources of revenue. Some of our telecommunications service provider customers include:

  ACT Teleconferencing* MCI WorldCom*
  British Telecom*      NTT Phoenix
  Deutsche Telekom*     PictureTel*
  France Telecom*       PQ Networks*
  Geoconference*        South Africa PTT
  Global Access*        Sprint Communications*
  Global Crossing*      V-Span*
  Inview*               Video Web*
  Korea Telecom         VirtuaLINK*
                        1-800 Video On*

 . Business Enterprises. Business enterprises use our system for a variety of specific business applications, including business conferences, training and education, and customer and client services and support. Some of our business enterprise end-users include:

  BHF Bank                     Lockheed Martin*
  Credit Suisse First Boston   Microsoft*
  Donaldson, Lufkin & Jenrette Nortel Networks*
  Goldman Sachs                Raytheon*
  Halaba Bank                  United Bank of Switzerland*
  Holland & Knight             World Bank

 . Government Agencies. Government agencies use our system to communicate within and between government agencies and as means of training and education. Some of our government agency end-users include:

  Lawrence Berkeley Laboratories State of Minnesota
  U.S. State Department          State of Wyoming
                                 Florida National Guard

 . Institutions. Educational institutions use our system to provide distance learning, and healthcare institutions, such as hospitals and health maintenance organizations, use our system for telemedicine and training. Some of our education and healthcare institution end-users include:

  Education:                          Healthcare:
  Louisiana State University          Bassett Healthcare*
  MoreNET*                            Blue Cross/Blue Shield
  Oklahoma State University           Continuum Healthcare
  Temple University                   Kaiser Permanente
  Tulane University                   St. Jude Hospital
  U.C. Davis                          Veterans Administration Hospitals
  University of Notre Dame*
  University of Texas
  Virginia Community College Systems*

CUSTOMER CASE STUDIES

Below are specific examples of how four of our customers use our system to solve their real-time interactive visual communications needs. None of the customers mentioned below are actively endorsing or promoting our system.

 Credit Suisse First Boston

Credit Suisse First Boston is a global investment banking firm, with approximately 15,500 employees and operations in over 60 offices across more than 30 countries. Credit Suisse First Boston uses real-time interactive visual communications to conduct worldwide executive meetings, analyst briefings, corporate presentations, staff meetings and interviews. For several years, Credit Suisse First Boston worked with an outside service provider for management of its multi-point conferencing. As Credit Suisse First Boston's volume of use increased, it decided to purchase its own system. After an extensive evaluation process, Credit Suisse First Boston purchased an MGC-100 system in December 1998. Within one month, we had installed our system at Credit Suisse First Boston's Madison Avenue location in New York, we had trained Credit Suisse First Boston personnel, and Credit Suisse First Boston was using our system to manage visual communications. Credit Suisse First Boston also has deployed an additional MGC-100 system in Singapore.

 University of Notre Dame

The University of Notre Dame uses real-time interactive visual communications to connect students and professors located on campus with students in cities around the United States and the world. The backbone of Notre Dame's visual communications network is our MGC-100 system. Notre Dame utilizes both H.320 and H.323 standards to connect students in a variety of locations over ISDN digital telephone lines, a dedicated educational local area network, and over the Internet. For example, Notre Dame offers an executive master of business administration program that uses two way video/audio from its campus in South Bend, Indiana to Indianapolis, Indiana, Toledo, Ohio and two sites in Chicago, Illinois. Notre Dame also uses our MGC-100 system to connect students between campuses in London and the United States over the Internet.

 Deutsche Telekom AG

Deutsche Telekom AG uses our MGC-100 system to offer real-time interactive visual communications services to its customers. Deutsche Telekom also uses our system for internal visual communications, such as business meetings, training and distance learning. Deutsche Telekom benefits from the transcoding capabilities of our system, which allow easy set-up of sessions between endpoints that are using different systems and speeds. Another important benefit to Deutsche Telekom is the ability of our system to connect to different network types, such as ISDN, ATM and IP, all within a single platform.

 France Telecom

France Telecom, one of the world's leading telecommunications carriers, has chosen our system to support its on-demand visual communications service offerings. This service, which France Telecom began offering in the first quarter of 2000, will allow people to initiate and control their own on-demand sessions without the need of an operator and without reserving a session in advance. France Telecom believes that this service is the first step toward a variety of applications for businesses and consumers that will extend their visual communications service offerings beyond traditional videoconferencing.

SALES AND MARKETING

We sell our system worldwide through distribution channels that include direct sales and traditional distributor or reseller sales. Our sales teams are supported with marketing programs, educational programs and field, telephone and web-based technical support. Our sales responsibilities are divided into four geographic regions: Americas, Europe, Middle East and Africa, and Asia. Our sales efforts in each region are directed by vice-presidents who are responsible for relationships with targeted customers. We also employ a sales director who is responsible for relationships with the U.S. government and a sales director who is responsible for our major accounts. Our sales teams sell directly to network and telecommunications service providers, business enterprises, healthcare and educational institutions, government agencies and resellers. Our sales teams also consist of sales and systems engineering personnel who are experienced and knowledgeable about our system and the technologies we provide and support.

We have list prices for our system, service and support. We offer price discounts based on a variety of factors, including potential volumes expected from a customer, actual volumes of sales to a customer in previous quarters, reciprocal discounts offered to us, competitive pressures and the timing of orders.

Our resellers sell our system to business enterprises, healthcare and educational institutions and government agencies and act as the initial customer service contact for the systems they sell. Sales through resellers accounted for approximately 52.3% of our revenue in 1998 and 52.5% in 1999. We establish relationships with resellers through written agreements that provide prices, discounts and other material terms and conditions under which the reseller is eligible to purchase our system for resale. These agreements generally do not grant exclusivity to the resellers, prevent the resellers from carrying competing product lines or require the resellers to sell any particular dollar amount.

Some of our resellers include:

  Adcom                 PictureTel
  Ashton Communications Sony
  CBCI Telecon          Symtech Solutions
  Clover Technologies   Tandberg
  Designs That Compute  VCON
  FVC.com               ViewTech
  GTE                   W2COM, LLC
  Intervu

We have a variety of marketing programs and initiatives to support the sale and distribution of our system, which include:

 . issuing press releases about system enhancements, upgrades and significant customer relationships;

 . participating in seminars and major industry conferences and trade shows;

 . participating in major industry organizations; and

 . marketing directly to existing and prospective customers.

The audience for these activities includes our sales organization, strategic development and distribution partners and authorized resellers, existing and prospective customers, the trade press, analysts and others who are influential in the industry. We also retain, on a monthly basis, an outside marketing firm in the United Kingdom that supports our international marketing efforts.

As of March 31, 2000 our direct sales and marketing staff consisted of 38 full-time employees.

CUSTOMER SERVICE AND SYSTEM SUPPORT

We focus on customer service and support for our resellers and end-user customers. We believe that the responsiveness and expertise of our customer service and support personnel is critical to our goal of developing and maintaining long-term customer relationships and ensuring customer loyalty and satisfaction. We staff customer support centers in the United States, United Kingdom, Israel and China. Our customer support centers are responsible for on-site and remote system installation, customer training, diagnostics and troubleshooting, coordinating with customers concerning system updates, upgrades and enhancements, and coordinating with our research and development staff.

System installation and testing is typically completed in one day. Our customers complete a site survey form that we provide before delivery and installation of our system. This site survey includes an analysis of overall site conditions, network infrastructure and parameters, as well as the necessary connections for the system. Our customer support representative performs the on-site installation based on the site survey. Once installed, our customer support representative brings the system on-line, completes testing to ensure that the installation was successful, and trains the end-user in the operation of the system.

We offer comprehensive technical support programs that are designed to meet a variety of customer requirements. These programs include:

 . Standard Support. This level of support is designed for organizations that have a technical support staff and well-equipped support centers. Standard support during normal business hours includes software fixes through the current release, four hour remote response time, and problem analysis and resolution over the Internet or a telephone hotline. After-hours support, next-day parts replacement and on-site support are also available at additional cost.

 . Premier Support. This level of support includes all basic support services, plus next-day hardware replacement, remote software updates and installation assistance, and two hour remote response time.

 . Premier Plus Support. This level of support includes all basic and premier support services, plus on-site installation, when necessary.

Warranties on our hardware products generally extend for one year, and warranties for software products generally extend for 90 days.

MANUFACTURING

Our manufacturing operations consist primarily of materials planning and procurement, quality control of components, kit assembly and integration, final assembly, and testing of fully-configured systems. We contract with a limited number of independent contractors who partially assemble the modules and chassis we use in our system from kits provided by us and who adhere to specifications that we provide. This strategy allows us to reduce costly investment in manufacturing infrastructure and to use the expertise of our independent contractors, which have each received the International Standard Organization, or ISO 9002, certification for quality. We configure the hardware and software to meet a variety of customer requirements, complete final system assembly and test the system to ensure it operates properly.

We have no minimum supply commitments from our vendors and generally purchase components on a purchase order basis. Although we generally use standard parts and components for our system, some of the key components are available only from sole sources or from limited sources, including various chips, power supply components and chassis components. Even where multiple sources are available, we typically obtain components from only one vendor to maintain quality control and enhance our working relationship with our key suppliers.

COMPETITION

We compete in a market that is highly competitive and rapidly changing. We believe that competition may increase substantially as the introduction of new technologies, the deployment of new networks and potential regulatory changes create new opportunities for established and emerging companies in the industry. Our principal competitors include VideoServer, now known as Ezenia!, Lucent, RADVision and CUseeMe Networks, Inc. We believe that none of these competitors individually are dominant in the market. We believe that the features, functionality and technology in our system gives us a competitive advantage in this market. However, we expect that competition for systems and products that enable real-time interactive visual communications will grow as more companies focus on this market and begin to develop applications and networking solutions.

Many of our current and potential competitors are larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources as well as more established channels of distribution. As a result, these competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their systems and products. Our competitors may enter our existing or future markets with solutions that may be less costly, provide higher performance or additional features or be introduced earlier than our solutions.

We believe our future success will depend on our ability to compete successfully against our competitors based on many factors including:

 . the breadth of networks supported through an integrated platform;

 . system scalability, performance and features;

 . ease of installation and use;

 . system reliability, quality of service and technical support;

 . the success and timing of new equipment and system developments;

 . price and time to market; and

 . sales and distribution capabilities and strength of brand name.

INTELLECTUAL PROPERTY

General. Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of trademark, copyright, trade secret and other intellectual property laws, employee and third-party nondisclosure agreements, licensing and other contractual arrangements and have also applied for patent protection to protect our proprietary technology and intellectual property. These legal protections afford only limited protection for our proprietary technology and intellectual property.

Patents and Other Intellectual Property Protections. We do not hold any patents for our system. We have filed six utility patent applications relating to future improvements, enhancements and features of our system with the U.S. Patent and Trademark Office. We also intend to file corresponding utility patent applications for these future improvements, enhancements and features with the Receiving Office of the Patent Cooperation Treaty, or PCT, which would permit us to seek patent protection in up to 103 PCT member countries. Our pending patent applications may not result in the issuance of any patents. Even as we develop a patent portfolio, any patent that might be issued in the future could be invalidated or circumvented or fail to provide us any meaningful protection.

We cannot be certain that we can meaningfully protect our intellectual property. Others may independently develop intellectual property substantially equivalent to ours or gain access to our trade secrets or intellectual property. We also cannot be certain that others will not disclose our intellectual property or trade secrets to our competitors. Our failure to protect our intellectual property effectively could result in our losing our proprietary rights and our incurring increased costs.

Licenses. We license technology and software, such as operating systems and embedded visual, audio and data software from third parties for incorporation into our system and we expect to continue to enter into these types of agreements for future products. Our licenses are either perpetual or for specific terms and may result in royalty payments to third parties, the cross-license of technology by us or payment of other consideration. If our arrangements are not concluded on commercially reasonable terms, our business, financial condition and results of operations could be materially adversely affected.

Claims of Infringement. In November 1998, we received a letter from a third party alleging that our system supports standards that may fall within the scope of one of the third party's patents relating to the G.722 standard, a high quality audio algorithm. These letters are not uncommon in the industry and are dealt with according to normal business practices. The third party has offered to license this technology to us and we are discussing obtaining a license from them. However, we cannot assure you that we will be able to enter into a license for this technology on commercially reasonable terms. If we cannot reach an agreement on a license, we cannot assure you that this third party will not begin an infringement action against us. If a claim is brought against us, we cannot assure you that we would prevail, and any adverse outcome could require us to pay royalties to the third party or suffer other damages or remedies.

EMPLOYEES

As of March 31, 2000, we had 180 full-time employees, including 108 in Israel, 53 in the U.S. and 19 in other countries. None of our U.S. employees is covered by a collective bargaining agreement and we believe that our relations with our employees are good.

 Israeli employment law and collective bargaining agreements

Israeli law and some of the provisions of collective bargaining agreements between the Histadrut, or the General Federation of Labor in Israel, and the Coordinating Bureau of Economic Organizations, or the Israeli federation of employers' organizations, apply to our Israeli employees. These laws and provisions cover a wide range of areas and provide minimum employment standards including the maximum length of the work day and work week, minimum wages, contributions to a pension fund, insurance for work-related accidents, procedures for dismissing employees, and determination of vacation and severance pay. Under these provisions, the wages of most of our employees are subject to cost of living adjustments, based on changes in the Israeli consumer price index. The amounts and frequency of these adjustments are periodically modified. Israeli law generally requires the payment of severance upon the retirement or death of an employee or upon termination of employment by the employer or, in some circumstances, by the employee. We fund our ongoing severance obligations by making monthly payments for insurance policies.

 Employee insurance plans

A general practice in Israel that we follow, although not legally required, is the contribution of funds on behalf of employees to an individual insurance policy. This policy provides a combination of savings plan, insurance and severance pay benefits to the insured employee. It provides for payments to the employee upon retirement or death and secures a substantial portion of the severance pay, if any, to which the employee is legally entitled upon termination of employment. Each participating employee contributes an amount equal to 5.0% of the employee's base salary, and the employer contributes between 13.3% and 15.8% of the employee's base salary. All of our full-time Israeli employees participate in this benefit package. We also provide some employees with an education fund, to which each participating employee contributes an amount equal to 2.5% of the employee's base salary, and the employer contributes an amount equal to 7.5% of the employee's base salary.

FACILITIES

We lease approximately 15,690 square feet under two leases in an office building in Atlanta, Georgia for our headquarters. Both leases expire on December 31, 2003.

Our research and development and manufacturing operations are located in Petach Tikva, Israel, where we lease approximately 31,300 square feet under a lease expiring in April 2005.

We also lease approximately 7,680 square feet under two leases in an office building in Atlanta, Georgia, which was previously our corporate headquarters and is now vacant. We plan to sublease this office space. One of these leases for approximately 6,430 square feet expires in 2002, and a sublease for approximately 1,250 square feet expires in September 2000.

We believe that the new and current facilities will be adequate to accommodate our anticipated expansion of operations over the next 12 months.

LEGAL PROCEEDINGS

On November 20, 1998, VideoServer, Inc., now known as Ezenia! Inc., filed a patent infringement claim against our U.S. subsidiary, Accord Networks, Inc., in the United States District Court, District of Massachusetts, alleging that our subsidiary had and was willfully and deliberately infringing on one of Ezenia! Inc.'s patents. The plaintiff later amended its complaint to allege that our subsidiary also had and was willfully and deliberately infringing on other patents. On June 10, 1999, we were added as a defendant in the lawsuit. On June 16, 2000, we, our subsidiary and the plaintiff entered into a written settlement agreement and the court entered an order dismissing the case. The settlement agreement includes the following terms:

 . We paid Ezenia! Inc. $500,000 when the settlement agreement was signed, and will pay an additional $6 million within seven days of our receipt of the net proceeds of this offering;

 . If, by September 30, 2000, we have not paid the balance of the $6 million under the settlement agreement, we will make quarterly payments of $1 million beginning on October 30, 2000, until the unpaid balance of the $6 million has been paid;

 . We, our subsidiary and Ezenia! Inc. have executed mutual releases of all claims concerning the lawsuit that we may now have or ever had against each other;

 . Ezenia! Inc. agrees it will not sue us, our subsidiary or any of our customers for infringement of any patents involved in the litigation; and

 . We, our subsidiary and Ezenia! Inc. agree not to sue one another or any of each other's customers for infringement of any other patents held by us, our subsidiary or Ezenia! Inc. for three years from the date of the written settlement agreement. We also agree not to later sue one another for any alleged infringement claims or damages for alleged infringement that may arise during those three years.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors of Accord Networks Ltd. and their ages as of March 31, 2000, are:

   NAME                     AGE POSITION
   ------------------------ --- ---------------------------------------------------------
   Jules L. DeVigne........  60 Chairman, Chief Executive Officer and Director
   Sigi Gavish.............  49 Chief Technology Officer and Director
   Philip B. Keenan........  37 Senior Vice President, Worldwide Sales and Marketing
   Amnon Shachar...........  48 Senior Vice President, General Manager, Israel Operations
   David P. Gallagher......  50 Vice President Business Development
   Jeffrey B. Bradley......  57 Chief Financial Officer
   Matty Karp..............  50 Director
   Jos C. Henkens..........  47 Director

Jules L. DeVigne has served as chief executive officer and as a director of Accord Networks Ltd. since May 1997 and as chairman since June 1999. Before joining Accord, Mr. DeVigne served as vice president, worldwide sales for VideoServer, Inc. from October 1992 until May 1997. Mr. DeVigne also served as president of Innovative Technology, a manufacturer of voicemail and interactive voice response systems, from March 1990 until June 1992, and as senior vice president of sales and marketing of Netrix Corporation, a manufacturer of wide area networks, from February 1989 until March 1990. Mr. DeVigne has also held various sales and executive management positions with Paradyne Corporation and International Business Machines Corporation.

Sigi Gavish co-founded Accord Networks Ltd. in 1992 and serves as its chief technology officer and a director. Before founding Accord Networks Ltd., Mr. Gavish spent sixteen years working for Tadiran Telecommunications, Israel's largest telecommunications company, where he managed numerous research and development projects and served as chief engineer of Tadiran's first generation of ISDN-compatible PBXs that integrate voice, data and video communications. Since 1992, Mr. Gavish has represented the Israeli electronics industries on two technical committees of the European Telecommunications Standards Institute. Mr. Gavish holds a B.S.C. degree in electrical engineering from the Technion Israel Institute of Technology.

Philip B. Keenan has served as senior vice president, worldwide sales and marketing of Accord Networks Ltd. since April 1998. Before joining Accord, Mr. Keenan served as the vice president of international sales for VideoServer, Inc. from May 1994 until February 1998.

Amnon Shachar has served as the senior vice president and general manager, Israel operations of Accord Networks Ltd. since January 2000. Before joining Accord, Mr. Shachar served as vice president of research and development, engineering and support at Karat Digital Press, a joint venture between Scitex and KBA from 1997 to 1999. Mr. Shachar also held a variety of technology managerial positions, his last position as a colonel, within a technological unit of the Israeli Defense Forces from 1973 to 1997. Mr. Shachar holds a B.S.C. degree in electrical engineering from the Technion Israel Institute of Technology and an executive M.B.A. from the University of Tel Aviv.

David P. Gallagher has served as vice president, business development since September 1998. Before joining Accord Networks Ltd., Mr. Gallagher was president of Galmark, a consulting firm focused on the strategic growth of high-tech companies from January 1997 until August 1998. Mr. Gallagher also served as the vice president of business development and marketing at TechForce

Corporation from January 1997 until August 1998 and as vice president of marketing and North American sales at FiberCom Corporation from December 1988 until February 1994.

Jeffrey B. Bradley has served as chief financial officer of Accord Networks Ltd., since July 1999. Mr. Bradley has also served as a partner of Tatum CFO Partners, a firm of professional chief financial officers, since 1997. Mr. Bradley served as executive vice president, chief financial officer and acting chief operating officer of Metals Recycling Technologies Corp., a company that developed chemical processing technology for waste products generated from steel companies, from 1995 until 1997 and as executive vice president and chief financial officer of The Landmarks Group, a real estate development company, from 1982 until 1994. Mr. Bradley holds a B.S. in accounting and a M.B.A. in finance and marketing from Bowling Green State University. Mr. Bradley is a certified public accountant and a member of the AICPA and the Financial Executives Institute.

Matty Karp has served as one of our directors since 1994. Mr. Karp has been chief executive officer of Concord Technology Ltd. since 1997. Since 1994, Mr. Karp has served as chief executive officer of Nitzanim Fund (1993) Ltd., chief executive officer of Kardan Technologies, Ltd. and active chairman of Concord Ventures. Between 1979 and 1994, Mr. Karp held various executive positions at Elbit Ltd., an Israeli electronics manufacturer, most recently the position of senior executive.

Jos C. Henkens has served as one of our directors since 1997 and has participated as an observer in board meetings since 1996. Mr. Henkens has been a general partner of Advanced Technology Ventures since 1983. Mr. Henkens also serves as a director of Actel Corporation and Credence Systems Corporation, as well as a number of private corporations.

BOARD OF DIRECTORS

 Election of directors

Our articles of association, which will become effective upon the closing of this offering, authorize up to ten directors, including external directors. Upon the close of this offering, the board of directors will be divided into three classes, except for external directors who will not form a part of any class and who will be elected according to the Companies Law. The three classes of directors are called class I, class II and class III. One class will be elected each year by shareholders at our annual general meeting and will have a term of approximately three years. The initial class I term will expire at the annual general meeting of shareholders in 2001, the initial class II term will expire at the annual general meeting of shareholders in 2002, and the initial class III term will expire at the annual general meeting of shareholders in 2003. Mr. Henkens will be the initial class I director, Messrs. DeVigne and Gavish will be the initial class II directors and Mr. Karp will be the initial class III director. Vacancies on the board of directors may be filled by a majority of the directors then in office. A director so chosen will hold office until the next annual general meeting.

An annual general meeting is held at least once in every calendar year, but not more than fifteen months after the last preceding annual general meeting. There are no family relationships among any of our directors, officers or key employees.

 Chairman of the board

The Companies Law generally provides that, beginning three months after a company's shares are first listed for trading on a stock exchange, the general manager of that company may not serve as the chairman of its board of directors. However, by a majority vote of the shareholders that includes at least two-thirds of the shareholders who are not controlling shareholders, the chairman of the board of directors may fill the position of managing director or exercise his authorities. The shareholders may resolve to authorize the chairman to fill the position of managing director or to exercise his authorities for a period which is not longer than three years from the date of the resolution. Our board of directors has recommended that the shareholders adopt a resolution authorizing the chairman of our board of directors to continue filling the position of chief executive officer.

INDEPENDENT AND EXTERNAL DIRECTORS

 Nasdaq requirements

Under the Nasdaq National Market rules, we are required to have at least three independent directors on our board of directors.

 Companies Law requirements

Under the Companies Law and its regulations, Israeli companies whose shares have been offered to the public in, or that are publicly traded outside of, Israel are required to appoint at least two natural persons as external directors. No person may be appointed as an external director if the person or the person's relative, partner, employer or any entity under the person's control, had within the preceding two years any affiliation with the company or with any entity controlling or controlled by or under common control with the company. The term affiliation includes:

 . an employment relationship;

 . a business or professional relationship maintained on a regular basis;

 . control; and

 . service as an office holder.

No person may serve as an external director if the person's position or other business activities create, or may create, a conflict of interest with the person's responsibilities as an external director or interfere with the person's ability to serve as an external director. If, at the time of election of an external director, all other directors are of the same gender, the external director to be elected must be of the other gender.

External directors are elected by the shareholders at a general meeting. To be elected, an external director must receive the approval of a simple majority of the shareholders, provided that the majority includes at least one-third of the non-controlling shareholders who are present and voting or that the non-controlling shareholders who vote against the election hold one percent or less of the voting power of the company. The Israeli minister of justice can determine a different percentage.

External directors are elected for a term of three years and may be re-elected for one additional three year term. Each committee of a company's board of directors that has the authority to exercise powers of the board of directors is required to include at least one external director and its audit committee must include all external directors.

Under the provisions of the Companies Law, we are required to designate the initial external directors at a shareholders' meeting to be convened not later than three months from the completion of this offering. We intend to comply with this requirement.

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

Under the Companies Law an external director cannot be dismissed from office unless one of the events described below occurs:

 . the board of directors determines that the external director no longer meets the statutory requirements for holding the office or that he is in breach of his fiduciary duties. The shareholders must then vote to remove the external director after he has been given the opportunity to present his position. The majority required to remove an external director is the same majority required to appoint him.

 . a court determines, upon a request of a director or a shareholder, that the external director no longer meets the statutory requirements of an external director or that he is in breach of his fiduciary duties to the company.

 . a court determines, upon a request of the company or a director, shareholder or creditor of the company, that the external director is unable to fulfill his duty or has been convicted of specified crimes.

SUBSTITUTE DIRECTORS

Our articles of association, which will become effective upon the closing of this offering, provide that, subject to the approval of a majority of the directors, any director may appoint another person to serve as a substitute director and may remove the substitute director. Any substitute director possesses all the rights and obligations of the director who appointed him, except that the substitute may not in turn appoint a substitute and has no standing at any meeting at which the appointing director is present. Unless the appointing director limits the time or scope of the appointment, the appointment is effective for all purposes until the appointing director ceases to be a director or terminates the appointment. The appointment of a substitute director does not in itself diminish the responsibility of the appointing director as a director. A person who is not qualified to be appointed as a director, or a person who already serves as a director or a substitute director, may not be appointed as a substitute director.

AUDIT COMMITTEE

Our audit committee of the board of directors consists of Messrs. Karp and Henkens. Mr. Henkens intends to resign as a member of the audit committee after we appoint external directors. The Companies Law requires public companies to appoint an audit committee comprised of at least three directors including all of the external directors. The chairman of the board of directors, any director employed by or providing other services to a company and a controlling shareholder or any relative of a controlling shareholder, may not be a member of the audit committee. The responsibilities of the audit committee include identifying flaws in the management of a company's business, making recommendations to the board of directors of how to correct them and deciding whether to approve actions or transactions which by law require audit committee approval. An audit committee may not approve an action or transaction with a controlling shareholder or with an office holder unless at the time of approval two external directors are serving as members of the audit committee and at least one of them was present at the meeting in which the approval was granted.

COMPENSATION COMMITTEE

Our compensation committee consists of Messrs. Karp and Henkens. The compensation committee reviews and evaluates the salaries, supplemental compensation and benefits of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the board of directors. The compensation committee is also authorized to administer our employee option plans. Under the Companies Law, the compensation committee may only make recommendations to the board of directors about the grant of options and may need to seek the approval of the audit committee, the board of directors and the shareholders for specified compensation decisions.

INTERNAL AUDITOR

Under the Companies Law, the board of directors of a public company must appoint an internal auditor suggested by the audit committee. The role of the internal auditor includes examining whether the company's actions comply with the law and with orderly business procedures. Under the Companies Law, the internal auditor may not be:

 . a 5% or more shareholder;

 . someone who has the power to appoint one or more directors or to appoint the general manager;

 . an office holder in the company; or

 . a relative of any of these persons.

A company's internal auditor may not be the company's independent accountant or its representative.

OFFICE HOLDERS

The Companies Law provides for the duty of care and fiduciary duties that an office holder owes to a company. The term office holder as defined in the Companies Law includes a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director, and any other person fulfilling or assuming any of these positions or responsibilities regardless of the person's title. The fiduciary duties of an office holder to the company in which he holds office include:

 . avoiding any conflict of interest between the office holder's position with the company and his personal affairs;

 . avoiding any competition with the company;

 . avoiding exploiting any business opportunities of the company to receive personal advantage for himself or others; and

 . revealing to the company any information or documents relating to the company's affairs which the office holder receives due to his position in the company.

The Companies Law also requires disclosure by an office holder to the company if an office holder is aware of a personal interest in any transaction or proposed transaction of the company, including, generally, a personal interest of some relatives in an extraordinary transaction.

Each person listed in the table under "Management" above is an office holder. Under the Companies Law, all compensation arrangements for office holders who are not directors require approval of the board of directors. Arrangements for the compensation of directors generally require audit committee, board of directors, and shareholder approval.

APPROVAL OF RELATED PARTY TRANSACTIONS

The Companies Law requires that transactions between a company and its office holders or that benefit its office holders be approved as provided for in the Companies Law and the company's articles of association. The approval of a majority of the disinterested members of the audit committee and of the board of directors is generally required and, in some circumstances, shareholder approval may also be required.

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

 Disclosure by office holders

The Companies Law also requires that an office holder of a company promptly disclose to the company any personal interest that he may have in an existing or proposed transaction by the company. He must disclose related material information and documents that he has about the existing or proposed transaction. The office holder must also disclose the interests of any entity in which he is a 5% or greater shareholder, director or general manager, or in which he has the power to appoint one or more directors or the general manager. If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest of his spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of these people. This disclosure must be made no later than the first meeting of the board of directors at which the transaction is discussed. The disclosure is made to the board of directors and to the audit committee if it must approve the transaction. In those circumstances in which shareholder approval is also required, shareholders have the right to review any documents in the company's possession related to the proposed transaction. However, the company may prohibit a shareholder from reviewing the documents if the company believes the request was made in bad faith, the documents include trade secrets or patents or their disclosure could harm the company's interests.

 Approval procedure

After the office holder complies with these disclosure requirements, the company may approve the transaction under the provisions of applicable law and its articles of association. If the transaction is with an office holder or with a third party in which the office holder has a personal interest, the approval must confirm that the transaction is not adverse to the company's interest. Our articles of association, which will become effective upon the closing of this offering, provide that related party transactions that are not extraordinary transactions require approval by our board of directors, and any additional approvals required by the Companies Law. If the transaction is an extraordinary transaction, then, it must be approved as required by the articles of association and must also be approved by our audit committee and board of directors. An extraordinary transaction is a transaction:

 . other than in the ordinary course of business;

 . on terms other than on market terms; or

 . that is likely to have a material impact on the company's profitability, assets or liabilities.

In some circumstances, shareholder approval is required. A director with a personal interest in any matter may not generally be present at any audit committee or board of directors meeting where the matter is being approved, and may not vote on the matter.

 Transactions with controlling shareholders

The Companies Law extends the disclosure requirements applicable to an office holder to a controlling shareholder in a public company. A shareholder that holds 25.0% or more of the voting rights in a company would also be considered a controlling shareholder for the purposes of these disclosure requirements if no other shareholder holds more than 50.0% of the voting rights. If two or more shareholders are interested parties in the same transaction their shareholdings shall be combined for the purposes of calculating percentages. Some transactions between a public company and a controlling shareholder, or transactions in which a controlling shareholder has a personal interest but which are between a public company and another entity, require the approval of the audit committee, the board of directors and the shareholders. If required, shareholder approval must include at least one-third of the shareholders who have no personal interest in the transaction and are present and voting at the meeting. Alternatively, the total shareholdings of the disinterested shareholders who vote against the transaction must not represent more than one percent of the voting rights in the company. The Israeli minister of justice may determine a different percentage.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Companies Law provides that a company may include in its articles of association provisions which allow it to:

 . enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company for:

  . the breach of his duty of care to the company or any other person;

  . the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

  . monetary liabilities or obligations which may be imposed upon him in favor of other persons.

 . indemnify an office holder of the company by reason of acts or omissions committed in his capacity as an office holder, for:

  . monetary liabilities or obligations imposed upon him under a court judgment, including a compromise judgment or an arbitrator's decision approved by a court; and

  . reasonable litigation expenses, including attorney's fees, actually incurred by the office holder or imposed upon him by a court, in an action, suit or proceeding brought against him by or on behalf of the company or by other persons, or in a criminal action from which he was acquitted, or in which he was convicted if the criminal action does not require proof of criminal intent.

The Companies Law provides that a company's articles of association may provide for indemnification of an office holder in advance of the office holder being found liable or after he is found liable. However, any advance undertaking to indemnify must be limited to types of occurrences which the board of directors can reasonably foresee at the time the undertaking to indemnify is given and to an amount that the board of directors determines is reasonable in the circumstances.

The Companies Law provides that a company may not indemnify, exempt or enter into an insurance contract which would provide coverage for the liability of, an office holder for:

  . a breach of his fiduciary duty, except to the extent described above;

  . a breach of his duty of care, if the breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

  . an act or omission done with the intent to unlawfully realize personal gain; or

  . a fine or monetary settlement imposed upon him.

Indemnification of, and procurement of insurance coverage for, an office holder of a company requires, under the Companies Law, the approval of the company's audit committee and board of directors, and, in some circumstances, including if the office holder is a director, the approval of the company's shareholders.

We have agreed to indemnify each of our office holders to the extent permitted by the Companies Law and intend to purchase a directors' and officers' liability insurance policy. The insurance policy includes coverage relating to the offering of the ordinary shares described in this prospectus. In October 1999 and April 2000, our board of directors authorized us to enter into indemnification agreements with each of our office holders. Our shareholders approved these agreements in December 1999 and May 2000. The indemnification agreements generally provide that, subject to specified conditions and limitations, we will indemnify our office holders for all amounts they must pay, including reasonable legal expenses, if they are involved in legal proceedings or found liable for any act or omission made in their capacity as office holders. Obligations that result from the offering of the ordinary shares described in this prospectus would also be covered by the indemnification agreements.

COMPENSATION OF OFFICERS AND DIRECTORS

 Compensation

The aggregate direct compensation we paid to all of our directors and executive officers as a group, which included 8 persons, in 1999 was $1,319,516. Our directors can be paid for their services as directors to the extent this compensation is approved under the Companies Law. This approval generally requires the approvals of the audit committee, the board of directors and the shareholders. On April 30, 2000, our board of directors approved, and on May 25, 2000 our shareholders approved, a director compensation plan. The director compensation plan provides for the payment, beginning as of the close of this offering, to each director who is not an employee of ours or an external director under the Companies Law an annual fee of $10,000. The director compensation plan also provides for payment of fees of $1,000 for each board meeting and $500 for each board committee meeting in which the director participates, plus value added tax, if applicable. The directors are also entitled to reimbursement for expenses incurred for each board or committee meeting attended. Directors have also been granted options to purchase our ordinary shares. External directors are entitled to compensation only as provided in regulations set by the Israeli minister of justice, and are otherwise prohibited from receiving any other compensation, directly or indirectly, other than indemnification or director liability insurance.

 Benefits

During 1999, we accrued pension, retirement or similar benefits for the same group in the aggregate amount of $28,665. This does not include amounts we spent for automobiles made available to our officers, expenses including business, travel, professional and business association dues and expenses reimbursed to officers and other fringe benefits commonly reimbursed or paid by companies in Israel. During 1999, one of our directors, Mr. DeVigne, exercised options for 325,463 ordinary shares. As of April 30, 2000, our directors and executive officers held options and warrants to purchase an aggregate of 1,594,236 ordinary shares.

SHARE OPTION PLANS

 1995 Employee Share Ownership and Option Plan

General. Our board of directors adopted an employee share ownership and option plan on March 29, 1995. The plan provides for the grant of options to our employees and advisors, including our directors, and the employees and advisors of our subsidiaries. The maximum number of ordinary shares subject to the employee option plan is 3,600,000 ordinary shares. As of April 30, 2000, we have granted options to purchase 3,556,119 shares under this employee option plan. The exercise price of options granted under the employee option plan is determined in the discretion of our board of directors.

Tax consequences. The options or the resulting shares granted to Israeli employees are deposited with a trustee for at least two years. Under Section 102 of the Israel Income Tax Ordinance and its rules, the tax to the employee from the grant and exercise of options is deferred until the transfer of the options or ordinary shares from the trust to the employee's name or until the sale of the options or ordinary shares. Upon sale by the employee, the employee will recognize capital gain and we will recognize a related expense for tax purposes.

Administration and vesting. The employee option plan is administered by our board of directors or the compensation committee of our board of directors. Options approved on or before December 2, 1998 usually vest over a period of four years, allowing the employee to exercise 50.0% of the option after two years, 75.0% after three years and 100.0% after four years. Options approved after December 2, 1998 usually vest over a period of four years so that 25.0% of the options vest after one year and additional shares vest quarterly, unless a different vesting schedule is determined for specific grants. To conform our employee option plan for our non-Israeli employees, in December 1998 we approved the form of option agreement for non-Israeli employees that is substantially similar to the Israeli option agreement except that the options and shares issued upon exercise of the options are not held by a trustee.

Exercise of options. Employees who hold unexercised options under this plan who stop working for us for any reason may request that the trustee of the share plan exercise their options for them during the three month period following the termination of their employment. At the end of that three month period, the options will terminate, unless extended by the board of directors in its discretion. If an employee dies after he is entitled to exercise options, but before the options have lapsed, the trustee may exercise the options for the employee's beneficiary for the same period as the options were exercisable on the date that the employee died.

 2000 Share Ownership and Option Plan

General. On January 26, 2000, our board of directors adopted the 2000 Accord Networks Ltd. share ownership and option plan, which provides for the grant of options to our employees, directors, consultants and other service providers and to those of our subsidiaries. The plan was approved by our shareholders on March 23, 2000. The maximum number of ordinary shares subject to the plan is 750,000. As of January 1 of each year beginning January 1, 2001, the total number of shares reserved for the plan will be automatically increased by the number of shares equal to 4% of the total number of shares reserved for the plan. As of April 30, 2000, we have granted options to purchase 538,500 ordinary shares under the plan. The exercise price of options granted under the plan is determined in the discretion of our board of directors. Grants to Israeli employees are also generally made under Section 102 of the Israel Income Tax Ordinance.

Exercise of options. Persons who hold unexercised options granted under this plan who stop working for us for any reason other than termination in specified circumstances may exercise their options for 30 days after they stop working. If the person stops working for us for the specified reasons, his options will expire upon his termination of employment. Persons holding unexercised options who die, are disabled or retire with board approval after age 60 are entitled to exercise their options for a year after they stop working. Unexercised options will terminate if not exercised in the times specified for each situation.


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

 2000 Share Option Plan

General. On January 26, 2000, our board of directors adopted the Accord Networks Ltd. 2000 share option plan, which provides for the grant of options to our employees and consultants, and to those of our subsidiaries. The plan was approved by our shareholders on March 23, 2000. The maximum number of ordinary shares subject to the plan is 750,000. As of January 1 of each year beginning January 1, 2001, the total number of shares reserved for the plan will be automatically increased by the number of shares equal to 4% of the total number of shares reserved for the plan. This plan is intended primarily for our non-Israeli employees. Grants to employees under this plan may be either incentive stock options within the meaning of the U.S. Internal Revenue Code of 1986, or nonstatutory stock options. An option may qualify as an incentive stock option under the U.S. tax code if:

 . the option is granted to an employee of a company or of a parent or subsidiary company;

 . the employee exercises the option while he is an employee or within three months after termination, other than in the case of permanent and total disability or death, which allow for longer periods of exercise;

 . the option is granted under a plan approved by the shareholders of the company within 12 months before or after the plan is adopted;

 . the option is granted within 10 years from the earlier of the date the plan is adopted or the date the plan was approved by the shareholders;

 . the option is not exercisable after 10 years from the date of grant, or five years if the employee at the time the option is granted, owns shares equal to 10% or more of the total combined voting power of all classes of share capital of the company;

 . the option price is at least 100% of the fair market value of the underlying ordinary shares on the date of grant, or 110% if the option holder, at the time the option is granted, owns shares equal to 10% or more of the total combined voting power of all classes of share capital of the company;


 . the fair market value of the option shares, as determined on the date of grant, that may be purchased for the first time in any calendar year may not exceed $100,000. If this limit is exceeded, the excess option shares will not be treated as being grated under an incentive stock option.

As of April 30, 2000, we have granted options to purchase 457,000 ordinary shares under the plan. The exercise price of options granted under the plan is determined in the discretion of our board of directors. That discretion is, however, limited by some of the provisions concerning incentive stock options.

Exercise of options. Persons who hold unexercised options under this plan who stop working for us for any reason other than termination in specified circumstances may exercise their options that were vested on the date of termination during the time specified in their option agreement. If the person stops working for us for the specified reasons, all options will expire upon the termination of employment. If an option holder dies, the options vested on the date of death may be exercised by the option holder's estate or whoever inherits the option during the time specified in their option agreement. Any options that are not vested on the date of termination or death will immediately revert to the option plan.

 2000 Non-Employee Director Stock Option Plan

General. On January 26, 2000, our board of directors adopted the Accord Networks Ltd. 2000 non-employee director stock option plan, which provides that we grant our non-employee directors:

 . an option to purchase 25,000 shares on the later of the date of approval of the plan by our shareholders, or the date the person first becomes a non-employee director; and

 . an option to purchase 2,500 shares each year the non-employee director serves as a director.

The plan was approved by our shareholders on March 23, 2000.

Limitations on grants. The maximum number of ordinary shares subject to the plan is 200,000. The exercise price of options granted under the plan is the fair market value of our ordinary shares on the date of grant. If there is no established market for our ordinary shares on the date of grant, the exercise price is determined in good faith by our board of directors and is subject to shareholder approval. In this case, audit committee approval may also be required.

 Administration of the plans

The 2000 share ownership and option plan and the 2000 share option plan are managed by the compensation committee of our board of directors, which makes recommendations to the board of directors about the grant of options. Options granted under the 2000 non-employee director stock option plan are automatic, and vest 25% per year over four years. The vesting schedule of options granted under the employee share option plans is spread over four years, so that 25% of the options may be exercised after one year and additional shares may be exercised on the last day of each of the 12 successive three-month periods. Any unexercised vested options granted to a director under the 2000 non-employee director stock option plan will terminate on the earlier of three months after termination of a directorship for other than specified reasons or expiration of the option term. If the directorship is terminated for the specified reasons, all options expire upon termination. If the director dies, the director's successors may have up to one year to exercise options which had vested at the time of death.

401(K) PLAN

Our U.S. subsidiary established a tax-qualified cash or deferred profit sharing plan or 401(k) plan covering all of our eligible full-time employees in the U.S. in August 1997. Under the plan, participants may elect to contribute, through salary reductions, up to 15.0% of their annual compensation, subject to a statutory maximum. We will make matching contributions each year on a discretionary basis to fund the 401(k) plan. The 401(k) plan is designed to qualify under Section 401 of the Internal Revenue Code of 1986 so that contributions to the plan and income earned on plan contributions are not taxable to employees until withdrawn from the 401(k) plan. Contributions by us will be deductible by us when made.

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

                           RELATED PARTY TRANSACTIONS

FINANCINGS

 July 1997

In July 1997, we entered into a loan agreement with various entities and individuals, including those managed by SVM STAR Venture Capital Management Ltd. and by SVM STAR Ventures Management GmbH No. 3, Nitzanim Fund (1993) Ltd., Gilde IT Fund B.V., Advanced Technology Ventures IV, L.P., Sigi Gavish and two of our former directors, under which we were loaned $4.0 million at six-month LIBOR, plus 1.0%. In March 1998, all outstanding principal indebtedness under the loan agreement was converted into series B preferred shares at a conversion price of $2.24 per share. Upon conversion of the loans, we also issued warrants to these entities to purchase additional series B preferred shares at an exercise price of $2.24 per share.

 October 1997

In October 1997, we entered into an investment and loan agreement with various entities, including entities managed by SVM STAR Venture Capital Management Ltd. and by SVM STAR Ventures Management GmbH No. 3, Gilde IT Fund B.V., Advanced Technology Ventures IV, L.P., K. T. Concord Venture Fund (Cayman), L.P. and K.T. Concord Venture Fund (Israel), L.P., under which we borrowed $1.9 million at six-month LIBOR, plus 1.0%. In March 1998, all outstanding principal indebtedness under the investment and loan agreement was converted into series B preferred shares and pre-emptive rights were exercised by some of our shareholders. The conversion price and the purchase price was $2.24 per share. With this conversion and share purchase, we also issued warrants to these entities to purchase additional series B preferred shares at an exercise price of $2.24 per share.

 March 1998

In March 1998 we entered into a subscription agreement with K.T. Concord Venture Fund (Cayman), L.P. and K.T. Concord Venture Fund (Israel), L.P. under which these two funds invested a total of $3.0 million in us, including the amounts they loaned us in October 1997. At the same time all the loans made to us in July 1997 and October 1997 were converted into series B preferred shares and some of our shareholders exercised their pre-emptive rights to buy shares. The purchase price and the conversion price of the shares was $2.24 per share. As a result, we issued an aggregate of 4,017,428 series B preferred shares to 16 investors and warrants to purchase an aggregate of 1,205,228 series B preferred shares at an exercise price of $2.24 per share to 20 entities.

In November 1999, we repaid Nitzanim Fund (1993) Ltd. the outstanding balance of $250,000 under an interest-free loan made to us in October 1994.

We do not know whether or not the transactions listed above were on terms no less favorable than we could have obtained from unaffiliated parties.

REGISTRATION RIGHTS

The entities affiliated with

 . Nitzanim (1993) Fund Ltd.;

 . the Concord Venture Funds;

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

 . SVM STAR Venture Capital Management Ltd.;

 . SVM STAR Ventures Management GmbH No. 3;

 . Gilde IT Fund B.V.;

 . Advanced Technology Ventures IV, L.P.;

 . VTEL Corporation;

 . Courses Investments in Technology Ltd.;

 . Manakin Investments B.V.; and

 . Norwest Equity Capital LLC

are entitled to demand registration rights for the ordinary shares they will hold upon the closing of this offering. They and some of our directors and officers are also entitled to have their shares included in registration statements we may file with the Securities and Exchange Commission in the future.

OTHER RELATED PARTY TRANSACTIONS

In October 1998, we terminated a joint research and development agreement with VTEL Corporation. This agreement, which was entered into in 1995, obligated us to undertake joint development work and to pay royalties to VTEL upon the sale of products and systems which arose from our joint development efforts. In March 1999, we issued VTEL 397,673 series A preferred shares in full and final satisfaction of the anti-dilution rights provided under a subscription agreement dated June 14, 1995.

Matty Karp, a member of our board of directors, is chief executive officer of Nitzanim Fund (1993) Ltd. and Concord K.T. Investment Partners Ltd. Nitzanim Fund (1993) Ltd. and affiliates of Concord K.T. Investment Partners Ltd. are some of our shareholders. Mr. Karp is also a member of the board of directors of Galileo Technology Ltd., whose wholly-owned subsidiary, Galileo Technology, Inc., is a supplier of the chips we use in our system. We purchased $16,427 worth of processors from Galileo in 1998 and $30,845 in 1999.

Jos Henkens, a member of our board of directors, is a general partner of one of our shareholders, Advanced Technology Ventures IV, L.P.

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

                       PRINCIPAL AND SELLING SHAREHOLDERS

The table below contains information about beneficial ownership of our ordinary shares as of April 30, 2000, and as adjusted to reflect the sale of the ordinary shares offered in this offering by:

 . each person who beneficially owns 5% or more of the ordinary shares;

 . each person who may be selling shares in the offering; and

 . all our executive officers and directors as a group.

                                                    PERCENTAGE OF SHARES
                                                     BENEFICIALLY OWNED
                                                    --------------------
                                  NUMBER OF SHARES    BEFORE        AFTER
     NAME OF BENEFICIAL OWNER    BENEFICIALLY OWNED  OFFERING      OFFERING
     ------------------------    ------------------ ----------    ----------
   Entities affiliated with
    Nitzanim Fund (1993) Ltd.
    and Concord K.T. Investment
    Partners Ltd...............      3,190,275(1)           21.4%         16.0%
   Entities managed by SVM STAR
    Venture Capital Management
    Ltd. and SVM STAR Ventures
    Management GmbH No. 3......      2,010,217(2)           13.5          10.1
   Advanced Technology Ventures
    IV, L.P....................      1,631,158(3)           11.0           8.2
   Gilde IT Fund B.V...........      1,620,768(4)           10.9           8.2
   Norwest Equity Capital
    L.L.C......................      1,370,614(5)            9.2           6.9
   VTEL Corporation............      1,301,092(6)            8.7           6.5
   Sigi Gavish.................        795,836(7)            5.3           4.0
   Gil Rosenfeld...............        347,918(8)            2.3           1.7
   Michal Rosenfeld............        347,918(8)            2.3           1.7
   All executive officers and
    directors as a group.......      1,501,217(9)           10.1           7.6

------------------
(1) Includes:

  . 1,531,024 ordinary shares held by Nitzanim Fund (1993) Ltd., of which 76,102 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000;

  . 1,371,665 ordinary shares held by K.T. Concord Venture Fund (Cayman) L.P., of which 264,509 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000;

  . 274,201 ordinary shares held by K.T. Concord Venture Fund (Israel) L.P., of which 52,876 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000;

  . 11,192 ordinary shares held by K.T. Concord Venture Advisors (Cayman) L.P. of which 2,158 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000; and

  . 2,193 ordinary shares held by K.T. Concord Venture Advisors (Israel) L.P. of which 422 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000.

  The general partner and investment manager of the Concord entities is Concord K.T. Investment Partners Ltd. Matty Karp, one of our directors, is a principal of this entity and president of Nitzanim Fund (1993) Ltd. and may beneficially own these shares, under the securities laws but disclaims beneficial ownership of them. The address for each of these entities is 85 Medinat Hayehudim Street, 7th Floor, P.O. Box 4011, Herzelia Pituach 46140, Israel.

(2) Includes:

  . 937,160 ordinary shares held by STAR Management of Investments (1993) Limited Partnership, of which 73,461 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000;

  . 565,869 ordinary shares held by SVE STAR Ventures Enterprises No. III GbR, of which 44,356 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000;

  . 249,069 ordinary shares held by SVM STAR Ventures Management GmbH Nr. 3 & Co. Beteiligungs KG, of which 19,523 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000;

  . 210,776 ordinary shares held by SVE STAR Ventures Enterprises No. II GbR, of which 16,522 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000; and

  . 47,343 ordinary shares held by SVE STAR Ventures Enterprises No. IIIA GbR of which 3,711 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000.

  SVM STAR Venture Capital Management Ltd. manages the investments of STAR Management of Investments (1993) Limited Partnership, and SVM STAR Ventures Management GmbH No. 3 manages the investments of the other STAR entities listed above. Dr. Meir Barel is the sole director and primary owner of SVM STAR Venture Capital Management Ltd. and SVM STAR Ventures Management GmbH No. 3 and may beneficially own these shares under securities laws but disclaims beneficial ownership of them. The address for STAR Management of Investments (1993) Limited Partnership is 11 Galgaley Haplada, Building 3, Herzelia 46733, Israel, and the address for the other STAR entities listed above is Possartstrasse No. 9, D-81679 Munich, Germany.

(3) Includes 1,631,158 ordinary shares held by Advanced Technology Ventures IV, L.P., of which 122,001 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000. Jos C. Henkens, one of our directors, is a general partner of Advanced Technology Ventures IV, L.P. and may beneficially own these shares under the securities laws, but disclaims beneficial ownership of them. The address of Advanced Technology Ventures IV, L.P. is 485 Romona Street, Suite 200, Palo Alto, California 94301.

(4) Includes 1,620,768 ordinary shares held by Gilde IT Fund B.V., of which 121,611 ordinary shares are issuable upon the exercise of share purchase warrants within 60 days of April 30, 2000. The address of Gilde is Newtonlaan 91, P.O. Box 85067, 3508 AB Utrecht, Netherlands.

(5) Itasca NEC, L.L.C., or Itasca, is the managing member of Norwest Equity Capital, L.L.C., or Norwest, and has sole voting and investment power of the shares. Under the securities laws, the managing members of Itasca beneficially own the shares held by Norwest and therefore have voting and investment power of the shares. The members of Itasca disclaim beneficial ownership of the shares held by Norwest, except to the extent of their direct pecuniary interest in the shares. The address of Norwest Equity Capital L.L.C. is 245 Lytton Avenue, Suite 250, Palo Alto, California 94301.

(6) The address of VTEL Corporation is 108 Wild Basin Road, Austin, Texas
    78746.

(7) Includes:

  . 48,780 ordinary shares subject to warrants that are exercisable within 60 days of April 30, 2000; and

  . 100,000 ordinary shares subject to options exercisable within 60 days of April 30, 2000.

(8) If the underwriters exercise the over-allotment option in full, Gil Rosenfeld and Michal Rosenfeld will each sell 48,500 ordinary shares. Following the exercise of the underwriters' over allotment option, Gil Rosenfeld will beneficially own 299,418 ordinary shares, or 1.5% of our ordinary shares after this offering and Michal Rosenfeld will beneficially own 299,418 ordinary shares, or 1.5% of our ordinary shares after this offering. Gil and Michal Rosenfeld are the son and daughter of Gideon Rosenfeld who was a co-founder and former executive officer and director of Accord Networks Ltd. Neither Gil nor Michal Rosenfeld is an employee, officer or director of Accord.

(9) Includes:

  . 48,780 ordinary shares subject to warrants that are exercisable within 60 days of April 30, 2000; and

  . 479,918 ordinary shares subject to options exercisable within 60 days of April 30, 2000.

  Does not include shares beneficially owned by entities affiliated with Nitzanim Fund (1993) Ltd. or Concord K.T. Investment Partners Ltd., of which one of our directors, Matty Karp, is affiliated, or shares beneficially owned by Advanced Technology Ventures IV, L.P., of which one of our directors, Jos Henkens, is affiliated. Mr. Karp and Mr. Henkens disclaim beneficial ownership of the shares held by these entities.

The shares that may be issued under options or warrants within 60 days of April 30, 2000 are treated as outstanding only for purposes of determining the percentage ownership of the person or group holding the option or warrant but not for any others. The calculation of ownership percentage for each listed holder assumes the net exercise of warrants to purchase preferred shares and the conversion of all issued and outstanding preferred shares into ordinary shares. As of April 30, 2000, there were 14,882,474 of our ordinary shares issued and outstanding, assuming the net exercise of all outstanding warrants to purchase preferred shares and the conversion of all issued and outstanding preferred shares to ordinary shares.

                          DESCRIPTION OF SHARE CAPITAL

A summary of the material provisions governing our share capital is explained below. This summary is not complete and should be read with our memorandum of association and articles of association, which will become effective upon the closing of this offering, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized share capital will consist, upon the closing of this offering, of 50,000,000 ordinary shares and 5,000,000 preferred shares.

As of April 30, 2000, there were 14,882,474 ordinary shares outstanding and held of record by 34 shareholders. This outstanding share number assumes that upon the closing of this offering:

 . warrants to purchase 959,788 preferred shares will be exercised by net exercise; and

 . all outstanding series A preferred shares, series B preferred shares, voting series C preferred shares and non-voting series C preferred shares, including those issued upon exercise of warrants, will be converted into a total of 13,011,211 ordinary shares.

DESCRIPTION OF ORDINARY SHARES

All issued and outstanding ordinary shares are, and the ordinary shares offered in this offering, when issued and paid for will be, duly authorized, validly issued, fully paid and non-assessable. Upon completion of this offering the ordinary shares will not have preemptive rights. Neither our memorandum of association, articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except for subjects of nations which are in a state of war with Israel.

DESCRIPTION OF PREFERRED SHARES

Upon completion of this offering, our board of directors will have the authority to issue up to 5,000,000 preferred shares in one or more series and to fix the rights, preferences, powers and restrictions of the preferred shares without shareholder approval. Our board of directors will be able to set the:

 . dividend rights;

 . dividend rates;

 . conversion rights;

 . voting rights;

 . terms of redemption and redemption prices;

 . liquidation preferences; and

 . the number of shares constituting any series.

The issuance of preferred shares could delay, defer or prevent a change in control and could adversely affect the voting power of the holders of ordinary shares. We have no plans to issue any preferred shares. Although Israeli law does not prohibit the issuance of preferred shares with rights which were not approved by shareholders at the time the preferred shares were authorized, this matter has not been determined by Israeli courts. As a result, if preferred shares were issued with rights, preferences and powers that were different from the rights of the ordinary shares, there can be no assurance that, if challenged in legal proceedings, the legality of the issuance of the preferred shares would be upheld by an Israeli court.

ELECTION OF DIRECTORS

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power represented at a shareholders meeting and voting at the meeting have the power to elect all of the directors up for election, subject to specific requirements under the Companies Law for the election of external directors.

DIVIDEND AND LIQUIDATION RIGHTS

We may distribute a dividend only out of profits available for dividends as determined by the Companies Law, provided that there is no reasonable concern that the distribution will prevent us from being able to meet our existing and anticipated obligations when they become due. Generally, under the Companies Law, the decision to distribute dividends and the amount to be distributed is made by the board of directors. Our articles of association, which will be effective upon the closing of this offering, authorize our board of directors to determine the amount and time for payment of any dividends, and the record date for determining the shareholders entitled to receive the dividends, provided the date is not before the date of the resolution to distribute the dividend. The ordinary shares offered by this prospectus, when issued and paid for, will be entitled to their full proportionate share of any cash or share dividend declared from the date of completion of this offering. Subject to the rights of the holders of shares with preferred rights that may be outstanding in the future, the holders of ordinary shares are entitled to participate in the payment of dividends. If we are wound up, holders of ordinary shares will also be entitled to participate in the distribution of assets remaining after the payment of our liabilities. In either situation, the holders of ordinary shares will receive the dividends or distributions in proportion to the amount paid up or credited on account of the stated value, referred to as nominal value, we assigned to our shares in our memorandum of association and articles of association, without considering any premium those holders might have paid in excess of that nominal value.

VOTING

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These rights may be affected by the future grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized or issued in the future. Upon completion of this offering, all of the issued and outstanding preferred shares will convert into ordinary shares and there will be 5,000,000 authorized but unissued preferred shares. The board of directors will have the authority to issue the preferred shares, without further vote or action by the shareholders, in one or more series and to fix the rights, preferences, and restrictions of the preferred shares.

SHAREHOLDER MEETINGS

We must hold an annual general meeting once every calendar year at a time, which may not be more than 15 months after the last preceding annual general meeting, and at a place determined by our board of directors. The board of directors may, in its discretion, convene additional shareholder meetings and must convene a meeting upon the demand of:

 . two directors or one quarter of the directors in office, or

 . the holder or holders of five percent of our issued share capital and one percent of our voting rights or the holder or holders of five percent of our voting rights.

QUORUM

Our articles of association, which will become effective upon the closing of this offering, provide that the quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them shares conferring at least 50.0% of our voting rights. According to our articles of association, if a meeting is convened by our board of directors upon the demand of the shareholders or upon the demand of less than 50.0% of the directors then in office or by those directors or shareholders and no quorum is present, it will be cancelled. If a meeting is otherwise called and no quorum is present, the meeting will be adjourned to the same day of the next week at the same time and place, or at a time and place as the directors may determine. At an adjourned meeting, any shareholders present in person or by proxy will constitute a quorum even if shares conferring less than 50.0% of our voting rights are represented.

RESOLUTIONS

Resolutions must be made by the shareholders at a general meeting when they involve:

 . amending our articles of association;

 . assuming the authority of the board of directors in some circumstances;

 . appointing auditors;

 . appointing external directors;

 . approving specified transactions;

 . increasing or decreasing our registered share capital; or

 . approving a merger with another company.

A company may determine in its articles of association additional matters for which resolutions must be made by the shareholders in a general meeting. Some corporate actions, such as a merger or liquidation, may also require the prior approval of an Israeli court.

 Shareholders' duties

Under the Companies Law, a shareholder has a duty to act in good faith towards the company in which he holds shares and towards other shareholders and to refrain from abusing his power in the company, including when voting in the general meeting of shareholders on:

 . any amendment to the articles of association;

 . an increase of the company's authorized share capital;

 . a merger; or

 . approval of some of the acts and transactions which require shareholder approval as specified in the Companies Law.

A shareholder has the general duty to refrain from depriving the other shareholders of their rights.
Also, a shareholder is under a duty to act in fairness towards the company when:

 . the shareholder is a controlling shareholder;

 . the shareholder knows that his vote will be decisive at a general or class meeting; or

 . the shareholder, under the provisions of the articles of association, has the power to appoint or prevent the appointment of an office holder in the company or who has any other specified powers.

 Shareholder approval

Unless otherwise provided by the Companies Law or by the articles of association, shareholder resolutions are adopted if approved by the holders of a simple majority of the voting rights represented at a meeting at which a quorum is present and voting on the resolution.

Our articles of association, which will become effective upon the closing of this offering, provide for a simple majority in all matters other than as described below:

 . The amendment or replacement of our memorandum of association or of our articles of association will require the affirmative vote of at least 75% of the voting rights represented at the meeting and voting on the resolution. However, changes of our name or changes in our share capital will require only a simple majority.

 . Any change in our board of directors' authority to issue preferred shares and to fix the rights of those preferred shares or any change to the number or method of appointment of directors will require the affirmative vote of at least two-thirds of our outstanding voting rights, and 75% of the voting rights represented at the meeting and voting on the resolution.

Upon completion of this offering, our executive officers, directors, affiliates of directors and five percent or greater shareholders will own beneficially an aggregate of approximately 63.5% of our outstanding ordinary shares.

TRANSFER OF SHARES AND NOTICES

Fully paid ordinary shares are issued in registered form and may be transferred freely under our articles of association which will become effective upon the closing of this offering unless the transfer is restricted or prohibited by another instrument or applicable law. Under the Companies Law, shareholder meetings generally require prior notice of at least 21 days.

According to our articles of association, ordinary share certificates issued in the names of two or more persons are deliverable to the person first named in the share register. If two or more of these persons vote, only the vote of the person whose name first appears in the share register will be accepted. Notices may be given only to the person whose name first appears in the share register. If two or more persons jointly hold a share, either of them may give effective receipts for any dividend payable or property distributable on those shares.

MODIFICATION OF CLASS RIGHTS

Under the Companies Law, unless our articles of association provide otherwise, if at any time our share capital is divided into different classes of shares, no change may be made to our articles of association that would adversely affect the rights attached to any class without the sanction of a separate general meeting of the holders of the shares of that class. Our articles of association, which will become effective upon the closing of this offering, provide that we may modify the rights, privileges, restrictions and provisions of the shares of any class, by a resolution of the shareholders adopted by a simple majority of the voting rights represented, personally or by proxy, and voting, unless otherwise provided by the terms of issue of the shares of that class. To be approved, we must also receive either the consent in writing of the holders of three-fourths of the issued shares of that class or a resolution passed by a simple majority of those present, personally or by proxy, and voting at a separate general meeting of the holders of the shares of that class, unless otherwise provided by the terms of issue of the shares of that class.

REGISTRATION RIGHTS

After the offering, the holders of 17,964,638 ordinary shares will be entitled to registration rights under the Securities Act. At any time after 180 days following the closing of the offering, we are required to use our best efforts to file under the Securities Act a registration statement covering all registrable shares requested to be registered if both of the requirements listed below are met:

 . The request is made by a shareholder who held as of June 22, 1999 at least
   350,000 preferred shares or ordinary shares into which preferred shares were converted and who holds at the time of the request at least 350,000 ordinary shares into which preferred shares were converted. We refer to these shareholders as initiating holders.

 . The number of registrable shares requested to be registered equals or exceeds the lesser of 40.0% of the number of outstanding registrable shares or $2 million in value.

We are only required to complete one registration upon the request of each initiating holder and we are not required to file a registration statement within 180 days of the effective date of a prior registration statement. There will be 16 initiating holders after this offering.

If we are eligible to register securities on Form F-3, then upon the request of holders:

 . who held preferred shares as of June 22, 1999, and

 . who hold shares with a reasonably anticipated total offering price in excess of $5 million,

we are required to use our best efforts to file under the Securities Act a registration statement covering all registrable shares requested to be registered. There is no limit on the number of registrations which we are required to file on Form F-3. We are not required to file a registration statement on Form F-3 within 180 days of the effective date of a prior registration statement.

We agree to indemnify each selling shareholder against losses he incurs under the Securities Act if the losses result from a misstatement or omission of material fact in the registration statement.

With limited exceptions, if we propose to register any of our equity securities, holders with registration rights may require us to include all or a portion of their registrable shares, although the underwriter may limit the number of shares included.

All expenses we incur filing the registrations described above will be borne by us, including the fees and disbursements of one counsel retained by the holders of the registrable shares, but excluding the underwriters' discounts, fees and selling commissions.

WARRANTS

As of April 30, 2000, there were warrants outstanding to purchase 1,205,228 series B preferred shares at an exercise price of $2.24 per share. We expect that the warrants will be exercised before completion of this offering because by their terms the warrants would expire at that time. We have assumed that the warrant holders will exercise their warrants by a so-called net exercise, which means that the warrant holders can exercise their warrants without paying the cash exercise price. The warrant holder then would receive less than the total number of shares into which the warrant was exercisable.

Assuming a net exercise, the warrant holder will receive a number of ordinary shares equal to the product of:

 . the number of shares represented by the warrant; and

 . the result of dividing the difference between the initial public offering price and the warrant exercise price by the initial public offering price.

If all holders of outstanding warrants to purchase preferred shares as of April 30, 2000 were to exercise by net exercise, the holders would receive approximately 959,788 series B preferred shares, assuming an initial public offering price of $11.00 per share.

We have received written indications from a number of warrantholders that they intend to exercise their warrants by net exercise. One warrantholder has indicated that he intends to pay cash for his exercise price. Warrantholders are entitled to change their elections before the exercise. Even though we have assumed net exercise, the warrantholders may elect to pay cash for their exercise price.

If all holders of outstanding warrants to purchase preferred shares as of April 30, 2000 were to exercise for cash, the holders would receive approximately 1,205,228 series B preferred shares, and we would receive the aggregate exercise price of $2,699,711. The series B preferred shares would convert upon the closing of the offering to the same number of ordinary shares.

As of March 31, 2000, there was outstanding one warrant to purchase 137,061 ordinary shares. This warrant will not expire upon the completion of the offering. As a result, we have not assumed that it will be exercised before the offering.

MERGERS AND ACQUISITIONS UNDER ISRAELI LAWS

Under the Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required, unless determined otherwise by the court. Similarly, unless the court determines differently, a merger will not be approved if it is objected to by a majority of the shareholders present at the meeting, after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger and by relatives of and corporations controlled by these persons. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger. Also, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies and seventy days have passed from the time that a proposal for approval of the merger was filed with the registrar.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 25.0% or more of the voting power at general meetings. This rule does not apply if there is already another holder of 25.0% or more of the voting power at general meetings. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45.0% of the voting power of the company. This rule does not apply if someone else already holds a majority of the voting power of the company. These tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if under local law or the rules of the stock exchange on which their shares are traded, there is a limitation on the percentage of control which may be acquired or the purchaser is required to make a tender offer to the public.

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90.0% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class of shares of the company. The Companies Law also provides that as long as a shareholder in a public company holds more than 90% of the company's shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares. If a tender offer is accepted and less than 5.0% of the shares of the company are not tendered, all of the shares will transfer to the ownership of the purchaser. If 5.0% or more of the shares of the company are not tendered, the purchaser may not purchase shares in a manner which will grant him more than 90.0% of the shares of the company.

Israeli tax law treats some acquisitions, including stock-for-stock swaps between an Israeli company and a foreign company, less favorably than U.S. tax law. Israeli tax law may, for instance, subject a shareholder who exchanges our shares for shares in a non-Israeli corporation to immediate taxation.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar for our ordinary shares is the American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no public market for our ordinary shares. Upon completion of this offering, based upon the number of ordinary shares outstanding at April 30, 2000, there will be 19,882,474 ordinary shares outstanding. This outstanding share number assumes that no warrants or options are exercised, except warrants to purchase 959,788 series B preferred shares that we expect will be net exercised before the completion of this offering and converted into ordinary shares.

Of the 19,882,474 outstanding shares, the 5,000,000 ordinary shares sold in this offering will be freely tradable without restriction under the Securities Act. However, any ordinary shares purchased by our affiliates may generally only be sold in compliance with the limitations of Rule 144 and will be subject to a 180-day lock-up described under the section "Underwriting." The remaining 14,882,474 ordinary shares held by existing stockholders are restricted securities under Rule 144 and are subject to the 180-day lockup. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption under Rule 144.

 Rule 144

In general, under Rule 144, a person who has beneficially owned ordinary shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

 . 1% of the number of ordinary shares then outstanding, which will equal approximately 199,000 ordinary shares immediately after this offering; or

 . the average weekly trading volume of the ordinary shares on the Nasdaq
   National Market during the four calendar weeks preceding the filing of a notice on Form 144.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

 Rule 144(k)

Under Rule 144(k), a person who is not our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell restricted shares of our ordinary shares without complying with the manner of sale, public information, volume limitation and notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

 Rule 701

Securities issued in reliance on Rule 701, such as ordinary shares acquired upon the exercise of some of the options granted under our option plans, are also restricted. Beginning 90 days after the effective date of this prospectus, shares issued under Rule 701 may be sold by shareholders other than our affiliates if they comply with the manner of sale provisions of Rule 144.

WARRANTS AND OPTIONS

As of April 30, 2000, we had warrants and options outstanding to purchase an aggregate of 4,423,312 ordinary shares, including exercisable warrants and options to purchase 1,488,701 ordinary shares. This excludes warrants to purchase 959,788 series B preferred shares that we expect will be net exercised before completion of this offering and converted into ordinary shares. All of these shares issuable upon the exercise of options and warrants are subject to the 180-day lock-up described under the section "Underwriting."

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all ordinary shares issuable under our option plans promptly following the closing of this offering. Ordinary shares issued under these plans will be, after the effective date of the applicable Form S-8 registration statement, eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above, if applicable.

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                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This summary discusses the material U.S. federal income tax consequences arising from the purchase, ownership and sale of our ordinary shares. This summary is based on the provisions of the Internal Revenue Code of 1986 referred to as the code, final, temporary and proposed U.S. Treasury regulations issued under the code, and administrative and judicial interpretations of the code and related regulations. The provisions of the code, the regulations, and the interpretations are subject to change, possibly with retroactive effect. We will not seek a ruling from the Internal Revenue Service on the U.S. federal income tax treatment relating to an investment in our ordinary shares. Therefore, no assurance exists that the Internal Revenue Service will agree with the conclusions below.

The summary below does not address all federal income tax consequences that may be relevant to particular investors. This summary does not address the considerations that may be applicable to particular classes of taxpayers, including:

 . investors that hold ordinary shares as part of a hedge, straddle or conversion transaction;

 . insurance companies, banks or other financial institutions;

 . broker-dealers;

 . tax-exempt organizations; and

 . investors who own directly, indirectly or through attribution, 10.0% or more of our outstanding voting shares.

The summary also does not address the alternative minimum tax consequences of an investment in our ordinary shares or the indirect consequences to U.S. holders that hold equity interests in investors in our ordinary shares. This summary is addressed only to holders that hold our ordinary shares as a capital asset within the meaning of section 1221 of the code, are U.S. citizens, individuals resident in the U.S. for purposes of U.S. federal income tax, domestic corporations or partnerships and estates or trusts treated as United States persons under section 7701 of the code, referred to as U.S. holders.

EACH INVESTOR SHOULD CONSULT WITH HIS OWN TAX ADVISOR ABOUT THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF OUR ORDINARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

TAX BASIS OF ORDINARY SHARES

A U.S. holder's tax basis in his ordinary shares will be the purchase price paid for the shares by the U.S. holder. The holding period of each ordinary share owned by a U.S. holder will begin on the day following the date of the U.S. holder's purchase of the ordinary share and will include the day on which the ordinary share is sold by the U.S. holder.

SALE OR EXCHANGE OF ORDINARY SHARES

A U.S. holder's sale or exchange of ordinary shares will result in the recognition of gain or loss by the U.S. holder. The amount of the gain or loss will equal the difference between the amount realized and the U.S. holder's basis in the ordinary shares sold. Assuming that we are not treated as a passive foreign investment company or a foreign investment company, the gain or loss will be capital gain or loss if the ordinary shares are a capital asset in the hands of the U.S. holder.

Gain or loss realized on the sale of ordinary shares will be long-term capital gain or loss if the ordinary shares sold had been held for more than one year at the time of their sale. Long-term capital

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gains recognized by some taxpayers generally are subject to a reduced rate of federal tax, which has a maximum of 20.0%. If the U.S. holder's holding period on the date of the sale or exchange was one year or less, the gain or loss will be short-term capital gain or loss. Short-term capital gains generally are subject to tax at the same rates as ordinary income. In general, any capital gain recognized by a U.S. holder upon the sale or exchange of ordinary shares will be treated as U.S.-source income for U.S. foreign tax credit purposes.

TREATMENT OF DIVIDEND DISTRIBUTIONS

For U.S. federal income tax purposes, gross dividends, including the amount of any Israeli taxes withheld, paid to a U.S. holder based on his ordinary shares will be included in his ordinary income to the extent made out of our current or accumulated earnings and profits. These dividends will not be eligible for the dividends received deduction allowed to U.S. corporations under section 243 of the code.

Dividend distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of the U.S. holder's tax basis in his ordinary shares in the amount of that tax basis and then as a gain from the sale of ordinary shares. Dividends paid in NIS will be includible in income in a U.S. dollar amount based on the exchange rate at the time of their receipt. Any gain or loss resulting from currency fluctuations during the period from the date a dividend is paid to the date the payment is converted into U.S. dollars generally will be treated as ordinary income or loss.

Any Israeli withholding tax imposed on dividends paid to a U.S. holder will be a foreign income tax eligible for a foreign tax credit against the U.S. holder's U.S. federal income tax liability, subject to specific limitations. Generally, any U.S. foreign tax credit will be limited by the U.S. holder's total foreign source income multiplied by the U.S. holder's tentative U.S. tax rate. Alternatively, a U.S. holder may claim a deduction for the amount, but only for a year in which a U.S. holder elects to do so for all foreign income taxes. The U.S. holder may claim either a foreign tax credit or a deduction for a tax year but may not claim both in the same year.

For foreign tax credit limitation purposes, dividends paid by us will be income from sources outside of the United States. It is possible that, at some point after the offering, we could be at least 50% owned by persons treated as United States persons under the U.S. tax code. Under section 904(g) of the U.S. tax code, dividends paid by a non-U.S. corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income rather than non-U.S. source income for foreign tax credit purposes if the non-U.S. corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of the dividends paid by us as United States source income. This treatment may adversely affect an eligible U.S. holder's ability to use foreign tax credits.

The overall limitation on foreign taxes eligible for credit is calculated separately for specific classes of income. Dividends we distribute on our ordinary shares will generally constitute passive income. Foreign income taxes exceeding the credit limitation for the year of payment or accrual may be carried back for two taxable years and forward for five taxable years to reduce U.S. federal income taxes, subject to the credit limitation applicable in each of those years. Other restrictions on the foreign tax credit include a general prohibition on the use of the credit to reduce liability for the U.S.

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individual and corporation alternative minimum taxes by more than 90.0% and an allowance of foreign tax credits for alternative minimum tax purposes only to the extent of foreign-source alternative minimum taxable income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Any dividends paid on, or proceeds derived from a sale of, our ordinary shares to, or by, U.S. holders may be subject to U.S. information reporting requirements and the 31.0% U.S. backup withholding tax. The dividends or proceeds will not be subject to the information reporting or withholding if the holder:

 . is a corporation or other exempt recipient or

 . provides a U.S. taxpayer identification number, certifies that it has not lost its exemption from backup withholding and otherwise complies with any applicable withholding requirements. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a refund or a credit against the U.S. holder's U.S. federal income tax, provided the required information is furnished to the U.S. Internal Revenue Service.

OUR TAX STATUS FOR U.S. FEDERAL INCOME TAX PURPOSES

Passive Foreign Investment Company. We may be found to be a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes. If so, any gain recognized by a U.S. holder upon the sale of our ordinary shares or the receipt of some types of distributions generally would be treated as ordinary income. The income also would be allocated over the U.S. holder's holding period for the ordinary shares. Absent any elections, an interest charge would be imposed on the amount of deferred tax on the income allocated to prior taxable years.

Generally, we will be treated as a PFIC for any tax year if, in that tax year or any prior tax year, either

 . 75.0% or more of our gross income is passive in nature, or

 . on average, 50.0% or more of our assets produce or are held for the production of passive income. The percentage of our assets that produce or are held for the production of passive income is determined by the value of the assets, or, if we elect or if we are treated as a controlled foreign corporation under the code, by their adjusted basis for computing earnings and profits.

We do not believe we satisfy either of the tests for PFIC status for any tax year to date. Also, although we are acquiring substantial cash from this offering, we expect that the majority of our assets will continue to generate sufficient levels of income for us to avoid PFIC treatment. However, since the determination of whether we are a PFIC will be made annually based on facts and circumstances that, to some extent, may be beyond our control, there can be no assurance that we will not become a PFIC at some time in the future.

If we were determined to be a PFIC, a U.S. holder could elect to treat his ordinary shares as an interest in a qualified electing fund, or a QEF election. If he makes a QEF election, the U.S. holder would be required to include in his income his proportionate share of our earnings and profits in years in which we are a PFIC. The U.S. holder would be required to include the income whether or not distributions of our earnings and profits were actually made to the U.S. holder. Any gain later recognized by the U.S. holder when he sold his ordinary shares generally would be taxed as a capital gain. As an alternative to making a QEF election, a U.S. holder may elect to mark the ordinary shares to market annually, and recognize ordinary income or loss, subject to specific limitations. The

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amount of income or loss will equal the difference between the fair market value of the ordinary shares and the adjusted basis of the shares. U.S. holders should consult with their own tax advisers about the eligibility, manner and advisability of making a QEF election if we are treated as a PFIC.

Controlled Foreign Corporations. Sections 951 through 964 and section 1248 of the code relate to controlled foreign corporations. The controlled foreign corporation provisions may cause some portion of the controlled foreign corporation's undistributed income to be considered as received by some U.S. shareholders on a current basis. The controlled foreign corporations provision could also cause a portion of any gain on a disposition of our ordinary shares which would otherwise qualify for capital gains treatment to convert into dividend income.

In general, the controlled foreign corporation provisions will apply to us only if U.S. shareholders, who are U.S. holders and who own, directly or indirectly, 10.0% or more of the total combined voting power of all classes of our voting shares, own in the aggregate, or are found to own after application of attribution rules, more than 50.0%, of our outstanding shares measured by voting power or value. We do not believe that we will be a controlled foreign corporation after this offering. It is possible that we could become a controlled foreign corporation in the future. Even if we were classified as a controlled foreign corporation in a future year, however, the controlled foreign corporation rules referred to above would apply only to U.S. shareholders who own, directly or indirectly, 10.0% or more of the total combined voting power of all classes of our voting shares.

Foreign Personal Holding Company. A corporation will be classified as a foreign personal holding company, or an FPHC, if at any time during a tax year when:

 . five or fewer individual U.S. citizens or residents directly or indirectly or by attribution own more than 50.0% of the total combined voting power or value of the corporation's shares and

 . at least 60.0% of its gross income, or 50.0% for years following the first year it becomes a FPHC, consists of FPHC income.

FPHC income is defined generally to include most dividends, interest, royalties, rents and some other types of passive income. Each U.S. shareholder in an FPHC is required to include in gross income, an allocable share of the FPHC's undistributed foreign personal holding company income, generally the taxable income of the FPHC, as specially adjusted.

We believe that we are not and will not be a PFIC, controlled foreign corporation or FPHC after this offering. However, we may be found to be a PFIC, controlled foreign corporation or FPHC in the future.

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                    ISRAELI TAXATION AND INVESTMENT PROGRAMS

Below is a summary of some of the current tax laws applicable to companies in Israel and their effect on us. The summary also includes a discussion of some of the Israeli tax consequences to persons purchasing our ordinary shares and of some Israeli government programs benefiting us. These laws are subject to change, possibly with retroactive effect. Portions of the summary discuss legislation that has not been subject to judicial or administrative interpretation. As a result, our views may be different from the views of the tax authorities.

THIS DISCUSSION SHOULD NOT BE RELIED ON AS LEGAL OR PROFESSIONAL TAX ADVICE, AND DOES NOT COVER ALL POSSIBLE TAX CONSIDERATIONS NOR DOES IT ADDRESS THE CONSIDERATIONS THAT MAY BE APPLICABLE TO PARTICULAR CLASSES OF TAXPAYERS. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO LEARN ABOUT THE PARTICULAR TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN THE ORDINARY SHARES AND ABOUT POSSIBLE CHANGES IN THE TAX LAWS.

TAX REFORM

On May 4, 2000, a committee chaired by the director general of the Israeli ministry of finance issued a report recommending a widespread reform in Israel's tax system. The proposed reform would reduce tax benefits available to approved enterprises such as ours and may cause purchasers of our ordinary shares to pay higher taxes in the future. The Israeli cabinet has approved the recommendations in principle, but implementation of the reform requires legislation by Israel's parliament. We cannot be certain whether the proposed reform will be adopted or when it will be adopted. We also do not know what form any reform will ultimately take or what effect it will have on us or on persons who purchase our ordinary shares.


GENERAL CORPORATE TAX STRUCTURE

We are subject to corporate tax in Israel. The regular rate of corporate tax to which Israeli companies are subject is 36.0%. However, the effective rate payable by a company which derives income from an approved enterprise, as further discussed below, may be considerably less.

Our tax loss carryforwards were approximately $8.0 million as of March 31, 2000, $4.5 million of which is for Accord Networks Ltd. The amount of our tax loss carryforwards will be reduced by our future income.

LAW FOR THE ENCOURAGEMENT OF INDUSTRY (TAXES), 1969

The Law for the Encouragement of Industry (Taxes), 1969, referred to as the Industry Encouragement Law, provides several tax benefits for industrial companies. According to the Industry Encouragement Law, an industrial company is a company resident in Israel, at least 90.0% of the income of which in any tax year, determined in Israeli currency, exclusive of income from specified sources, is derived from an industrial enterprise that it owns. An industrial enterprise is defined by that law as an enterprise whose major activity in a given tax year is industrial production activity.

Included among the tax benefits for an industrial company are:

 . deductions of 12.5% per year of the purchase price of a patent or of know-how that is utilized in the development or advancement of its enterprise; and

 . an election under some conditions to file a consolidated tax return with additional related Israeli industrial companies.

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Under some tax laws and regulations, an industrial enterprise may be eligible for special depreciation rates for machinery, equipment and buildings. These rates differ based on various factors including the date operations begin and the number of work shifts. An industrial company owning an approved enterprise may choose between these special depreciation rates and the depreciation rates available to approved enterprises.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. We believe that we qualify as an industrial company within the definition of the Industry Encouragement Law. We cannot assure you that we will continue to qualify as an industrial company or that the benefits described above will be available in the future.

LAW FOR THE ENCOURAGEMENT OF CAPITAL INVESTMENTS, 1959

The Law for the Encouragement of Capital Investments, 1959, referred to as the Investment Law, provides that a capital investment in production facilities or other eligible facilities may, upon application to the Israel Investment Center, be designated as an approved enterprise. Each certificate of approval for an approved enterprise relates to a specific capital investment program delineated both by its financial scope, including its capital sources, and its physical characteristics, for example the equipment to be purchased and utilized under the program. The tax benefits derived from any certificate of approval relate only to taxable income attributable to the specific approved enterprise.

Taxable income derived from an approved enterprise is subject to a reduced corporate tax rate of 25.0% until the earlier of:

 . seven consecutive years, or 10 in the case of a foreign investors' company as defined below, starting in the year in which the approved enterprise first generates taxable income;

 . 12 years from the start of production; or

 . 14 years from the date of approval of the approved enterprise status.

This income is eligible for further reductions in tax rates if the company qualifies as a foreign investors' company. Subject to various conditions, a foreign investors' company is a company that has more than 25.0% of its share capital, in terms of shares, rights to profits, voting and appointment of directors, and more than 25.0% of its combined share and loan capital owned by non-Israeli residents. The corporate tax rate is:

 . 20.0% if the foreign investment is 49.0% or more but less than 74.0%;

 . 15.0% if the foreign investment is 74.0% or more but less than 90.0%; and

 . 10.0% if the foreign investment is 90.0% or more.

The determination of foreign ownership is made on the basis of the lowest level of foreign ownership during the tax year. We anticipate that following this offering, we will qualify as a foreign investors' company with foreign investments of between 74.0% and 90.0%. If the tax reform recommendations are adopted, a foreign investors' company would no longer be entitled to preferential tax treatment.

If a company is operating under more than one approval, or that not all of its capital investments are approved, its effective corporate tax rate is the result of a weighted combination of the various applicable rates.

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A company owning an approved enterprise may elect to forego entitlement to the grants otherwise available under the Investment Law and, in return, participate in an alternative benefits program. Under the alternative benefits program the undistributed income from the approved enterprise is fully exempt from corporate tax for a period between two and ten years, depending upon the location within Israel and the type of approved enterprise. Upon expiration of the exemption period, the approved enterprise would be eligible for beneficial tax rates for the remainder, if any, of the benefits period. Most of our production facilities have been granted approved enterprise status under the Investment Law. We participate in the alternative benefits program and income we earn from our approved enterprises will be tax exempt for a period of two years, beginning with the year in which we first earn taxable income. There can be no assurance that this benefit program will continue to be available or that we will continue to qualify for benefits under the current program. If the tax reform recommendations are adopted, the tax exemption would be cancelled and a corporate tax rate of 10% would apply during the exemption periods described above.

Dividends paid from income derived from an approved enterprise during the benefits period are generally taxed at a reduced rate of 15.0% if the dividends are paid during the benefits period or at any time up to 12 years after the benefits period. This tax must be withheld at source by the company paying the dividend. In the case of a foreign investors' company, such as us, the 12 year limitation on reduced withholding tax on dividends does not apply. A company that has elected the alternative benefits program and subsequently pays a dividend out of income derived from the approved enterprise during the tax exemption period will be subject to tax on the amount distributed. The tax rate will be the rate that would have been applicable had the company not elected the alternative benefits program, generally 25.0%. Generally, any dividends distributed are considered to be attributable to the entire enterprise, and the effective tax rate is the result of a weighted combination of the various applicable tax rates. However, a company may elect to attribute any dividend distributed by it only to income not subject to the alternative benefits program.

Since we participate in the alternative benefits program, if we distribute a cash dividend from income which is tax exempt, as described above, we would have to pay tax at the rate of 25.0%, or less depending on the percentage of foreign investment, on an amount equal to the amount distributed and the corporate tax on that amount.

The Investment Law also provides that a company with an approved enterprise status is entitled to accelerated depreciation on its property and equipment included in an approved investment program.

We finalized the implementation of the investments under our first investment plan in June 1999 and received an approval for a second investment plan in November 1999. Future applications to the Israel Investment Center will be reviewed separately, and decisions on whether or not to approve applications will be based on factors including the then prevailing criteria in the Investment Law, the specific objectives of the applicant company stated in the applications and other financial criteria of the applicant company. We cannot assure you that any of these applications will be approved. Also, the benefits available to an approved enterprise are conditional upon the fulfillment of various conditions stipulated in the Investment Law and its regulations and the criteria described in the specific certificate of approval. If these conditions are not fulfilled, the benefits could be cancelled and we might be required to refund the amount of benefits, with the addition of the Israeli consumer price index linkage differences and interest.


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TAXATION UNDER INFLATIONARY CONDITIONS

The Income Tax Law (Inflationary Adjustments), 1985, generally referred to as the Adjustment for Inflation Law, represents an attempt to overcome the problems presented to a traditional tax system by an economy experiencing rapid inflation, which was the case in Israel when this law was adopted. The Adjustment for Inflation Law is highly complex. These are some of its important features:

 . There is a special tax adjustment for the preservation of equity that classifies corporate assets into fixed assets and non-fixed assets. If a company's equity exceeds the depreciated cost of fixed assets, the company is allowed a deduction from taxable income that takes into account the effect of the applicable annual rate of inflation on the excess. The maximum deduction in any year is 70% of taxable income, with the unused portion permitted to be carried forward on an inflation-linked basis. If the depreciated cost of fixed assets exceeds a company's equity, then the excess multiplied by the applicable annual rate of inflation is added to taxable income.

 . Subject to specified limitations, depreciation deductions on fixed assets and losses carried forward are adjusted for inflation based on the changes in the Israeli consumer price index.

 . Gains on traded securities, which are normally exempt from tax, are taxable in specified circumstances. However, dealers in securities are subject to the regular tax rules applicable to business income in Israel.

CAPITAL GAIN AND INCOME TAXES APPLICABLE TO NON-ISRAELI RESIDENT SHAREHOLDERS

Under current law, any capital gain realized by an individual shareholder from the sale of ordinary shares offered by this prospectus will be exempt from Israeli capital gains tax if the ordinary shares are listed on an approved foreign securities market, which includes Nasdaq in the U.S., provided that we continue to qualify as an industrial company under the Industry Encouragement Law. This exemption does not apply, however, to a shareholder whose taxable income is determined under the Adjustment for Inflation Law, nor to a company or individual whose gains from selling or disposing of the ordinary shares are considered business income.

If we do not maintain the listing or our status as an industrial company, then, subject to any applicable tax treaty, the Israeli capital gains tax rates would be up to 50.0% for non-Israeli resident individuals and 36.0% for companies.

Under an amendment to the Adjustment for Inflation Law, effective January 1, 1999, non-Israeli corporations may, under some circumstances, be subject to Israeli taxes on the sale of listed securities in an Israeli company subject to the provisions of any applicable tax treaty.

If the tax reform recommendations are adopted, the exemption from Israeli capital gains tax described above would no longer apply. Instead, subject to any applicable tax treaty, individuals would be taxed at their marginal rate up to a maximum rate of 25% and companies would be taxed at the company rate of 36%.

Under the tax treaty between the U.S. and Israel, the capital gain received by a person who is entitled to claim the benefits U.S. residents receive under the treaty from the disposition of shares in an Israeli corporation generally would be exempt from Israeli capital gains tax if the shareholder did not own shares possessing 10% or more of the voting power of the Israeli corporation within the prior 12

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months. If Israeli capital gains tax is payable, it can be credited against
U.S. federal tax under the circumstances and subject to the limitations specified in the treaty.

Non-residents of Israel are subject to income tax for income accrued or derived from sources in Israel. These sources of income include passive income, including dividends, royalties and interest as well as non-passive income from services provided in Israel. Upon a distribution of dividends other than bonus shares or stock dividends, income tax is generally withheld at the rate of 25.0%, or the lower rate payable for approved enterprises, unless a different rate is provided in a treaty between Israel and the shareholder's country of residence.

The tax treaty between the U.S. and Israel provides for a maximum tax of 25.0% on dividends paid to a treaty U.S. resident. However, as mentioned above, dividends distributed by an Israeli company and derived from the income of an approved enterprise during the applicable benefits period are subject to a reduced 15.0% dividend withholding tax. The treaty also provides that a 12.5% Israeli dividend withholding tax applies to dividends paid to a U.S. corporation owning 10.0% or more of an Israeli company's voting shares throughout the current year to the date the dividend is paid and the preceding taxable year, as applicable. The lower 12.5% rate applies only on dividends from income not derived from an approved enterprise in the applicable period and does not apply if the company has specified amounts of passive income.

A non-resident of Israel who has had dividend income derived or accrued in Israel from which the applicable tax was withheld at source is generally exempt from the duty to file an annual Israeli tax return for the income, if the income was not derived from a business carried on in Israel by the non-resident and the non-resident has no other sources of income in Israel.

Israel has no estate or gift tax. If the tax reform recommendations are adopted, estate and gift taxes at the rate of 10% would be imposed on estates and gifts in excess of specified amounts.

TAX BENEFITS FOR RESEARCH AND DEVELOPMENT

Israeli tax law allows, under specific conditions, a tax deduction in the year incurred for expenditures, including capital expenditures, in scientific research and development projects if the research projects are approved by the relevant Israeli government ministry, determined by the field of research, and the research and development is for the promotion of the enterprise and is carried out by, or on behalf of, the company seeking the deduction. Expenditures for research projects not so approved are deductible over a three-year period. To date, all of our research and development programs have been approved and funded, in part, by the Office of the Chief Scientist at the Ministry of Industry and Trade, referred to as the OCS. Consequently we have been eligible to deduct for tax purposes, all our research and development expenses, net of the participations received.

LAW FOR THE ENCOURAGEMENT OF INDUSTRIAL RESEARCH AND DEVELOPMENT, 1984

Under the Law for the Encouragement of Industrial Research and Development, 1984, referred to as the Research Law, research and development programs are eligible for grants if they meet specified criteria and are approved by the research committee of the OCS. These grants are issued in return for the payment of royalties from revenues derived from the products developed under the program. These royalties are:

 . 3.0% of revenues derived from the products developed as a result of research projects funded during the first three years;


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 . 4.0% of revenues during the next three years; and

 . 5.0% of revenues in the seventh year and going forward, with the total royalties not to exceed 100.0% of the dollar value of the OCS grant.

However, in some cases described below, total royalties can equal up to 300.0% of the OCS grant. Following the full payment of these royalties, there is no further liability for payment. For participations received for approvals given after December 31, 1998, interest at the 12-month LIBOR rate applicable to dollar deposits as published on the first business day of each calendar year will be added to the royalty payments.

The Research Law further requires that products developed with government grants be manufactured in Israel unless special approval has been granted. If approval is received from the OCS research committee for manufacturing outside of Israel, we would be required to pay royalties that are adjusted in proportion to manufacturing outside of Israel:

 . when the manufacturing is performed outside of Israel by us or a company affiliated with us, the royalties are to be paid as described above with the addition of 1.0%; and

 . when the manufacturing outside of Israel is not performed by us or a company affiliated with us, the royalties paid will be equal to the ratio of the amount of grant received from the OCS divided by the amount of grant received from the OCS and the investment made by us in the project.

The payback will also be adjusted to:

 . 120.0% of the grant if the portion of manufacturing that is performed outside of Israel is up to 50.0%;

 . 150.0% of the grant if the portion of manufacturing that is performed outside Israel is between 50.0% and 90.0%; and

 . 300.0% of the grant if the portion of manufacturing that is performed outside Israel is more than 90.0%.

The Research Law also provides that know-how from the research and development which is used to manufacture the products may not be transferred to third parties without the prior approval of the research committee. This approval is not required for the export of any products resulting from the research or development. Approval of the transfer of know-how may be granted only if the recipient abides by the Research Law, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that may be increased.

We participate in programs sponsored by the OCS for the support of research and development activities. Through March 31, 2000, we have recorded participations from the OCS aggregating $6.2 million for some of our research and development projects. We are obligated to pay royalties to the OCS of 3.0% to 5.0% of revenues derived from the products developed from the funded projects, up to an amount equal to 100.0% of the grants received. Through March 31, 2000, we have accrued and paid royalties to the OCS in the aggregate amount of $1.4 million. At March 31, 2000, the aggregate OCS contingent liability was $4.7 million, plus interest on participations received for approvals given after December 31, 1998. The participations received are presented in our consolidated financial statements as offsets to research and development expenses.

FUND FOR THE ENCOURAGEMENT OF MARKETING ACTIVITIES

The Israeli government, through the Fund for the Encouragement of Marketing Activities, awards to qualifying companies participations for marketing expenses incurred to increase export sales from Israel. These participations, which have been reflected as a reduction in selling expenses, are dollar-linked, do not bear interest and are repaid through royalties on any increase in export sales at the rate of 3.0% of the increased sales portion only up to the amount of the participation. We received participations in the amounts of approximately $57,000 in 1996, $148,000 in 1997, $107,000 in 1998 and $0 during
1999. As of December 31, 1999, the entire royalty commitment relating to these participations was paid or accrued. We do not intend to apply for future marketing participations under this program.

                              CONDITIONS IN ISRAEL

We are incorporated under the laws of the State of Israel, and substantially all of our research and development facilities are located in Israel. We are directly affected by political, economic and military conditions in Israel. Our business, financial condition and results of operations could be materially adversely affected if major hostilities involving Israel should occur or if trade between Israel and its present trading partners should be curtailed.

POLITICAL CONDITIONS

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in intensity and degree, has led to security and economic problems for Israel. However, a peace agreement between Israel and Egypt was signed in 1979 and a peace agreement between Israel and Jordan was signed in 1994. Since 1993, several agreements between Israel and Palestinian representatives have been signed. Also, Israel and several Arab States have announced their intention to establish trade and other relations. Israel has not entered into any peace agreement with Syria or Lebanon, and there have been difficulties in the negotiations with the Palestinians. We cannot be certain how the peace process will develop or what effect it may have upon us.

Despite the progress towards peace between Israel and its Arab neighbors and the Palestinians, some countries, companies and organizations continue to participate in a boycott of Israeli firms. We do not believe that the boycott has had a material adverse effect on us, but restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on the expansion of our business.

Generally, all male adult citizens and permanent residents of Israel under the age of 54 are, unless exempt, obligated to perform up to 30 days, or longer under some circumstances, of military reserve duty annually. Additionally, all of these residents are subject to being called to active duty at any time under emergency circumstances. Some of our employees are obligated to perform annual reserve duty. While we have operated under these requirements since we began operations, we cannot assess the full impact of these requirements on our workforce or business if conditions should change. No prediction can be made of the effect on us of any expansion or reduction of these obligations.

ECONOMIC CONDITIONS

Israel's economy has been subject to numerous destabilizing factors, including:

 . a period of rampant inflation in the early to mid-1980s,

 . low foreign exchange reserves,

 . fluctuations in world commodity prices,

 . military conflicts; and

 . civil unrest.

The Israeli government has intervened in various sectors of the economy, employing fiscal and monetary policies, import duties, foreign currency restrictions and controls of wages, prices and foreign currency exchange rates and other measures. The Israeli government has periodically changed its policies in all these areas.

Until May 1998, Israel imposed restrictions on transactions in foreign currency. These restrictions affected our operations in various ways, and also affected the right of non-residents of Israel to convert into foreign currency amounts they received in Israeli currency, such as the proceeds of a judgment enforced in Israel. Despite these restrictions, foreign investors who purchased shares with foreign currency were able to repatriate in foreign currency both dividends, after deduction of withholding tax, and the proceeds from the sale of the shares. There are no Israeli currency control restrictions on remittances of dividends on the ordinary shares or the proceeds from the sale of the shares. However, legislation remains in effect under which currency controls can be imposed by administrative action at any time.

TRADE AGREEMENTS

Israel is a member of the United Nations, the World Bank Group, including the International Finance Corporation, the European Bank for Reconstruction and Development, and the Inter-American Development Bank. Israel is also a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members. Also, Israel has been granted preferences under the generalized system of preferences from Japan. These preferences allow Israel to export the products covered by these programs either duty-free or at reduced tariffs.

Israel has entered into preferential trade agreements with the European Union, the U.S., Canada, the European Free Trade Association and a variety of other countries. In recent years, Israel has established commercial and trade relations with a number of the other nations, including Russia and China, with which Israel had not previously had trade relations.

ASSISTANCE FROM THE UNITED STATES

Israel receives significant amounts of economic and military assistance from the U.S., averaging approximately $3 billion annually over the last several years. In 1992, the U.S. approved the issuance of up to $10 billion of loan guarantees during U.S. fiscal years 1993 to 1998 to help Israel absorb a large influx of new immigrants, primarily from the republics of the former Soviet Union. There is no assurance that foreign aid from the U.S. will continue at or near amounts received in the past. In 1998, the U.S. Congress adopted a resolution to decrease the economic assistance granted to Israel until 2008, when this aid will be discontinued. These resolutions included an increase in annual military aid from $1.8 billion to $2.4 billion over the 10-year period. If the grants for economic and military assistance are eliminated or reduced significantly, the Israeli economy could suffer material adverse consequences.

                                  UNDERWRITING

GENERAL

We and Michal and Gil Rosenfeld have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Dain Rauscher Incorporated, and U.S. Bancorp Piper Jaffray Inc. are acting as the representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of ordinary shares by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of ordinary shares, but is not responsible for the commitment of any other underwriter to purchase ordinary shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has agreed to purchase the number of ordinary shares opposite its name below.

                                                                    NUMBER OF
   UNDERWRITER                                                   ORDINARY SHARES
   -----------                                                   ---------------
   CIBC World Markets Corp. ....................................
   Dain Rauscher Incorporated...................................
   U.S. Bancorp Piper Jaffray Inc. .............................
                                                                      ----
    Total.......................................................
                                                                      ====

The underwriters have agreed to purchase all of the ordinary shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase ordinary shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The ordinary shares should be ready for delivery on or about
                    , 2000. The representatives have advised us that the underwriters propose to offer the ordinary shares directly to the public at the public offering price on the cover page of this prospectus. The representatives may also offer some of the ordinary shares to securities dealers at this price
less a concession of $           per share. The underwriters may also allow,
and the dealers may re-allow, a concession not in excess of $           per
share to other dealers. After the ordinary shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

OVER-ALLOTMENT OPTION

We and Michal and Gil Rosenfeld have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 48,500 additional ordinary shares from each of Michal and Gil Rosenfeld and a maximum of 653,000 additional ordinary shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase the ordinary shares covered by this option at the public offering price, less the underwriting discount. If this option is exercised in full, the total price to
the public will be $          , the total proceeds to us
will be $          , and the total proceeds to the selling shareholders will be
$          . The underwriters have agreed that, to the extent the over-
allotment option is exercised, they will each purchase a number of additional ordinary shares proportionate to the underwriter's initial amount reflected in the table shown above.

COMMISSIONS AND EXPENSES; INDEMNIFICATION

The table shown below provides information about the amount of the discount to be paid to the underwriters by us and Michal and Gil Rosenfeld.

                                               TOTAL WITHOUT    TOTAL WITH FULL
                                       PER   EXERCISE OF OVER- EXERCISE OF OVER-
                                      SHARE  ALLOTMENT OPTIONS ALLOTMENT OPTIONS
                                      -----  ----------------- -----------------
   Accord..........................  $          $                 $
   Gil Rosenfeld...................
   Michal Rosenfeld................
                                                -----------       -----------
                                                -----------       -----------
    Total..........................             $                 $
                                                ===========       ===========

We estimate that the total expenses of the offering, excluding the underwriting discount will be approximately $2,575,000. This estimate includes filing fees, printing, legal and accounting fees and expenses, Israeli stamp tax and depositary fees.

We and Michal and Gil Rosenfeld have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933.

LOCK-UP AGREEMENTS

We have agreed to a 180-day lock-up, and our officers and directors and the holders of all of our outstanding ordinary shares, have agreed to a 180-day lock-up for 14,882,474 ordinary shares and other securities that they beneficially own, including securities that are convertible into ordinary shares and securities that are exchangeable or exercisable for ordinary shares. This means that, for a period of 180 days after the date of this prospectus we and those persons may not offer, sell, pledge or dispose of these securities without the prior written consent of CIBC World Markets Corp., except for:

 . the issuance of shares under our existing employee share plans, non-employee director plan and other outstanding options;

 . transfers by gift or upon the death of the shareholder, by will or intestacy; or

 . if the shareholder is a corporation, partnership or limited liability company, upon a distribution to its shareholders, partners or members,

provided that the person or entity that receives the shares also agrees to be bound by the provisions of the lock-up agreement. The lock-up does not apply to the issuance and sale of ordinary shares in this offering.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the ordinary shares offered by this prospectus.

OFFERING PRICE DETERMINATION

Before the offering, there has been no public market in the United States for the ordinary shares. Consequently, the initial public offering price for the ordinary shares will be determined by us and the representatives, based on factors including:

 . the history and prospects for the industry in which we compete;

 . our management;

 . our past and present operations;

 . our historical results of operations;

 . our prospects for future business and earning potential;

 . the general condition of the securities markets at the time of this offering;

 . the recent market prices of securities of generally comparable companies;
   and

 . the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us.

SHORT POSITIONS, STABILIZATION AND PENALTY BIDS

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase ordinary shares before the distribution of the ordinary shares is completed. However, under these rules the underwriters may engage in:

 . Stabilizing transactions--The representatives may make bids or purchases for the purpose of fixing or maintaining the price of the ordinary shares, so long as stabilizing bids do not exceed a specified maximum.

 . Over-allotments and syndicate covering transactions--The underwriters may create a short position in the ordinary shares by selling more than the number shown on the cover page of this prospectus. If a short position is created in this offering, the representatives may engage in syndicate covering transactions by purchasing ordinary shares in the open markert. The representatives may also elect to reduce any short position by exercising all or part of their over-allotment option.

 . Penalty bids--If the representatives purchase ordinary shares in the open market in a stabilizing transaction or a syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those ordinary shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the ordinary shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the ordinary shares if it discourages resales of the ordinary shares.

Neither we nor the underwriters makes any representation or prediction about the effect that the transactions described above may have on the price of the ordinary shares. These transactions may occur on the Nasdaq National Market. If these transactions begin, they may be discontinued without notice at any time.

DIRECTED SHARE PROGRAM

The underwriters, at our request, have reserved for sale to our employees, affiliates and strategic partners at the initial public offering price up to 5.0% of the ordinary shares being offered by this prospectus. We do not know if our employees, affiliates and strategic partners will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. If all of these reserved shares are not purchased, the underwriters will offer the remainder to the general public on the same terms as the other shares offered by this prospectus.

OFFERS AND SALES IN ISRAEL

The underwriters have undertaken that:

 . they will not offer ordinary shares to the public in Israel within the meaning of section 15 of the Israeli Securities Law, 1968,

 . they will not offer ordinary shares in Israel to more than 35 persons in the aggregate,

 . they will deliver to us and the Israel Securities Authority the names and addresses of these persons within seven days of the closing of this offering, and

 . they will obtain warranties from each person that it is purchasing ordinary shares for investment purposes only, and not for purposes of resale.

                          VALIDITY OF ORDINARY SHARES

The validity of the ordinary shares offered in this offering and other legal matters relating to this offering under Israeli law will be passed upon for Accord Networks Ltd. by Doron Cohen-David Cohen, Law Offices, Ramat-Gan, Israel and for the underwriters by Yigal Arnon & Co., Jerusalem, Israel. Other legal matters relating to this offering under U.S. law will be passed upon for Accord Networks Ltd. by Alston & Bird LLP, Atlanta, Georgia and for the underwriters by Ropes & Gray, Boston, Massachusetts. The spouse of a partner at Doron Cohen-David Cohen, Law Offices beneficially owns 4,559 ordinary shares.

                                    EXPERTS

The consolidated balance sheets of Accord Networks Ltd. at December 31, 1998 and 1999 and the consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999 included in this prospectus have been included in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, independent certified public accountants in Israel, given upon the authority of the firm as experts in auditing and accounting.

                                 ISA EXEMPTION

The Israel Securities Authority has granted us an exemption from the obligation to publish a prospectus in the manner required under the prevailing laws of the State of Israel and from the obligation to file reports with the Israel Securities Authority. The exemption from filing reports is subject to our maintaining for public review at our principal office in Israel a copy of each report filed under U.S. law. This exemption will remain in force for as long as we have an obligation to report to the U.S. authorities.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act relating to this offering of our ordinary shares. This prospectus does not contain all of the information contained in the registration statement or in the exhibits and schedules that are a part of the registration statement.

You should refer to the registration statement and its exhibits for additional information. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. When we complete this offering, we will also be required to file annual, quarterly and special reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC's public reference rooms and the web site of the SEC.

You may read and copy any document we file at the SEC's public reference facilities at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

After the offering, we will become subject to some of the informational requirements of the Securities Exchange Act of 1934. As a foreign private issuer, we are exempt from some rules under the Exchange Act including:

 . we are not required to comply with the disclosure and procedural requirements for proxy solicitations;

 . our directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in section 16 of the Exchange Act; and

 . we are not required to file annual, quarterly and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We intend to file with the Securities and Exchange Commission, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements that will be examined and reported on, with an opinion expressed by an independent accounting firm, as well as quarterly reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year, within 60 days after the end of each quarter. These reports and other information filed by us will be filed with the SEC electronically and may be read and copied at the SEC's public reference facilities, on the SEC's web site, http://www.sec.gov, and at the offices of the Nasdaq National Market as described above.

                      ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, and some of our directors and executive officers and Israeli experts named in this prospectus are not residents of the U.S. and substantially all of their assets and some of our assets are located outside of the U.S. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named in this prospectus and enforcement of judgments obtained in the U.S. against us, and our directors and executive officers, or the Israeli experts named in this prospectus, may be difficult to obtain within the U.S. Accord Networks, Inc. is the U.S. agent authorized to receive service of process in any action in any United States federal court against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in any other actions.

We have been informed by our legal counsel in Israel, Doron Cohen-David Cohen, Law Offices, that there is doubt about the enforceability of civil liabilities under the Securities Act or the Exchange Act in original actions instituted in Israel. However, under Israeli law, subject to various time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

 . the judgment was given by a court which was, according to the laws of the state of the court, competent to do so,

 . the judgment is no longer appealable,

 . the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the judgment is not contrary to public policy, and

 . the judgment may be executed in the state in which it was given.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a jurisdiction that does not provide for the enforcement of judgments of Israeli courts, subject to exceptional cases. An Israeli court also will not enforce a foreign judgment if doing so is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if:

 . the judgment was obtained by fraud;

 . there was no due process;

 . the judgment was given by a court not competent to do so according to the rules of private international law in Israel;

 . the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or

 . at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

Judgments given or enforced by Israeli courts will generally be payable in Israeli currency at the rate of exchange of the relevant foreign currency on the day of the payment, but the judgment debtor may also make payment in foreign currency if the Israeli exchange control regulations then in effect permit payment in foreign currency. Judgment creditors bear the risk that they will be unable to convert their awards into foreign currency that can be transferred out of Israel, the risk of unfavorable exchange rates and the risk of withholding taxes being imposed upon the transfer of proceeds outside of Israel.

                              ACCORD NETWORKS LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Audited Financial Statements
Report of Independent Accountants.........................................   F-2
Consolidated Balance Sheets at December 31, 1998 and 1999 ................   F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1998 and 1999......................................................   F-5
Consolidated Statements of Changes in Mandatorily Redeemable Convertible
 Preferred Shares and Stockholders' Equity (Deficit) for the Years Ended
 December 31, 1997, 1998 and 1999.........................................   F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1998 and 1999......................................................   F-7
Notes to Consolidated Financial Statements................................   F-9




Unaudited Financial Statements
Condensed Consolidated Balance Sheets at December 31, 1999 and March 31,
 2000 (Unaudited).........................................................  F-32
Condensed Consolidated Statements of Operations for the Three Months Ended
 March 31, 1999 and 2000 (Unaudited)......................................  F-33
Condensed Consolidated Statements of Changes in Mandatorily Redeemable
 Convertible Preferred Shares and Stockholders' Equity (Deficit) for the
 Three Months Ended March 31, 2000 (Unaudited)............................  F-34
Condensed Consolidated Statements of Cash Flows for the Three Months Ended
 March 31, 1999 and 2000 (Unaudited)......................................  F-35
Notes to Condensed Consolidated Financial Statements (Unaudited)..........  F-36

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Accord Networks Ltd.

We have audited the consolidated balance sheets of Accord Networks Ltd. (the "parent") and its subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, changes in mandatorily redeemable convertible preferred shares and stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the parent's board of directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards, including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the parent's board of directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a fair basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the parent and its subsidiaries as of December 31, 1998 and 1999, and the consolidated results of their operations and the cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

On June 16, 2000, the Company settled a patent infringement lawsuit for $6.5 million. See note 5a(1) and note 12f.

                                          Kesselman & Kesselman
                                          Certified Public Accountants
                                          (Israel)

Tel-Aviv, Israel

February 6, 2000, except for notes 12e and 12f

the dates of which are May 25, 2000 and June 16, 2000, respectively.

                              ACCORD NETWORKS LTD.

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                           DECEMBER 31,
                                                    ---------------------------
                                                     1998    1999      1999
                                                    ------- ------- -----------
                                                                     PRO FORMA
                                                                    INFORMATION
                                                                     (NOTE 13)
                                                                    (UNAUDITED)
                 ASSETS (note 5c)
Current assets:
 Cash and cash equivalents......................... $ 1,436 $ 5,787   $ 5,787
 Accounts and note receivable:
  Trade accounts receivable, net of allowance for
   doubtful accounts of $125 at December 31, 1999
   (note 1l).......................................   4,259   6,012     6,012
  Trade note receivable, net of allowance for
   doubtful account of $213 (note 1l)..............      --      80        80
  Other (note 8a)..................................      99   1,882     1,882
 Inventories (note 8b).............................   2,141   2,786     2,786
 Prepaid expenses and other current assets.........     128     263       263
                                                    ------- -------   -------
  Total current assets.............................   8,063  16,810    16,810
                                                    ------- -------   -------
Fixed assets (note 2):
 Cost..............................................   2,666   3,204     3,204
 Less--accumulated depreciation and amortization...   1,064   1,146     1,146
                                                    ------- -------   -------
  Total fixed assets...............................   1,602   2,058     2,058
                                                    ------- -------   -------
Other assets (note 8c).............................     448   1,630     1,630
                                                    ------- -------   -------
  Total assets..................................... $10,113 $20,498   $20,498
                                                    ======= =======   =======


                              ACCORD NETWORKS LTD.

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                           DECEMBER 31,
                                                   -------------------------------
                                                     1998      1999       1999
                                                   --------  --------  -----------
                                                                        PRO FORMA
                                                                       INFORMATION
                                                                        (NOTE 13)
                                                                       (UNAUDITED)
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accruals:
  Trade........................................... $    843  $  2,220   $  2,220
  Loan from shareholder (note 4)..................      250        --         --
  Other (note 8d).................................    2,080     3,908      3,908
                                                   --------  --------   --------
   Total current liabilities......................    3,173     6,128      6,128
Long-term liabilities:
 Accrued severance pay (note 3)...................      551       888        888
 Deferred revenues................................       47        26         26
Contingent liabilities and commitments (note 5)...
                                                   --------  --------   --------
   Total liabilities..............................    3,771     7,042      7,042
                                                   --------  --------   --------
Mandatorily redeemable convertible preferred
 shares, NIS 0.01 par value,
 series A, B and C (note 6).......................   19,415    25,916         --
                                                   --------  --------   --------
Stockholders' equity (deficit) (notes 6 and 12e):
 Ordinary shares of NIS 0.01 par value:
  Authorized: December 31, 1998--4,250,000 shares,
   December 31, 1999--41,324,561 shares; issued
   and outstanding: December 31, 1998--1,277,067
   shares, December 31, 1999--1,854,388 shares
   (December 31, 1999 pro forma--13,381,258
   shares)........................................        4         6         40
 Warrants and options (note 6c and d).............        7        95         95
 Additional paid-in capital.......................                159     26,041
 Accumulated deficit..............................  (13,084)  (12,720)   (12,720)
                                                   --------  --------   --------
   Total stockholders' equity (deficit)...........  (13,073)  (12,460)    13,456
                                                   --------  --------   --------
                                                   $ 10,113  $ 20,498   $ 20,498
                                                   ========  ========   ========



    The accompanying notes are an integral part of the financial statements.

                              ACCORD NETWORKS LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (In thousands, except number of shares and per share data)

                                              YEARS ENDED DECEMBER 31,
                                          -----------------------------------
                                             1997        1998        1999
                                          ----------  ----------  -----------
Revenues (note 8e):
 Product sales........................... $    1,538  $   12,172  $    23,366
 Support revenues........................         40         425        1,469
                                          ----------  ----------  -----------
  Total revenues.........................      1,578      12,597       24,835
                                          ----------  ----------  -----------
Cost of revenues:
 Product sales...........................        442       2,954        5,329
 Support revenues........................        525       1,523        2,181
                                          ----------  ----------  -----------
  Total cost of revenues.................        967       4,477        7,510
                                          ----------  ----------  -----------
Gross profit.............................        611       8,120       17,325
Operating expenses:
 Research and development, net (note 8f).      2,515       2,439        4,109
 Selling and marketing, net (note
  5b(2)(c))..............................      1,656       4,398        8,250
 General and administrative..............      1,349       2,233        4,460
                                          ----------  ----------  -----------
  Total operating expenses...............      5,520       9,070       16,819
                                          ----------  ----------  -----------
Operating income (loss)..................     (4,909)       (950)         506
Interest and other expenses, net (note
 8g).....................................        (93)        (30)        (142)
                                          ----------  ----------  -----------
Net income (loss) ....................... $   (5,002) $     (980) $       364
                                          ==========  ==========  ===========
Earnings (loss) per share (note 8h):
 Basic................................... $    (3.92) $    (0.77) $      0.28
                                          ==========  ==========  ===========
 Diluted................................. $    (3.92) $    (0.77) $      0.02
                                          ==========  ==========  ===========
Weighted average number of shares
 outstanding (note 8h):
 Basic...................................  1,277,067   1,277,067    1,318,410
                                          ==========  ==========  ===========
 Diluted.................................  1,277,067   1,277,067   16,092,564
                                          ==========  ==========  ===========
Pro forma earnings per share (note 1n):
 Basic...................................                         $      0.03
                                                                  ===========
 Diluted.................................                         $      0.02
                                                                  ===========
Pro forma weighted average number of
 shares outstanding (note 1n):
 Basic...................................                          11,862,611
                                                                  ===========
 Diluted.................................                          16,092,564
                                                                  ===========


    The accompanying notes are an integral part of the financial statements.

                             ACCORD NETWORKS LTD.

   CONSOLIDATED STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE CONVERTIBLE
              PREFERRED SHARES AND STOCKHOLDERS' EQUITY (DEFICIT)
                     (In thousands, except share amounts)

                                                              STOCKHOLDERS' EQUITY (DEFICIT)
                                            -------------------------------------------------------------------
                            MANDATORILY
                             REDEEMABLE
                            CONVERTIBLE                                  WARRANTS
                          PREFERRED SHARES   ORDINARY SHARES               AND                    TOTAL
                         ------------------ ----------------- ADDITIONAL OPTIONS              STOCKHOLDERS'
                         NUMBER OF          NUMBER OF          PAID-IN   (NOTE 6C ACCUMULATED    EQUITY
                           SHARES   AMOUNT    SHARES   AMOUNT  CAPITAL    AND D)    DEFICIT     (DEFICIT)
                         ---------- ------- ---------- ------ ---------- -------- ----------- -------------
BALANCE AT JANUARY 1,
1997....................  5,627,178 $10,315  1,277,067  $ 4                $ 2     $ (7,102)    $(7,096)
 Receipts on account of
 shares to be allotted
 (note 6a(3))...........                361
 Amounts assigned to
 options granted to non-
 employees (note 6c)....                                                     *                         *
 Net loss...............                                                             (5,002)      (5,002)
                         ---------- ------- ----------  ---    -------     ---     --------     --------
BALANCE AT DECEMBER 31,
1997....................  5,627,178  10,676  1,277,067    4                  2      (12,104)     (12,098)
 Issuance of series B
 convertible preferred
 shares, net of share
 issue expenses in the
 amount of $106 (note
 6a(3)).................  4,017,428   8,739
 Amounts assigned to
 warrants and options
 granted to non-
 employees (note 6c and
 d).....................                                                     5                         5
 Net loss...............                                                               (980)        (980)
                         ---------- ------- ----------  ---    -------     ---     --------     --------
BALANCE AT DECEMBER 31,
1998....................  9,644,606  19,415  1,277,067    4                  7      (13,084)     (13,073)
 Issuance of ordinary
 shares for cash related
 to exercise of stock
 options................                       577,321    2    $   159                               161
 Issuance of Series A
 convertible preferred
 shares (note 10b)......    397,673       1
 Issuance of Series B
 convertible preferred
 shares related to
 exercise of warrants
 (note 6d)..............     59,152     115
 Issuance of series C
 convertible preferred
 shares, net of share
 issue expenses in the
 amount of $115
 (note 6a (3))..........  1,425,439   6,385
 Amounts assigned to
 warrants and options
 granted to non-
 employees (note 6c and
 d).....................                                                    88                        88
 Net income.............                                                                364          364
                         ---------- ------- ----------  ---    -------     ---     --------     --------
BALANCE AT DECEMBER 31,
1999.................... 11,526,870 $25,916  1,854,388  $ 6    $   159     $95     $(12,720)    $(12,460)
                         ========== ======= ==========  ===    =======     ===     ========     ========
PRO FORMA BALANCE AT
DECEMBER 31, 1999
(unaudited) (note 13)...         -- $    -- 13,381,258  $40    $26,041     $95     $(12,720)    $ 13,456
                         ========== ======= ==========  ===    =======     ===     ========     ========

-----------
* Representing an amount less than $ 1,000.

   The accompanying notes are an integral part of the financial statements.

                              ACCORD NETWORKS LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                       -----------------------
                                                        1997     1998    1999
                                                       -------  ------  ------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) for the year....................... $(5,002) $ (980) $  364
 Adjustments required to reconcile net income (loss)
  to net cash provided by (used in) operating
  activities:
  Depreciation and amortization.......................     369     622     834
  Provision for doubtful accounts.....................      --      --     338
  Increase in provision for vacation and recreation
   pay................................................      --      44     145
  Accrued severance pay, net..........................      60      40     109
  Amounts assigned to options and warrants granted to
   employees and non-employees (note 6c and d)........      --       2     103
  Interest on principal of convertible loans from
   stockholders.......................................     123      84      --
  Loss on sale of fixed assets........................       6      10      14
  Changes in operating asset and liability items:
   Increase in accounts receivable....................    (924) (2,520) (4,089)
   Increase in accounts payable and accruals..........     540   1,016   2,184
   Increase in inventories............................  (1,408)   (380)   (645)
   Increase in deferred revenues......................     167     197     664
                                                       -------  ------  ------
                                                        (1,067)   (885)   (343)
                                                       -------  ------  ------
   Net cash provided by (used in) operating
    activities........................................  (6,069) (1,865)     21
                                                       -------  ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of fixed assets.............................    (393) (1,056) (1,376)
 Proceeds from deposit (amounts deposited)............    (120)     25    (107)
 Proceeds from sale of fixed assets...................      --       9     112
                                                       -------  ------  ------
 Net cash used in investing activities................    (513) (1,022) (1,371)
                                                       -------  ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issue of mandatorily redeemable convertible preferred
  shares at a premium, net of share issue expenses....      --   2,633   6,501
 Issue of ordinary shares.............................      --      --     146
 Convertible loans from stockholders..................   5,899      --      --
 Receipts on account of shares to be allotted.........     361      --      --
 Offering costs (carried to deferred charges).........      --      --    (696)
 Proceeds from issue of warrants (note 6d)............      --       3      --
 Repayment of long-term loan..........................      --      --    (250)
 Proceeds (repayment) of short-term bank credit--net..     412    (412)     --
                                                       -------  ------  ------
 Net cash provided by financing activities............   6,672   2,224   5,701
                                                       -------  ------  ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......      90    (663)  4,351
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF
 YEAR.................................................   2,009   2,099   1,436
                                                       -------  ------  ------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR... $ 2,099  $1,436  $5,787
                                                       =======  ======  ======

                              ACCORD NETWORKS LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                                --------------
                                                                1997 1998 1999
                                                                ---- ---- ----
SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION--CASH PAID
 DURING THE YEAR FOR:
 Interest...................................................... $20  $18  $33
                                                                ===  ===  ===
 Advances to income tax authorities............................ $13  $40  $51
                                                                ===  ===  ===

SUPPLEMENTARY INFORMATION ON FINANCING ACTIVITIES NOT INVOLVING CASH FLOWS:

  1) As stated in note 6a(2), in March 1998, loans from stockholders and accrued interest totaling $6,106,000 were converted into Series B preferred shares.

  2) Deferred charges amounting to $151,000 not paid as of December 31, 1999 will be included in the statements of cash flows upon payment.





    The accompanying notes are an integral part of the financial statements.

                              ACCORD NETWORKS LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies, applied on a consistent basis, are as follows:

 a. General

   1) Nature of operations

    a) Accord Networks Ltd. (the "parent") and its wholly-owned subsidiaries in the United States and the United Kingdom (collectively, "Accord" or the "company"), are engaged in one business segment--development, manufacturing and distributing of an advanced networking and switching system that allows for real-time interactive visual communications. The parent commenced selling its system in 1997.

    As to the company's principal markets, see note 8e.

    b) In November 1999, the parent changed its name to Accord Networks Ltd. The previous name was Accord Telecommunications Ltd.

    c) Accord intends to raise capital through an initial public offering ("IPO") in the second quarter of 2000.

   2) Accounting principles

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

   3) Use of estimates in the preparation of financial statements

    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 b. Functional currency

The currency of the primary economic environment in which the operations of Accord are conducted is the U.S. dollar ("$" or "dollar").

Most of Accord's sales are made outside Israel, mainly in the United States, in dollars. Substantially all of Accord's production costs are comprised of cost of materials, which are purchased in dollars. The balance of the production costs is incurred in Israeli currency. Most of the marketing expenses are incurred outside of Israel in dollars. Thus, the functional currency of the parent and its subsidiaries is the dollar.

Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items (stated below) reflected in the statements of operations, the following exchange rates are used: (i) for transactions: exchange rates at transaction dates or average rates and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization, changes in inventories, etc.)--historical exchange rates. The resulting currency transaction gains or losses are included in the other income or expenses, as appropriate.

                              ACCORD NETWORKS LTD.

 c. Principles of consolidation

The consolidated financial statements include the accounts of the parent and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated. Profits from intercompany sales, not yet realized, have also been eliminated.

 d. Inventories

Inventories are recorded at the lower of cost or market. Cost is determined as follows:

 .Materials and supplies--on the "first-in, first-out" basis.

 .Finished goods (including consignment inventory)--on basis of production costs:

  .Materials and supplies component--on "first-in, first-out" basis.

  .Labor and overhead component--on average basis.

 e. Fixed assets

Fixed assets are stated at cost and are depreciated by the straight-line method over their estimated useful life.

 f. Deferred charges

Deferred charges represent incremental external costs incurred in connection with Accord's proposed IPO and will be charged against the proceeds of the offering, or expensed if there will not be an IPO.

 g. Impairment in value of fixed assets

Accord evaluates impairment of long lived assets under the provisions of Statement of Financial Accounting Standards ("FAS") no. 121 of the Financial Accounting Standards Board of the United States ("FASB"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." FAS 121 requires that long-lived assets, identifiable intangibles and goodwill related to those assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Under FAS 121, if the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets is less than the carrying amount of those assets, an impairment loss will recognized. Accordingly, when indicators of an impairment are present, Accord evaluates the carrying value of the foregoing assets in relation to the operating performance and future discounted cash flows of the underlying assets and reduces the carrying value of the long-lived assets to the amount of discounted future cash flows from the asset. No impairment loss has been incurred since inception.

 h. Deferred income taxes

   1) Deferred income taxes are created for temporary differences between the assets and liabilities as measured in the financial statements and for tax purposes. Deferred taxes are computed using the tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided when it is more likely than not that all or part of the deferred tax assets will not be realized.

                              ACCORD NETWORKS LTD.

   2) Taxes which would apply in the event of disposal of investments in subsidiaries have not been taken into account in computing the deferred income taxes, as it is the parent's policy to hold these investments for the long-term.

 i. Revenue recognition

   1) Sales of products

     Accord recognizes revenue from sale of products to end users and resellers upon shipment, provided that appropriate signed documentation of the arrangement, such as a signed contract, purchase order or letter agreement, has been received, the fee is fixed and determinable and collectibility is deemed probable. The Company does not in the normal course of business provide a right of return to its customers. If uncertainties exist, such as the granting to the customer of a right of cancellation for up to thirty days, revenue is recognized when the uncertainties are resolved.

     In some cases, Accord grants its customers an evaluation period, usually several months, to evaluate the system prior to purchase. Accord does not recognize sales revenue from products shipped to customers for evaluation until such products are actually purchased. Until purchased, these products are recorded as consignment inventory at the lower of cost or market.

   2) Revenue from installation, training and support

     Accord renders installation, training and support services, which are priced separately, if the customer so wishes.

     Revenue from installation and training services is recognized after the service is rendered, while revenue from support services is recognized ratably over the support contract period.

   3) Warranty costs

     Accord provides a warranty for a three month period on software and up to one year on hardware. A provision is recorded at the time of the sale of the related product for probable costs in connection with warranties, based on Accord's experience and engineering estimates.

 j. Research and development expenses

Research and development expenses are charged to the statements of operations as incurred. Participations from the government of Israel and from research foundations for development of approved projects are recognized as a reduction of expenses as the related costs are incurred. No liability is recorded for funds received from the government of Israel because Accord is not obligated to repay any funds regardless of the outcome of the research and development.

 k. Advertising costs

Advertising costs are expensed as incurred. Advertising expenses for the years ended 1997, 1998 and 1999 were $410,000, $595,000 and $788,000, respectively.

                              ACCORD NETWORKS LTD.

 l. Concentration of credit risks and allowance for doubtful accounts

Most of Accord's sales are made in the U.S. and Europe, to a large number of customers. Accordingly, Accord's trade accounts receivable balances do not represent a substantial concentration of credit risk.

The provision for doubtful accounts is principally determined for specific debts doubtful of collection. The provision at December 31, 1999 was $338,000. No provision for bad debts was necessary at December 31, 1997 and 1998.

 m. Cash equivalents

Accord considers all highly liquid investments, with an original maturity of three months or less when issued, that are not restricted as to withdrawal or use, to be cash equivalents.

 n. Earnings (loss) per share ("EPS")

   1) Basic EPS are computed based on the weighted average number of ordinary shares outstanding during each year.

   2) Since the basic EPS for the years ended December 31, 1997 and 1998 represents a loss per share, the effect of including the incremental shares from assumed exercise of warrants and options and from assumed conversion of convertible loans in EPS computation is anti-dilutive, and accordingly the basic and diluted EPS are the same.

   3) Diluted EPS for the year ended December 31, 1999 were computed using the weighted average number of shares outstanding during the year plus the incremental shares from the assumed exercise of convertible securities, warrants and options granted by the Parent.

   4) The pro forma EPS for the year ended December 31, 1999 are computed assuming that conversion of the participating preferred shares into ordinary shares occurred on January 1, 1999 or at their issuance date, if later.

 o. Comprehensive income (loss)

Accord adopted FAS 130, "Reporting Comprehensive Income." FAS 130 requires reporting and display of comprehensive income (loss) and its components, in a full set of general-purpose financial statements. Accord has no comprehensive income (loss) components other than profit (loss) for the reported years.

 p. Recently issued accounting pronouncement

In June 1998, the FASB issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133 established a new model for accounting for derivatives and hedging activities. FAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. FAS 133 is effective for calendar year companies beginning January 1, 2001. Accord does not currently use derivative instruments.

                              ACCORD NETWORKS LTD.

NOTE 2 FIXED ASSETS

 a. Grouped by major classifications, fixed assets are composed as follows:

     ESTIMATED
      USEFUL
       LIVES
     IN YEARS                                                      DECEMBER 31,
     ---------                                                     -------------
                                                                    1998   1999
                                                                   ------ ------
                                                                        (In
                                                                    thousands)
               COST:
       7       Machinery and equipment..........................   $   83 $   86
       7       Office furniture.................................      191    292
      3-5      Computers and peripheral equipment...............    2,128  2,751
       7       Motor vehicles...................................      192     25
       *       Leasehold improvements...........................       72     50
                                                                   ------ ------
                                                                    2,666  3,204
               Less--accumulated depreciation and
                amortization....................................    1,064  1,146
                                                                   ------ ------
                                                                   $1,602 $2,058
                                                                   ====== ======

------------------
* Leasehold improvements are amortized by the straight-line method over the lesser of the term of the lease or the estimated useful life of the improvements.

 b. Depreciation and amortization expenses related to fixed assets totaled $69,000, $22,000 and $834,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

 c. Refer to Note 5c as to credit collateralized by the assets.

 d. During the year 1999, fully depreciated assets were written off. The cost of these assets totaled $679,000.

NOTE 3 ACCRUED SEVERANCE PAY

 a. Israeli labor laws and agreements require payment of severance pay upon dismissal of an employee or upon termination of employment in specified circumstances. The parent's severance pay for its employees, based upon length of service and the latest monthly salary (one month's salary for each year worked), is mainly covered by purchased managerial insurance policies. The value of these policies is recorded as an asset in the balance sheets. Under labor agreements, these insurance policies are, subject to specified limitations, the property of the employees.

 b. The U.K. subsidiary has defined contribution plans for the benefit of its employees. The subsidiary's contributions under these plans are based on specified percentages of pay.

 c. The changes in accrued severance pay for 1998 and 1999 represent an increase in the liability of approximately $54,000 and $337,000, after benefits paid of approximately $142,000 and $37,000, respectively.

 d. The net amounts of severance pay charged to income in the years ended December 31, 1997, 1998 and 1999 were approximately $171,000, $193,000 and $239,000, respectively.

                              ACCORD NETWORKS LTD.

NOTE 4 LOAN FROM SHAREHOLDER

The loan from a shareholder was linked to the dollar and was interest free. The loan was repayable only after aggregate sales of Accord's products exceed $20 million and in case there was a positive cash flow. The loan was repaid in November 1999.

NOTE 5 CONTINGENT LIABILITIES AND COMMITMENTS:

 a. Contingent liabilities

   1) In November 1998, a competitor (the "plaintiff") commenced an action in the United States District Court, District of Massachusetts, against the U.S. subsidiary of the parent, alleging that the subsidiary infringes U.S. patents held by the plaintiff. In June 1999, the plaintiff added the parent as a party to the lawsuit.

     The plaintiff seeks preliminary and permanent injunctive relief that, if awarded, could prohibit the parent and the subsidiary from using certain technology in use in Accord's systems. The plaintiff also seeks unspecified damages, including treble damages. In its answers to the complaints, Accord denied the alleged infringement and asserted that the patents held by the plaintiff were invalid, void and/or unenforceable. Accord also filed counterclaims against the plaintiff asserting that they were entitled to a declaratory judgment that the patents were not infringed and were invalid, void and/or unenforceable.

     Accord intends to defend vigorously against these allegations. However, due to the inherent uncertainties in the litigation process and the judicial system and the early stage of this litigation, management is unable to predict the outcome or estimate what, if any, impact the outcome of this litigation may have on the future operating results of the company. Accordingly, no provision in respect of this matter has been made. Should the resolution be in favor of the plaintiff, it may have a material adverse effect on the company.

     The above litigation was settled on June 16, 2000 for $6.5 million. See note 12f.

   2) In 1999, the U.S. subsidiary received a letter from a third party alleging that Accord's system supports standards that may fall within the scope of one of the third party's patents. The third party offered the U.S. subsidiary a license, and the two parties are currently holding negotiations. Due to the uncertainties involved in this matter, management is unable to estimate the ultimate outcome thereof at this time. Accordingly, no provision has been made in respect of this matter.

 b. Commitments

   1) Leases

     a) Accord's facilities and some vehicles are leased under operating lease agreements for periods ending in 2000-2005.

                              ACCORD NETWORKS LTD.

     b) Future minimum lease commitments under non-cancelable operating lease agreements are as follows:

                                                      IN THOUSANDS
                                                      ------------
         Years ending December 31:
         2000........................................    $  965
         2001........................................       896
         2002........................................       694
         2003........................................       403
         2004........................................       403
         Thereafter..................................       101
                                                         ------
                                                         $3,462
                                                         ======

     c) Lease expenses totaled $203,000, $298,000 and $716,000 in the years ended December 31, 1997, 1998 and 1999, respectively.

     d) On January 10, 2000, the U.S. subsidiary entered into agreement to lease a new office space. The lease will expire on December 31, 2003. The total annual lease payment for the years 2000, 2001, 2002 and 2003 will approximate $254,000, $311,000, $318,000 and
        $325,000, respectively.

   2) Royalties

     a) Accord is committed to pay royalties to the chief scientist of the Israeli ministry of industry and trade on proceeds from sales of systems resulting from two research and development projects in which the chief scientist participates by way of grant, at progressive royalty rates: 3% for the first three years of system sales by the company, 4% for the next three years, 5% thereafter, up to 100% of the cumulative amount of participation received by Accord. At the time the funding was received, successful development of the related projects was not assured.

        As of December 31, 1999, the balance of the amount received, which is subject to repayment under these royalty agreements on future sales, is $4,375,000.

     b) Accord is committed to pay royalties to the Israel--U.S. binational industrial research and development foundation ("BIRD") on the proceeds from sale, leasing or other marketing or commercial exploitation of the results of research and development in which BIRD participated by way of a grant. Royalties up to the amount of 150% of the grant will be paid at the rate of 5%, up to the amount of the grant; once the amount of the grant is covered, royalties will be payable at the rate of 2.5%, until additional royalties in an amount of 16%-50% of the grant amount have been paid to BIRD.

        As of December 31, 1999, the balance of the amount subject to repayment under this royalty agreement on future sales is $718,000. This amount represents 150% of the balance of the grant received.

     c) Accord was committed to pay royalties to the government of Israel related to marketing expenses in which the government participated by way of grants amounting to approximately $312,000, which were received in 1996 through 1998. The royalties were payable at the rate

                             ACCORD NETWORKS LTD.

        of 3% of the increase in export sales after Accord began receiving marketing grants, up to the amount of the dollar-linked grant received.

        As of December 31, 1999, the entire royalty commitment relating to this agreement was recorded in the financial statements.

     d) Royalty expenses related to these commitments for the years ended December 31, 1997, 1998 and 1999 were approximately $137,000, $709,000 and $931,000, respectively.

 c. Line of credit facility

In March 1999, Accord entered into a line of credit agreement with a bank. Under this agreement, Accord may borrow up to $4,000,000 for any purpose, for a period of two years. The interest on the outstanding line of credit is calculated daily at the LIBOR plus 1.5%. The line of credit is collateralized by all the parent's assets.

In connection with the warrants granted to the bank, see note 6c(3).

NOTE 6 MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES AND COMMON STOCKHOLDERS' EQUITY

 a. Mandatorily redeemable convertible preferred shares

   1) Mandatorily redeemable convertible preferred shares consist of the following at December 31, 1998 and 1999 (in thousands, except share amounts):

                          NUMBER OF SHARES     NUMBER OF SHARES                       LIQUIDATION
                             AUTHORIZED          OUTSTANDING      CARRYING AMOUNT       AMOUNT
                         ------------------- -------------------- ----------------  ---------------
                           1998      1999      1998       1999     1998     1999     1998    1999
                         --------- --------- --------- ---------- -------  -------  ------- -------
Series A................ 3,750,000 3,750,000 3,292,357  3,690,030 $ 5,406  $ 5,407  $ 5,268 $ 5,904
Series B................ 8,500,000 8,500,000 6,352,249  6,411,401  14,438   14,553   14,229  14,362
Series C................        -- 1,425,439        --  1,425,439      --    6,500       --   6,500
                                             --------- ---------- -------  -------  ------- -------
                                             9,644,606 11,526,870  19,844   26,460  $19,497 $26,766
                                             ========= ==========                   ======= =======
Net of issuance costs...                                             (429)    (544)
                                                                  -------  -------
                                                                  $19,415  $25,916
                                                                  =======  =======

   2) The preferred shares (all series) confer on holders the right to convert them into a like number of ordinary shares at any time, subject to adjustments, and have the same rights as the rights of the ordinary shares (except for 733,614 Series C preferred shares which have no voting rights), with a preference in liquidation aggregating (1) their purchase price (which, as of December 31, 1999, approximates $27 million) and (2) the pro rata share of those shares in the assets of Accord then available for distribution on an as-converted basis. The preferred shares will be automatically converted upon the occurrence of an IPO of Accord into a like number of ordinary shares (provided that the IPO price per share is not less than $6.72, adjusted for share combination or subdivision or other recapitalization of Accord's shares, and net proceeds to Accord are not less than $15 million).

      The stockholders of the series C preferred shares have the right to purchase additional series C preferred shares at nominal value per share if Accord issues equity securities to the plaintiff as a settlement of the patent infringement suit (see note 5a(1)). This right will be terminated upon an IPO.

                              ACCORD NETWORKS LTD.

      Under the articles of association of Accord, specified events can require repayment of the amounts paid by the preferred shareholders. These events relate to a change in control of Accord and include: a merger with another company whereby the shareholders of Accord lose voting control subsequent to the merger; a corporate reorganization in which Accord is not the continuing or surviving entity; the sale of all or substantially all of Accord's assets; and a transaction or series of related transactions in which more than 50% of the outstanding share capital following the transaction is held by a shareholder or group of shareholders that did not hold shares of Accord prior to the transaction or series of transactions.

      The occurrence of any of these events is deemed to be a winding up of Accord. Upon any of these events, the preferred shareholders will be paid in cash and/or securities the amounts that would be due to them upon an actual liquidation of Accord and the preferred shareholders can vote to require an immediate winding-up of Accord.

      These rights expire upon the conversion of the preferred shares into ordinary shares, which will automatically occur upon an IPO as stated above. However, because the occurrence of these events is not solely within the control of Accord, the preferred shares have been presented outside of permanent equity in the historical balance sheets.

   3) During the second half of 1997, Accord raised $6,260,000 from its stockholders, of which approximately $361,000 was received on account of series B preferred shares to be allotted and the remaining $5,899,000 was received under loans convertible into series B preferred shares. The loans were linked to the dollar and bore interest of six month LIBOR plus 1%. The interest expense charged in respect of those loans in the years ended December 31, 1997 and 1998 was $123,000 and $84,000, respectively.

      In March 1998, Accord issued 2,633,499 series B preferred shares in respect of conversion of these loans, including accumulated interest and issued 1,383,929 series B preferred shares for $3,100,000 in cash (including the $361,000 received on account in 1997 and before deduction of $106,000 for share issuance expenses), all at $2.24 per share.

      See note 10b for shares issued in 1999 under anti-dilutive rights of a shareholder.

      In August 1999, Accord issued 1,425,439 series C preferred shares to two investors at a purchase price of $4.56 per share for a total of $6,500,000 in cash (before deduction of $115,000 for share issuance expenses).

 b. Employee stock option plans

   1) General

     a) In 1995, Accord's board of directors approved an employee stock option plan (the "plan"), pursuant to which 3,600,000 ordinary shares were reserved for issuance upon the exercise of options to be granted to Accord's employees (out of which 245,227 shares, fully paid, were deposited with a trustee). Most of the options will vest ratably over a period of four years from the date of beginning of employment of each employee, or the grant date as determined by the stock option committee, provided the employee is still in Accord's employ. Each option can be exercised to purchase one ordinary share of Accord. Any option not exercised by May 6, 2005 will expire, unless extended by the board of directors. Through December 31, 1998 and 1999, 2,374,082 options and 3,556,119 options, respectively (including 1,075,918

                             ACCORD NETWORKS LTD.

        options and 1,000,455 options, respectively, to senior employees), were granted under the plan. The other options are to be granted from time to time in the future, as determined by the board of directors.

        In addition, 497,734 options were granted to a former employee in 1996 which expire in May 2005.

     b) On January 26, 2000, the parent's board of directors approved an additional 1,500,000 ordinary shares to be reserved for issuance upon the exercise of options to be granted to Accord's employees under the Accord Networks Ltd. share ownership and option plan
        (2000) and the Accord Networks Ltd. share option plan (2000).

        In addition, in January 2000, Accord granted 848,500 options to employees, at an exercise price of $8.50. Each option can be exercised to purchase one ordinary share of NIS 0.01 par value of Accord.

        The grant of options under the employee stock option plans to the parent's Israeli employees (1,748,250 options) is subject to the terms stipulated by section 102 of the Israeli Income Tax Ordinance. The Ordinance provides that the parent will be allowed to claim as an expense for tax purposes the amounts credited to the employees as a benefit, when the related tax is paid by the employee.

     c) In November 1999, a former employee exercised 239,162 options to purchase 239,162 ordinary shares granted in prior years for an exercise price of $68,000.

   2) Accounting treatment of the employee stock option plan

     a) Accord accounts for its employee stock option plan using the treatment prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") as permitted by FAS 123. Under APB 25, compensation cost for employee stock option plans is measured using the intrinsic value based method of accounting.

        The options were granted at exercise prices which represent the fair value of the ordinary shares at the date of issuance. Since the options granted to Accord's employees have no intrinsic value at their grant dates, no compensation cost was recorded.

                              ACCORD NETWORKS LTD.

b) Had compensation cost for the plan been determined based on the fair value at the grant dates, consistent with the method of FAS 123, the parent's net income (loss) and earnings (loss) per share would have decreased (increased) to the pro forma amounts indicated below:

                                                       YEARS ENDED DECEMBER
                                                                31,
                                                       -----------------------
                                                        1997     1998    1999
                                                       -------  -------  -----
                                                       (In thousands, except
                                                          per share data)
Net income (loss):
 As reported.......................................... $(5,002) $  (980) $ 364
                                                       =======  =======  =====
 Pro forma............................................ $(5,042) $(1,059) $  (5)
                                                       =======  =======  =====
Earnings (loss) per share--basic:
 As reported--basic................................... $ (3.92) $ (0.77) $0.28
                                                       =======  =======  =====
 Pro forma--basic..................................... $ (3.95) $ (0.83) $0.00
                                                       =======  =======  =====
Earnings (loss) per share--diluted:
 As reported--diluted................................. $ (3.92) $ (0.77) $0.02
                                                       =======  =======  =====
 Pro forma--diluted................................... $ (3.95) $ (0.83) $0.00
                                                       =======  =======  =====

                              ACCORD NETWORKS LTD.

3) A summary of the status of the plan as of December 31, 1997, 1998, 1999, and changes during the years ended on those dates, is presented below:

                                               YEARS ENDED DECEMBER 31,
                          ----------------------------------------------------------------------
                                    1997                   1998                  1999
                          ------------------------- ------------------- ------------------------
                                           WEIGHTED            WEIGHTED                 WEIGHTED
                                           AVERAGE             AVERAGE                  AVERAGE
                                           EXERCISE            EXERCISE                 EXERCISE
                              NUMBER        PRICE    NUMBER     PRICE       NUMBER       PRICE
                          ---------------  -------- ---------  -------- --------------  --------
Options outstanding at
 beginning of year......          158,545       *   2,144,152   $0.14        2,815,152   $0.24
Changes during the year:
 Granted................  (/1/) 2,021,217   $0.15     745,500   $0.53        1,238,162   $4.02
 Exercised (/3/)........          (18,361)  $0.01     (38,303)  $0.10   (/2/) (571,125)  $0.26
 Forfeited..............          (17,249)      *     (36,197)  $0.08          (56,125)  $1.20
                          ---------------           ---------           --------------
Options outstanding at
 end of year............        2,144,152   $0.14   2,815,152   $0.24        3,426,064   $1.58
                          ===============           =========           ==============
Options exercisable at
 end of year............          226,656             683,642                1,308,601
                          ===============           =========           ==============
Weighted average fair
 value of options
 granted during the
 year (/4/).............                    $0.10               $0.31                    $2.33
------------------
*Less than $0.01
(/1/Including)options
    granted to the CEO..          650,918   $0.23                              150,000   $1.25
                          ===============                               ==============
(/2/Including)exercise of 325,463 options by the CEO.

(/3/Exercised)to purchase fully paid shares held by a trustee.
(/4/The)fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, based on the following weighted average assumptions:

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1997  1998  1999
                                                               ----  ----  ----
   Dividend yield.............................................  --%   --%   --%
                                                               ===   ===   ===
   Expected volatility........................................  50%   50%   50%
                                                               ===   ===   ===
   Risk-free interest rate.................................... 5.9%  5.4%  5.4%
                                                               ===   ===   ===
   Expected average life--in years............................   4     4     4
                                                               ===   ===   ===

                              ACCORD NETWORKS LTD.

  The following table summarizes information about options outstanding and exercisable at December 31, 1999:

                                       OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                          --------------------------------------------- ---------------------
                                         NUMBER     WEIGHTED               NUMBER
                                      OUTSTANDING    AVERAGE   WEIGHTED EXERCISABLE  WEIGHTED
                           RANGE OF        AT       REMAINING  AVERAGE       AT      AVERAGE
                           EXERCISE   DECEMBER 31, CONTRACTUAL EXERCISE DECEMBER 31, EXERCISE
    GRANTING PERIODS         PRICE        1999        LIFE      PRICE       1999      PRICE
    ----------------      ----------- ------------ ----------- -------- ------------ --------
                                                      YEARS
                                                   -----------
Until May 1997..........  $0.00-$0.01    647,291      5.35          *      629,537        *
May 1997-March 1998.....  $0.22-$0.23  1,165,273      5.35      $0.23      502,970    $0.22
May 1998................     $0.50       214,000      5.35      $0.50       97,563    $0.50
July 1998-February 1999.  $1.00-$1.25    649,500      5.35      $1.18       78,531    $1.11
April 1999-June 1999....  $2.00-$2.50    327,000      5.35      $2.18           --       --
August 1999 and
 thereafter.............     $8.50       423,000      5.35      $8.50           --       --
                                       ---------                         ---------
                                       3,426,064                $1.58    1,308,601    $0.19
                                       =========                         =========

------------------
* Representing an amount lower than $ 0.01.

 c. Options and warrants to non-employees

   1) In January 1994, Accord issued 14,625 options to consultants for the purchase of ordinary shares at an exercise price per share of NIS 0.01. These options were exercisable and fully vested when issued and expire December 31, 2004. In 1996, Accord issued 6,696 options to a consultant to purchase ordinary shares at an exercise price per share of NIS 0.01. The options were exercised in December 1999. In June 1997, Accord issued 5,000 options to a consultant at an exercise price per option of $2.24. These options expire in May 2005 and vest ratably over a four year service period ending in April 2001.

   2) Warrant granted to a bank

      On April 28, 1999, Accord granted a warrant to a bank in connection with a two-year credit line (see Note 5c). The warrant is exercisable for a period of three years to purchase the number of Accord's ordinary shares of NIS 0.01 par value, having an aggregate exercise price amount equivalent to $500,000, at an exercise price per ordinary share calculated as follows:

     a) If during the year ending April 28, 2000, Accord undergoes a "liquidity event", as defined in the warrant (issuance of equity securities to new investors, sale of most of Accord's assets or a merger), the exercise price will be equal to 80% of the price per share paid by the purchasers of Accord's securities in the liquidity event.

     b) If during the twelve month period ending April 28, 2000, Accord does not undergo a liquidity event, then the exercise price will be the lower of (i) the price per share paid by purchasers of Accord's securities in a liquidity event prior to the exercise of the warrant; or (ii) a price per share reflecting an Accord valuation of $80 million.

                              ACCORD NETWORKS LTD.

      In August 1999, Accord went through a liquidity event (see (a) above); accordingly, the warrant entitles the bank to purchase 137,061 ordinary shares at an exercise price of $3.65 per share.

   3) Accounting treatment of options and warrants granted to non-employees

      Accord accounts for the options and the warrant granted to non-employees in exchange for services received using the fair value based method of accounting, as prescribed by FAS 123, based on the fair value of the equity instruments issued, which is more reliably measurable than the value of the services received.

      The fair value of equity instruments issued in exchange for services received is charged against income as follows: exercisable and fully vested equity instruments--at date of grant; non-vested equity instruments--over the vesting period, based on the fair values of the options at each interim financial reporting dates during the vesting period. The fair value of the warrant granted to the bank (see (3) above) is charged against interest expense over the credit period.

      The following weighted average assumptions were used for estimating the fair value of the options under the Black-Scholes option-pricing model: weighted average dividend yield of 0% for all grants; expected volatility of 50% for all grants; risk-free interest rate (in dollar terms) of 4.5% for the 14,625 options granted in 1994 and in respect of the 5,000 options granted in 1997: December 31, 1997--6.0%, December 31, 1998--5.0%, December 31, 1999--6.0%, April 8, 1998--5.5%, April 8,
      1999--5.0%.

      Service costs charged against income in respect of equity instruments granted to non-employees were less than $ 1,000 in the years ended December 31, 1997; in the years ended December 31, 1998 and 1999, these costs totaled $2,000 and $88,000, respectively.

 d. Warrants issued to stockholders

In March 1996 and 1998, Accord issued 583,705 warrants and 1,205,228 warrants, respectively, for total consideration of $5,000, to several stockholders, entitling their holders to purchase an aggregate of 1,788,933 series B preferred shares of NIS 0.01 par value at an exercise price of $2.24 per share. If not exercised, 583,705 warrants will be void after January 31, 2000, and the remaining 1,205,228 warrants will be void after January 31, 2002, or the occurrence of an IPO, if earlier. As of December 31, 1999, 59,152 warrants were exercised to purchase series B preferred shares. In January 2000, 524,553 warrants were exercised to purchase series B preferred shares (see note 12a). Holders of the 1,205,228 warrants are entitled to exercise the warrants in a net exercise, which means that the warrant holders would receive less than the total number of shares into which the warrant was exercisable. The number of shares into which the warrants can be converted in a net exercise will vary depending on the fair value of the shares at the date of exercise. Preferred shares issued upon exercise of the warrants will be automatically converted into ordinary shares upon the occurrence of an IPO.

 e. Dividends

In the event cash dividends are declared by the parent, the dividends will be paid in Israeli currency. Under current Israeli regulations, any cash dividend in Israeli currency paid in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency may be freely repatriated in that non-Israeli currency, at the rate of exchange prevailing at the time of conversion.

                              ACCORD NETWORKS LTD.

 f. Non-employee director stock option plan

   On January 26, 2000, the board of directors adopted the Accord non-employee director stock option plan (2000), which provides for the grant of options to our non-employee directors as follows:

    . an option to purchase 25,000 shares on the later of the date of approval of the plan by the shareholders, or the date the person first becomes a non-employee director; and

    . an option to purchase 2,500 shares each year the non-employee director serves as a director.

   The maximum number of ordinary shares currently subject to the plan is 200,000. The exercise price of options granted under the plan is the fair value of the ordinary shares on the date of grant or is determined in the discretion of the board of directors.

NOTE 7 TAXES ON INCOME

 a. The parent

   1)Tax benefits under the Law for the Encouragement of Capital Investments, 1959:

    Under this law, by virtue of the "approved enterprise" status granted to certain production facilities, the parent is entitled to various tax benefits, as follows:

    a) Reduced tax rates

     During a seven or ten year period commencing in the first year in which the parent earns taxable income from the "approved enterprise" (provided the maximum period to which it is restricted by law has not elapsed), the following tax rates apply:

     (1) Corporate tax of 25%, instead of the regular tax rate (see (4) below); and

     (2) Tax exemption on income from approved enterprise in respect of which the parent has elected the "alternative benefits" (involving waiver of investment grants); the length of the exemption period is two years, after which the income from this enterprise is taxable at the rate of 25% for eight years.

           In the event of distribution of cash dividends out of income which was tax exempt as above, the parent would have to pay the 25% tax in respect of the amount distributed, as stated in (a) above.

           The period of benefits has not yet commenced.

           Because of these reduced tax rates, the parent will not be subject to tax until two years after all accumulated carryforward tax losses have been offset by taxable income. There are no reconciling items between the statutory rate of zero percent and the effective rate of zero percent of the parent.

                              ACCORD NETWORKS LTD.

    b) Accelerated depreciation

     The parent is entitled to claim accelerated depreciation for five tax years commencing in the first year of operation of each asset, in respect of buildings, machinery and equipment used by the approved enterprise.

    c) Conditions for entitlement to the benefits

     The entitlement to the above benefits is conditional upon the parent's fulfilling the conditions stipulated by this law, regulations published thereunder and the instruments of approval for the specific investments in approved enterprise. In the event of failure to comply with these conditions, the benefits may be cancelled and the parent may be required to refund the amount of the benefits, in whole or in part, with the addition of interest.

   2)  The Law for the Encouragement of Industry (Taxation), 1969

    The parent is an "industrial company" as defined by this law and for that reason is entitled to specified tax benefits, mainly accelerated depreciation as prescribed by regulations published under the Income (Inflationary Adjustments) Law, 1985 (see (3) below), the right to claim public issuance expenses as a deduction for tax purposes and amortization of patents and certain other intangible property rights.

   3) Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985 (the "Inflationary Adjustments Law").

    Under this law, results for tax purposes are measured in real terms, in accordance with the changes in the Israeli consumer price index. As explained in note 1b, the financial statements are measured in dollars. The difference between the changes in the Israeli consumer price index and the exchange rate of the dollar, both on annual and cumulative basis, causes a difference between taxable income and income reflected in these financial statements.

   4) Tax rate applicable to income of the parent not derived for an approved enterprise.

    The parent's income not derived from an approved enterprise is taxed at the regular rate of 36%.

 b. The subsidiaries

The subsidiaries of the parent are taxed under the laws of their countries of incorporation.

 c. Carryforward tax losses

Accord has carryforward tax losses as of December 31, 1999 in the amount of approximately $8.0 million (of which $4.5 million is associated with the parent).

Under the inflationary adjustments law, carryforward tax losses of the parent are linked to the Israeli consumer price index and can be utilized indefinitely.

                              ACCORD NETWORKS LTD.

 d. Deferred income taxes

   1) As stated in a(1)(a)(2) above, in the event of distribution of cash dividends out of tax-exempt income of approved enterprises, the parent will be subject to tax at the rate of 25% in respect of the amount distributed. The parent intends to permanently reinvest the amounts of tax exempt income. Accordingly, no deferred taxes were included in these financial statements in respect of tax exempt income.

     Also, the parent expects that during the period its tax losses (see c. above) are utilized, its income would be substantially tax exempt. Accordingly, no deferred tax assets have been included in these financial statements in respect of the parent's carryforward tax losses.

   2) The deferred tax asset in respect of the balances of temporary differences (mostly in respect of carryforward losses of the subsidiaries) and the related valuation allowance, are as follows:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                  1998   1999
                                                                  -------------
                                                                       (In
                                                                   thousands)
      Deferred tax assets........................................ $ 821 $ 1,587
      Less--valuation allowance..................................   821   1,587
                                                                  ----- -------
                                                                     --      --
                                                                  ===== =======

 e. Tax assessments

The parent and its subsidiaries have not been assessed for tax purposes since incorporation.

                              ACCORD NETWORKS LTD.

NOTE 8 FINANCIAL STATEMENT INFORMATION

Balance sheets:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
                                                                       (In
                                                                   thousands)
A.ACCOUNTS RECEIVABLE--OTHER:
  Israeli government departments and agencies:
  Participation in research and development expenses (note
   5b(2)(a))*.................................................... $   -- $1,520
  Income and value added taxes refundable........................     99    179
  Other..........................................................     --    183
                                                                  ------ ------
                                                                  $   99 $1,882
                                                                  ====== ======

  * This account receivable represents amounts approved by the government of Israel and reflects a reimbursement of research and development expenses. All amounts related to 1998 were received during 1998.

B.INVENTORIES:
  Materials and supplies......................................... $1,296 $1,725
  Finished goods ................................................    568    577
  Consignment/inventory..........................................    277    484
                                                                  ------ ------
                                                                  $2,141 $2,786
                                                                  ====== ======
C.OTHER ASSETS:
  Severance pay funded (note 3).................................. $  388 $  616
  Long-term deposit..............................................     60    167
  Deferred charges (note 1f).....................................     --    847
                                                                  ------ ------
                                                                  $  448 $1,630
                                                                  ====== ======
D.ACCOUNTS PAYABLE--OTHER:
  Payroll and payroll related.................................... $  421 $  670
  Provision for vacation and recreation pay......................    312    457
  Accrued expenses...............................................  1,030  1,520
  Advances from customers........................................     --    259
  Deferred revenues..............................................    317  1,002
                                                                  ------ ------
                                                                  $2,080 $3,908
                                                                  ====== ======

                              ACCORD NETWORKS LTD.

Statements of operations:

  E. REVENUES--CLASSIFIED BY GEOGRAPHIC AREA (BASED ON THE LOCATION OF THE CUSTOMERS):

                                                       YEARS ENDED DECEMBER
                                                               31,
                                                      ------------------------
                                                       1997    1998     1999
                                                      ------  -------  -------
                                                          (In thousands)

     North America................................... $1,182  $ 9,788  $19,892
     The rest of the world:
       Europe........................................    331    2,555    4,039
       Far East......................................     65       57      536
       Israel........................................     --      197      368
                                                      ------  -------  -------
     Total........................................... $1,578  $12,597  $24,835
                                                      ======  =======  =======
   F. RESEARCH AND DEVELOPMENT EXPENSES:
     Gross expenses incurred......................... $3,711  $ 3,585  $ 5,732
     Less--royalty-bearing participation (note
      5b(2)a)........................................  1,196    1,146    1,623
                                                      ------  -------  -------
     Research and development, expenses, net ........ $2,515  $ 2,439  $ 4,109
                                                      ======  =======  =======
   G. INTEREST AND OTHER INCOME (EXPENSES):
     Interest income (expenses)--net:
       Interest income--net.......................... $   48  $    61  $    (4)
       Interest expense on convertible loans
        from stockholders............................   (123)     (84)      --
                                                      ------  -------  -------
                                                         (75)     (23)      (4)
     Other expenses--net.............................    (18)      (7)    (138)
                                                      ------  -------  -------
     Interest and other income (expenses), net....... $  (93) $   (30) $  (142)
                                                      ======  =======  =======

   H. ALLOWANCE FOR DOUBTFUL ACCOUNTS:
     Allowance at the beginning of the year..........                  $    --
     Bad debt expense................................                      338
                                                                       -------
     Allowance at the end of the year................                  $   338
                                                                       =======

                              ACCORD NETWORKS LTD.

 i. The following table sets forth the computation of historical basic and diluted earnings (loss) per share:

                                                 YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                1997        1998        1999
                                              ---------  ----------  ----------
NUMERATOR--IN THOUSANDS:
 Net income (loss) to stockholders........... $  (5,002) $     (980) $      364
 Interest on convertible loans from
  stockholders...............................       123          84          --
                                              ---------  ----------  ----------
 Numerator for diluted earnings per share.... $  (4,879) $     (896) $      364
                                              =========  ==========  ==========
DENOMINATOR:
 Denominator for basic earnings per share--
  weighted average
  number of shares........................... 1,277,067   1,277,067   1,318,410
 Effect of dilutive securities:
  Convertible preferred shares............... 5,627,178   8,826,657  10,544,201
  Warrants to stockholders...................        --          --   1,063,646
  Warrants to consultants....................    21,140      10,169      58,469
  Employee stock option and invested shares..   803,877   1,991,841   3,107,838
  Convertible loans from stockholders........   772,341     666,044          --
                                              ---------  ----------  ----------
 Denominator for diluted earnings per share--
  adjusted weighted
  average number of shares................... 8,501,603  12,771,778  16,092,564
                                              =========  ==========  ==========

   The effect of the inclusion of the dilutive securities in 1997 and 1998 is anti-dilutive.

NOTE 9 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

 a. Monetary balances in non-dollar currencies

   1) As follows:

                                  DECEMBER 31, 1999
                          ---------------------------------
                                               ISRAELI
                          POUNDS STERLING CURRENCY-UNLINKED
                          --------------- -----------------
                                   (In thousands)
        ASSETS--CURRENT:
         Cash and cash
          equivalents....      $ 181           $   14
         Trade
          receivables....         --              101
         Other
          receivables....         36            1,690
                               -----           ------
                               $ 217           $1,805
                               =====           ======

                                  DECEMBER 31, 1999
                          ---------------------------------
                                               ISRAELI
                          POUNDS STERLING CURRENCY-UNLINKED
                          --------------- -----------------
                                   (In thousands)
        LIABILITIES--
         CURRENT:
         Trade payables..      $ 202           $1,234
         Other payables..        135              439
                               -----           ------
                               $ 337           $1,673
                               =====           ======

                             ACCORD NETWORKS LTD.

   2) The above balances do not include Israeli currency balances linked to the dollar. Data regarding the rate of exchange and the Israeli CPI:

                                                YEARS ENDED DECEMBER 31,
                                              -------------------------------
                                                1997       1998       1999
                                              ---------  ---------  ---------
      Rate of devaluation (revaluation) of
       Israeli currency against the dollar...       8.8%      17.6%      (0.2)%
      Rate of increase in the Israeli CPI....       7.0%       8.6%       1.3 %
      Exchange rate of one dollar (at year
       end).................................. NIS 3.536  NIS 4.160  NIS 4.153

  b. Fair value of financial instruments

     The financial instruments of Accord consist of non-derivative assets and liabilities (items included in working capital, long-term deposits and long-term loan).

     In view of their nature, the fair value of financial instruments included in working capital of the group is usually identical or close to their carrying value.

     The fair value and the carrying value of long-term deposits at December 31, 1999 are approximately $117,000 and $143,000, respectively; December 31, 1998--$51,000 and $60,000, respectively.

     The fair value and the carrying value of long-term loan from stockholder at December 31, 1998 are $222,000 and $250,000, respectively.

     The fair value of long-term deposits and the long-term loan above is based on the present value of cash flows, based on the current borrowing market rates for similar types of borrowing arrangements.

NOTE 10 BALANCES AND TRANSACTIONS WITH RELATED PARTIES

  a. Balances with related parties:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                 (In thousands)
     Current liabilities........................................ $    31 $   66
     Loan from stockholder (Note 4).............................     250     --
                                                                 ------- ------
                                                                 $   281 $   66
                                                                 ======= ======

  b. In October 1998, Accord terminated a joint research and development agreement with a stockholder, which was originally entered into in 1995. Under the terms of the termination, the stockholder was granted a royalty-free license to sell some of the technology that was jointly developed by the two companies. Additionally, in March 1999 Accord issued to the stockholder 397,673 series A preferred shares in full and final satisfaction of the anti-dilution rights provided under a 1995 subscription agreement. The estimated value (approximately $1,656,000) of the anti-dilution right, which related to the stockholder's original preferred share purchase in 1995, and which occurred concurrently with the research and development agreement, was recorded as mandatorily redeemable convertible preferred shares and expense in 1995. Additional share issuances under this anti-dilution right, including the final 397,673 shares, are recorded at the nominal amount paid by the stockholder.

                              ACCORD NETWORKS LTD.

  c. One of the members of the board of directors of Accord is also a member of the board of directors of the main supplier of the digital signal processors used in Accord's systems. Purchases from this supplier totalled $16,427 and $30,845 in 1998 and 1999, respectively.

NOTE 11 SEGMENT INFORMATION

Accord adopted the provisions of FAS 131 which sets out disclosure and reporting requirements in respect of segments.

Management identifies two reportable operating segments that are differentiated by the locations of their customers: (1) the United States and (2) the rest of the world, mainly Europe. The parent evaluates performance of these two operating segments based on revenues only. As to revenue classified by geographic area--see note 8e. Segment asset information is not provided since Accord does not evaluate performance based on those assets.

COMPANY-WIDE DISCLOSURE REGARDING ITS ASSETS

Accord's total assets and long-lived assets, net of accumulated depreciation and amortization, are located in the following geographical areas:

                                                           DECEMBER 31,
                                                   -----------------------------
                                                        1998           1999
                                                   -------------- --------------
                                                           LONG-          LONG-
                                                    TOTAL  LIVED   TOTAL  LIVED
                                                   ASSETS  ASSETS ASSETS  ASSETS
                                                   ------- ------ ------- ------
   Israel......................................... $ 5,299 $  985 $10,425 $1,189
   North America..................................   4,620    500   9,659    725
   United Kingdom.................................     194    117     361    144
                                                   ------- ------ ------- ------
     Total........................................ $10,113 $1,602 $20,445 $2,058
                                                   ======= ====== ======= ======

NOTE 12 SUBSEQUENT EVENTS

  a. In March 1996, Accord issued 583,705 warrants to several stockholders, entitling them to purchase an aggregate of 583,705 series B preferred shares of NIS 0.01 par value at an exercise price of $2.24 per share. Through January 31, 2000, all of the warrants were exercised (until December 31, 1999--59,152 warrants were exercised).

  b. As to new employee stock option plans approved on January 26, 2000, see note 6b(1)(b).

  c. As to a new non-employee directors option plan approved on January 26, 2000, see note 6f.

  d. As to lease of new office space rented on January 10, 2000, see note 5b(1)(d).

  e. On May 25, 2000 the General Meeting of the parent resolved to convert 5,000,000 unissued Ordinary shares into 5,000,000 preferred shares. The board of directors of the parent will have the authority to issue up to 5,000,000 preferred shares upon completion of an IPO and the board of directors will be able to set the terms, rights and preferences of these shares.

                              ACCORD NETWORKS LTD.

  f. On June 16, 2000, Accord and the plaintiff in a patent infringement lawsuit entered into a written settlement agreement and the court entered an order dismissing the case with prejudice. The settlement agreement includes the following terms:

    . Accord paid the plaintiff $500,000 when the settlement agreement was signed, and will pay an additional $6 million within seven days of its receipt of the net proceeds of this offering;

    . If, by September 30, 2000, Accord has not paid the balance of the $6 million owed to the plaintiff under the settlement agreement, it will make quarterly payments of $1 million beginning on October 30, 2000 until the unpaid balance of the $6 million has been paid.

NOTE 13 PRO FORMA INFORMATION (UNAUDITED)

Pro forma information is provided to give effect to the conversion of the preferred shares. Upon the closing of the IPO (note 1a(1)(c)), all the outstanding preferred shares of series A, B and C will automatically be converted into 11,526,870 ordinary shares. The pro forma balance sheet as of December 31, 1999 has been prepared assuming the conversion of the preferred shares into ordinary shares as of that date.

                              ACCORD NETWORKS LTD.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                           DECEMBER 31,
                                               1999        MARCH 31, 2000
                                           ------------ ----------------------
                                                             (UNAUDITED)

                                                                   PRO FORMA
                                                                   INFORMATION
                  ASSETS                                            (NOTE 5)
Current assets:
 Cash and cash equivalents................   $  5,787   $  3,832  $      3,832
 Accounts and note receivable:
  Trade accounts receivable, net of
   allowance for doubtful accounts of $166
   at March 31, 2000 ($125 at December 31,
   1999)..................................      6,012      6,180         6,180
  Trade note receivable, net of allowance
   for doubtful accounts of $213 at
   March 31, 2000 and December 31, 1999...         80        301           301
  Other...................................      1,882      2,870         2,870
 Inventories..............................      2,786      3,805         3,805
 Prepaid expenses and other current
  assets..................................        263        485           485
                                             --------   --------  ------------
    Total current assets..................     16,810     17,473        17,473
                                             --------   --------  ------------
Fixed assets:
 Cost.....................................      3,204      4,275         4,275
 Less--accumulated depreciation and
  amortization............................      1,146      1,404         1,404
                                             --------   --------  ------------
    Total fixed assets....................      2,058      2,871         2,871
                                             --------   --------  ------------
Other assets..............................      1,630      2,053         2,053
                                             --------   --------  ------------
    Total assets..........................   $ 20,498   $ 22,397  $     22,397
                                             ========   ========  ============

   LIABILITIES AND STOCKHOLDERS' EQUITY
                 (DEFICIT)
Current liabilities:
 Accounts payable and accruals:
  Trade...................................   $  2,220   $  2,255  $      2,255
  Payables in connection with settlement
   agreement (note 4b)....................                               6,500
  Other...................................      3,908      4,134         4,134
                                             --------   --------  ------------
    Total current liabilities.............      6,128      6,389        12,889

Long-term liabilities:
 Accrued severance pay....................        888      1,099         1,099
 Deferred revenues........................         26         21            21
 Other....................................         --         16            16
                                             --------   --------  ------------
    Total liabilities.....................      7,042      7,525        14,025
                                             --------   --------  ------------
Mandatorily redeemable convertible
 preferred shares, NIS 0.01 par value,
 series A, B and C........................     25,916     27,081           --
                                             --------   --------  ------------


Stockholders' equity (deficit):
 Ordinary shares of NIS 0.01 par value....          6          6            36
 Warrants and options.....................         95        122           122
 Additional paid-in capital...............        159        163        27,214
 Accumulated deficit......................    (12,720)   (12,500)      (19,000)
                                             --------   --------  ------------
    Total stockholders' equity (deficit)..    (12,460)   (12,209)        8,372
                                             --------   --------  ------------
                                             $ 20,498   $ 22,397  $     22,397
                                             ========   ========  ============

    The accompanying notes are an integral part of the financial statements.

                              ACCORD NETWORKS LTD.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (In thousands, except number of shares and per share data)

                                                THREE MONTHS ENDED MARCH 31,
                                                -----------------------------
                                                    1999            2000
                                                -------------- --------------
                                                        (UNAUDITED)
Revenues:
 Product sales................................. $       4,563  $        7,774
 Support revenues..............................           267             485
                                                -------------  --------------
  Total revenues...............................         4,830           8,259
                                                -------------  --------------
Cost of revenues:
 Product sales.................................           977           1,807
 Support revenues..............................           431             634
                                                -------------  --------------
  Total cost of revenues.......................         1,408           2,441
                                                -------------  --------------
Gross profit...................................         3,422           5,818
Operating expenses:
 Research and development, net.................         1,081           1,517
 Selling and marketing, net....................         1,792           2,785
 General and administrative....................           757           1,279
                                                -------------  --------------
  Total operating expenses.....................         3,630           5,581
                                                -------------  --------------
Operating income (loss)........................          (208)            237
Interest and other expenses, net...............           (31)            (17)
                                                -------------  --------------
Net income (loss) for the period .............. $        (239) $          220
                                                =============  ==============
Earnings (loss) per share:
 Basic......................................... $       (0.19) $         0.12
                                                =============  ==============
 Diluted....................................... $       (0.19) $         0.01
                                                =============  ==============
Weighted average number of shares outstanding:
 Basic.........................................     1,277,067       1,858,076
                                                =============  ==============
 Diluted.......................................     1,277,067      17,604,242
                                                =============  ==============
Pro forma earnings (loss) per share:
 Basic.........................................                $         0.02
                                                               ==============
 Diluted.......................................                $         0.01
                                                               ==============
Pro forma weighted average number of shares
 outstanding:
 Basic.........................................                    13,734,635
                                                               ==============
 Diluted.......................................                    17,604,242
                                                               ==============


    The accompanying notes are an integral part of the financial statements.

                             ACCORD NETWORKS LTD.

    CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE
        CONVERTIBLE PREFERRED SHARES AND STOCKHOLDERS' EQUITY (DEFICIT)
                     (In thousands, except share amounts)

                                                             STOCKHOLDERS' EQUITY (DEFICIT)
                            MANDATORILY     ---------------------------------------------------------------
                             REDEEMABLE
                            CONVERTIBLE
                          PREFERRED SHARES   ORDINARY SHARES                                      TOTAL
                         ------------------ ----------------- ADDITIONAL WARRANTS             STOCKHOLDERS'
                         NUMBER OF          NUMBER OF          PAID-IN     AND    ACCUMULATED    EQUITY
                           SHARES   AMOUNT    SHARES   AMOUNT  CAPITAL   OPTIONS    DEFICIT     (DEFICIT)
                         ---------- ------- ---------- ------ ---------- -------- ----------- -------------
BALANCE AT JANUARY 1,
2000.................... 11,526,870 $25,916  1,854,388 $   6   $   159       95    $(12,720)    $(12,460)
CHANGES DURING THE
PERIOD ENDED MARCH 31,
2000 (unaudited):
 Issuance of ordinary
 shares for cash related
 to exercise of stock
 options................                        16,875     *         4                                 4
 Issuance of series "B"
 participating preferred
 shares, net of share
 issue expenses ........    524,553   1,165                                  (1)                      (1)
 Amounts assigned to
 warrants and options
 granted to non-
 employees..............                                                     28                       28
 Net income.............                                                                220          220
                         ---------- ------- ---------- -----   -------     ----    --------     --------
BALANCE AT MARCH 31,
2000 (unaudited)........ 12,051,423 $27,081  1,871,263 $   6   $   163      122    $(12,500)    $(12,209)
                         ========== ======= ========== =====   =======     ====    ========     ========
PRO FORMA BALANCE AT
MARCH 31, 2000
(unaudited) (note 5)....        --  $   --  13,922,686 $  36   $27,214     $122    $(19,000)    $  8,372
                         ========== ======= ========== =====   =======     ====    ========     ========

-----------
* Representing an amount less than $1,000

   The accompanying notes are an integral part of the financial statements.

                              ACCORD NETWORKS LTD.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1999       2000
                                                          ---------  ---------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) for the period........................ $    (239) $     220
 Adjustments required to reconcile net income (loss) to
  net cash used in operating activities:
  Depreciation and amortization..........................       194        258
  Provision for doubtful accounts........................        24         41
  Increase in provision for vacation and recreation pay..       177        180
  Accrued severance pay, net.............................        48        144
  Amounts assigned to options and warrants granted to
   non-employees.........................................        17         27
  Changes in operating asset and liability items:
   Increase in accounts receivable.......................    (1,105)    (1,625)
   Decrease in accounts payable and accruals.............       (20)      (294)
   Decrease (Increase) in inventories....................        19     (1,019)
   Increase in deferred revenues.........................       150         98
                                                          ---------  ---------
                                                               (496)    (2,190)
                                                          ---------  ---------
   Net cash used in operating activities.................      (735)    (1,970)
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of fixed assets................................      (177)      (926)
 Amounts placed in deposit...............................       (35)       (58)
                                                          ---------  ---------
 Net cash used in investing activities...................      (212)      (984)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issue of mandatorily redeemable convertible preferred
  shares at a premium,
  net of share issue expenses............................         1      1,165
 Issue of ordinary shares................................        --          4
 Offering costs (carried to deferred charges)............        --       (170)
                                                          ---------  ---------
 Net cash provided by financing activities...............         1        999
                                                          ---------  ---------
DECREASE IN CASH AND CASH EQUIVALENTS....................      (946)    (1,955)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD..................................................     1,436      5,787
                                                          ---------  ---------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD.... $     490  $   3,832
                                                          =========  =========

 SUPPLEMENTARY INFORMATION ON FINANCING ACTIVITIES NOT
  INVOLVING CASH FLOWS:

  Deferred charges amounting to $143,000 not paid as of March 31, 2000 will be included in the statements of cash flows upon payment.

    The accompanying notes are an integral part of the financial statements.

                              ACCORD NETWORKS LTD.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 GENERAL

The accompanying unaudited consolidated financial statements have been prepared based upon Securities and Exchange Commission (SEC) rules that permit reduced disclosure for interim periods. In management's opinion, these statements include all adjustments necessary for a fair presentation of the results of the interim periods shown. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. For a more complete discussion of the Company's significant accounting policies and other information, you should read this report in conjunction with the audited consolidated financial statements included in this document.

NOTE 2 INVENTORIES

                                                      DECEMBER  31,  MARCH 31,
                                                          1999         2000
                                                      ------------- -----------
                                                                    (UNAUDITED)
                                                           (IN THOUSANDS)
     Materials and supplies..........................    $1,725       $2,157
     Finished goods..................................       577        1,040
     Consignment/inventory...........................       484          608
                                                         ------       ------
                                                         $2,786       $3,805
                                                         ======       ======

NOTE 3 EARNINGS PER SHARE

  a. Basic earnings per share are computed based on the weighted average number of shares outstanding during each period. In computing the diluted earnings per share, account was taken of the dilutive effect of the outstanding stock options, using the treasury stock method.

     Following are data relating to the weighted average number of shares for the purpose of computing the historical basic and diluted earnings
     (loss) per share:

                                                  THREE MONTHS ENDED MARCH 31,
                                                  -----------------------------
                                                       1999           2000
                                                  -------------- --------------
                                                           (UNAUDITED)
Weighted average number of shares issued and
 outstanding--used in computation of basic
 earnings per share..............................      1,277,067      1,858,076
Effect of dilutive securities:
  Convertible preferred shares...................      9,644,607     11,876,559
  Warrants to stockholders.......................                     1,016,388
  Warrants to consultants........................         16,948         64,000
  Employee stock options and invested shares.....      2,444,139      2,789,219
                                                  -------------- --------------
Weighted average number of shares issued and
 outstanding--used in computation of diluted
 earnings per share..............................     13,382,761     17,604,242
                                                  ============== ==============

    The effect of the inclusion of the dilutive securities in 1999 is anti-dilutive.

  b. The pro forma earnings per share for the period ended March 31, 2000 are computed assuming that conversion of the preferred shares into ordinary shares occurred on January 1, 2000 or at their issuance date, if later.

                              ACCORD NETWORKS LTD.

NOTE 4 SUBSEQUENT EVENT

a. On May 25, 2000 the General Meeting of the parent resolved to convert 5,000,000 unissued Ordinary shares into 5,000,000 preferred shares. The board of directors of the parent will have the authority to issue up to 5,000,000 preferred shares upon completion of an IPO and the board of directors will be able to set the terms, rights and preferences of these shares.

b. On June 16, 2000, Accord and the plaintiff in a patent infringement lawsuit entered into a written settlement agreement and the court entered an order dismissing the case with prejudice. The settlement agreement includes the following terms:

  . Accord paid the plaintiff $500,000 when the settlement agreement was signed, and will pay an additional $6 million within seven days of its receipt of the net proceeds of this offering;

  . If, by September 30, 2000, Accord has not paid the balance of the $6 million owed to the plaintiff under the settlement agreement, it will make quarterly payments of $1 million beginning on October 30, 2000 until the unpaid balance of the $6 million has been paid.

NOTE 5 PRO FORMA INFORMATION (UNAUDITED)

Pro forma information is provided to give effect to the conversion of the preferred shares and the liability recorded in connection with a patent infringement lawsuit (see note 4(b)). Upon the closing of the IPO, all the outstanding preferred shares of series A, B and C will automatically be converted to 12,051,423 ordinary shares. The pro forma balance sheet as of March 31, 2000 has been prepared assuming the conversion of the preferred shares into ordinary shares and the settlement of the patent infringement lawsuit as of that date.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
------------------------------------------------------------------


                                     [Logo]


                                5,000,000 SHARES

                                ORDINARY SHARES

                                --------------

                                   PROSPECTUS

                                --------------

                                        , 2000



                               CIBC WORLD MARKETS

                             DAIN RAUSCHER WESSELS

                           U.S. BANCORP PIPER JAFFRAY


------------------------------------------------------------------

UNTIL            , 2000, OR 25 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL
DEALERS THAT PARTICIPATE IN TRANSACTIONS WITH THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WHEN SELLING THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the offering described in the registration statement. All amounts are estimates except the SEC registration fee, the NASD fees and the Nasdaq listing fees:

   SEC registration fee............................................  $   18,216
   NASD fees.......................................................       7,400
   Nasdaq listing fees.............................................      95,000
   Israeli stamp tax...............................................     690,000
   Blue sky fees and expenses......................................       5,000
   Printing and engraving expenses.................................     250,000
   Legal fees and expenses.........................................     800,000
   Accounting fees and expenses....................................     600,000
   Transfer agent fees.............................................       3,500
   Miscellaneous expenses..........................................     105,884
                                                                     ----------
    Total..........................................................  $2,575,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Companies Law, 1999, provides that a company may include in its articles of association provisions which allow it to:

 . enter into a contract to insure the liability of an office holder (as defined below) of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

  (a) the breach of his duty of care to the company or any other person;

  (b) the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

  (c) monetary liabilities or obligations which may be imposed upon him in favor of other persons.

 . indemnify an office holder of the company for:

  (a) monetary liabilities or obligations imposed upon him in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator's decision approved by a court, by reason of acts or omissions of such person in his capacity as an office holder of the company; and

  (b) reasonable litigation expenses, including attorney's fees, actually incurred by the office holder or imposed upon him by a court, in an action, suit or proceeding brought against him by or on behalf of the Company or by other persons, or in connection with a criminal action from which he was acquitted, or in connection with a criminal action which does not require proof of criminal intent in which he was convicted, in each case by reason of acts or omissions of the person in his capacity as an office holder.

The Companies Law provides that a company's articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, provided the undertaking is limited to types of occurrences, which, in the opinion of the company's board of directors, are, at the time of the undertaking, foreseeable and to an amount the board of directors has determined is reasonable in the circumstances.

The Companies Law provides that a company may not indemnify, exempt or enter into an insurance contract which would provide coverage for the liability of, an office holder with respect to the following:

 . a breach of his fiduciary duty, except to the extent described above;

 . a breach of his duty of care, if the breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

 . an act or omission done with the intent to unlawfully realize personal gain; or

 . a fine or monetary settlement imposed upon him.

The Companies Law defines "office holder" to include a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director, and any other person fulfilling or assuming any of these positions or responsibilities without regard to the person's title.

Indemnification of, and procurement of insurance coverage for, an office holder of a company requires, under the Companies Law, the approval of the company's audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of the company's shareholders.

We have agreed to indemnify each of our office holders subject to the above, and intend to purchase from a commercial carrier a directors' and officers' liability insurance policy insuring our office holders as permitted by the Companies Law and our articles of association, including coverage with respect to the offering of the ordinary shares described in this registration statement. In October 1999 and April 2000, our board of directors authorized us to enter into indemnification agreements with each of our office holders. Our shareholders approved these agreements in December 1999 and May 2000. The form of indemnification agreement provides among other things that subject to certain conditions and limitations, we will indemnify our office holders in respect of all amounts they may be obligated to pay, including reasonable legal expenses, in the event of legal proceedings or a judgment in respect of or due to any act or omission taken or made in their capacity as office holders, including in connection with this offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since February 1997, we have issued and sold the securities listed below without registering the securities under the Securities Act. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering:

  (a) In September 1997, our board of directors approved the grant of an option to an executive search firm to acquire 6,696 of our ordinary shares for an aggregate of approximately $15.00 as partial consideration for the search of our chief executive officer. In December 1999, we issued 6,696 shares upon the exercise of this option.

  (b) In March, 1998, we issued an aggregate of 4,017,428 series B preferred shares to a total of 16 investors upon their conversion of the outstanding amounts of principal indebtedness under a loan agreement entered into in July 1997, an investment and loan agreement entered into in October 1997 and in consideration for additional cash investments made by some of them upon their exercise of pre-emptive rights or pursuant to a subscription agreement entered into in March 1998. The conversion price of the debt and purchase price of the other series B preferred shares was $2.24 per share and we received total consideration of approximately $9.0 million, including the converted debt. In connection with this conversion and purchase of shares, we issued warrants to purchase 1,205,228 shares of series B preferred shares at an exercise price of $2.24 per share. These warrants may be exercised by cash payment or net exercise.

  (c) In September 1998, we granted an option to a consultant to purchase 5,000 ordinary shares at an exercise price of $2.24 per share as consideration for services rendered to us.

  (d) In March 1999, we issued 397,673 series A preferred shares to VTEL Corporation in full and final satisfaction of the anti-dilution rights provided under a Subscription Agreement dated June 14, 1995.

  (e) In April 1999, we issued a warrant to a financial institution to purchase 137,061 ordinary shares at an exercise price of $3.648 per share in consideration for a $4,000,000 revolving line of credit with an interest rate of LIBOR, plus 1.5%. This warrant may be exercised by cash payment or net exercise.

  (f) In August 1999, we issued and sold for cash an aggregate of 1,425,439 series C preferred shares to a total of two investors at a purchase price of $4.56 per share. Of these shares, 733,614 were non-voting series C preferred shares and 691,825 were voting series C preferred shares.

  (g) During December 1999 and January 2000 we issued 583,705 series B preferred shares upon exercise of warrants issued in March 1996. The exercise price of these warrants was $2.24 per share.

  (h) We have granted options to certain of our employees, directors and consultants to purchase approximately 5,113,978 ordinary shares, of which 631,164 ordinary shares have been issued upon the exercise of these options since February 1997. The purchase price under the option grants ranges from $0.01 to $9.50 based on the fair market value of our ordinary shares as of the date of each grant as determined by our board of directors.

We believe that the issuances described in Items 15(a), 15(b), 15(d), 15(e), 15(f) and 15(g) above were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. We also believe that the issuances described in
Item 15(c) and 15(h) were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered or sold under a written contract relating to compensation, as provided by Rule
701. In addition, we believe that these issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in the above transactions have represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (a) Exhibits

EXHIBIT
NUMBER                                  DESCRIPTION

            Form of Underwriting Agreement.
  *1.1

  *3.1      Form of Articles of Association of Registrant.

  *3.2
            Memorandum of Association of Registrant.

 **4.1      Specimen Ordinary Share Certificate.

  *4.2
            Shareholders Rights Agreement dated as of June 22, 1999.

EXHIBIT
NUMBER                                  DESCRIPTION

  *4.3      Amendment to Shareholders Rights Agreement dated as of July 19,
            1999.

  *4.4      Second Amendment to Shareholders Rights Agreement dated as of May
            25, 2000.

   5.1      Opinion of Doron Cohen-David Cohen, Israeli counsel to the
            Registrant, as to certain legal matters with respect to the legality of the ordinary shares.

 *10.1      Registrant's 1995 Employee Share Ownership and Option Plan.

 *10.2      Registrant's Share Ownership and Option Plan (2000).

 *10.3      Registrant's 2000 Share Option Plan.

 *10.4      Registrant's 2000 Non-Employee Director Stock Option Plan.

  10.5      Line of Credit Agreement with Bank Hapoalim B.M. dated April 28,
            1999.

 *10.6      Form of Indemnification Agreement.

  10.7      Lease Agreement dated July 21, 1997 by and between Accord
            Networks, Inc. and 500 Northridge Pointe, Inc.

  10.8      Intentionally omitted.

  10.9      Lease Agreement dated October 20, 1999 by and between Accord
            Networks (U.K.) Limited and The Virtualists Limited.

  10.10     Sublease Agreement dated January 10, 2000 by and between Accord
            Networks, Inc. and Halis, Inc.

  10.11     Lease Agreement dated January 10, 2000 by and between Accord
            Networks, Inc. and Affiliated Equities Real Estate L.P.

  10.12     Distribution Agreement dated January 21, 2000 by and between the
            Registrant and PictureTel Corporation.+

 *10.13     Warrant to Purchase Ordinary Shares dated effective as of April
            28, 1999 granted to Hapoalim Nechasim (Menayot) Ltd.

  10.14     Lease Agreement dated April 25, 1999 by and between Registrant and
            Nichzay Azorim.

 *10.15     Debenture with Bank Hapaolim B.M. dated April 28, 1999.

  10.16     Letter Agreement dated January 26, 2000 amending Distribution
            Agreement dated January 21, 2000 by and between the Registrant and PictureTel Corporation.

**10.17     Settlement Agreement by and between Ezenia! Inc., f/k/a
            VideoServer, Inc., Accord Networks, Inc., f/k/a Accord
            Telecommunications, Inc., f/k/a/ Accord Video Telecommunications,
            Inc., and Accord Networks Ltd., f/k/a Accord Telecommunications
            Ltd. effective June 16, 2000.

 *21.1      Subsidiaries of the Registrant.

  23.1      Consent of Kesselman & Kesselman, a member of
            PricewaterhouseCoopers International Limited, independent certified public accountants in Israel.

  23.2      Consent of Doron Cohen-David Cohen, counsel to the Registrant
            (included in Exhibit 5.1).

 *24.1      Power of Attorney.

**99.1      Consent of Credit Suisse First Boston.

  99.2      Consent of University of Notre Dame.

  99.3      Consent of Deutsche Telekom AG.

            Consent of France Telecom.
**99.4

            Letter of Kesselman & Kesselman, a member of
 *99.5 PricewaterhouseCoopers International Limited, independent certified public accountants in Israel, to the Securities and Exchange Commission regarding Israeli generally accepted auditing standards.
------------------

* Previously filed.

** To be filed by amendment.

+ Accord has requested confidential treatment of portions of this agreement. As a result, portions of this agreement will be omitted when filed and will be filed separately with the Securities and Exchange Commission.

 (b) Financial Schedules

  None.

ITEM 17. UNDERTAKINGS.

Accord hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Accord pursuant to the foregoing provisions, or otherwise, Accord has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Accord of expenses incurred or paid by a director, officer or controlling person of Accord in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Accord will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Accord hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Accord pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM F-1 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON JUNE 20, 2000.

                                          Accord Networks Ltd.

                                                     /s/ Jules L. DeVigne
                                          By: _________________________________
                                                      JULES L. DEVIGNE
                                                CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES LISTED AND ON THE DATES INDICATED.

            SIGNATURE                            TITLE                          DATE
            ---------                            -----                          ----
      /s/ Jules L. DeVigne         Chairman, Chief Executive Officer       June 20, 2000
_________________________________   and Director (Principal
        JULES L. DEVIGNE            Executive Officer)

     /s/ Jeffrey B. Bradley        Chief Financial Officer                 June 20, 2000
_________________________________   (Principal Financial and
       JEFFREY B. BRADLEY           Accounting Officer)

         /s/ Ori Shachar           Controller                              June 20, 2000
_________________________________
           ORI SHACHAR

         /s/ Sigi Gavish           Chief Technology Officer and            June 20, 2000
_________________________________   Director
           SIGI GAVISH

         /s/ Matty Karp            Director                                June 20, 2000
_________________________________
           MATTY KARP

       /s/ Jos C. Henkens          Director                                June 20, 2000
_________________________________
         JOS C. HENKENS

Authorized Representative in the United States:

Accord Networks, Inc.

   /s/ Jules L. DeVigne
By: __________________________
                                                                   June 20, 2000
Name: Jules L. DeVigne
Title: Chairman and Chief Executive Officer

                               EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------

            Form of Underwriting Agreement.
  *1.1

            Form of Articles of Association of Registrant.
  *3.1

            Memorandum of Association of Registrant.
  *3.2

            Specimen Ordinary Share Certificate.
 **4.1

            Shareholders Rights Agreement dated as of June 22, 1999.
  *4.2

            Amendment to Shareholders Rights Agreement dated as of July 19,
  *4.3      1999.

            Second Amendment to Shareholders Rights Agreement dated as of May
  *4.4      25, 2000.

            Opinion of Doron Cohen-David Cohen, Israeli counsel to the
   5.1 Registrant, as to certain legal matters with respect to the legality of the ordinary shares.

            Registrant's 1995 Employee Share Ownership and Option Plan.
 *10.1

            Registrant's Share Ownership and Option Plan (2000).
 *10.2

            Registrant's 2000 Share Option Plan.
 *10.3

            Registrant's 2000 Non-Employee Director Stock Option Plan.
 *10.4

  10.5      Line of Credit Agreement with Bank Hapoalim B.M. dated April 28,
            1999.

            Form of Indemnification Agreement.
 *10.6

  10.7 Lease Agreement dated July 21, 1997 by and between Accord Networks, Inc. and 500 Northridge Pointe, Inc.

  10.8      Intentionally omitted.

  10.9 Lease Agreement dated October 20, 1999 by and between Accord Networks (U.K.) Limited and The Virtualists Limited.

  10.10 Sublease Agreement dated January 10, 2000 by and between Accord Networks, Inc. and Halis, Inc.

            Lease Agreement dated January 10, 2000 by and between Accord
  10.11     Networks, Inc. and Affiliated Equities Real Estate L.P.

            Distribution Agreement dated January 21, 2000 by and between the
  10.12     Registrant and PictureTel Corporation.+

            Warrant to Purchase Ordinary Shares dated effective as of April
 *10.13     28, 1999 granted to Hapoalim Nechasim (Menayot) Ltd.

            Lease Agreement dated April 25, 1999 by and between Registrant and
  10.14     Nichzay Azorim.

 *10.15
            Debenture with Bank Hapaolim B.M. dated April 28, 1999.

  10.16

            Letter Agreement dated January 26, 2000 amending Distribution Agreement dated January 21, 2000 by and between the Registrant and PictureTel Corporation.

**10.17     Settlement Agreement by and between Ezenia! Inc., f/k/a
            VideoServer, Inc., Accord Networks, Inc., f/k/a Accord
            Telecommunications, Inc., f/k/a Accord Video Telecommunications,
            Inc., and Accord Networks Ltd., f/k/a Accord Telecommunications
            Ltd. effective June 16, 2000.

 *21.1      Subsidiaries of the Registrant.

  23.1      Consent of Kesselman & Kesselman, a member of
            PricewaterhouseCoopers International Limited, independent certified public accountants in Israel.

  23.2      Consent of Doron Cohen-David Cohen, counsel to the Registrant
            (included in Exhibit 5.1).

 *24.1      Power of Attorney.

**99.1      Consent of Credit Suisse First Boston.

  99.2      Consent of University of Notre Dame.

  99.3      Consent of Deutsche Telekom AG.

**99.4      Consent of France Telecom.

 *99.5      Letter of Kesselman & Kesselman, a member of
            PricewaterhouseCoopers International Limited, independent
            certified public accountants in Israel, to the Securities and
            Exchange Commission regarding Israeli generally accepted auditing standards.
------------------

 * Previously filed.

** To be filed by amendment.

 + Accord has requested confidential treatment of portions of this agreement.
   As a result, portions of this agreement will be omitted when filed and will be filed separately with the Securities and Exchange Commission.